Exhibit 10.1

EXECUTION VERSION

TERM LOAN AGREEMENT

by and among

COLT DEFENSE LLC,
COLT FINANCE CORP.,
NEW COLT ACQUISITION CORP. (WHICH ON THE
CLOSING DATE SHALL BE MERGED WITH AND INTO),
NEW COLT HOLDING CORP. (WITH NEW COLT
HOLDING CORP. SURVIVING THE MERGER),
COLT’S MANUFACTURING COMPANY, LLC AND
COLT CANADA CORPORATION,

as Borrowers,

THE SUBSIDIARIES OF COLT DEFENSE LLC
NAMED AS GUARANTORS HEREIN,

as Guarantors,

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders,

and

CORTLAND CAPITAL MARKET SERVICES LLC,

as Agent

Dated as of July 12, 2013

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND CONSTRUCTION.		2
	1.1	Definitions	2
	1.2	Accounting Terms	2
	1.3	Code	3
	1.4	Construction	3
	1.5	Schedules and Exhibits	3
	1.6	Pro Forma and Other Calculations	3
2.	TERM LOAN AND TERMS OF PAYMENT.		5
	2.1	[Reserved]	5
	2.2	Term Loan	5
	2.3	[Reserved]	6
	2.4	Payments; Reductions of Commitments; Prepayments	6
	2.5	[Reserved]	10
	2.6	Interest Rate: Rate, Payments, and Calculations	10
	2.7	Crediting Payments; Clearance Charge	11
	2.8	Designated Account	11
	2.9	Maintenance of Loan Account; Statements of Obligations	12
	2.10	Fees	12
	2.11	[Reserved]	12
	2.12	Special Provisions Applicable to LIBOR Rate	12
	2.13	Capital Requirements	13
	2.14	Joint and Several Liability of Borrowers	14
	2.15	Accordion	16
3.	CONDITIONS; TERM OF AGREEMENT.		18
	3.1	Conditions Precedent to the Initial Extension of Credit	18
	3.2	[Reserved]	18
	3.3	Maturity	18
	3.4	Effect of Maturity	18
	3.5	Early Termination by Borrowers	18
	3.6	Conditions Subsequent	18
4.	REPRESENTATIONS AND WARRANTIES.		19
	4.1	Due Organization and Qualification; Subsidiaries	19
	4.2	Due Authorization; No Conflict	20
	4.3	Governmental Consents	20
	4.4	Binding Obligations; Perfected Liens	20
	4.5	Title to Assets; No Encumbrances	21
	4.6	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims; Locations of Inventory and Equipment	21
	4.7	Litigation	21
	4.8	Compliance with Laws	22
	4.9	No Material Adverse Change	22
	4.10	Solvency; Fraudulent Transfer	22

-i-

Page

	4.11	Employee Benefits	22
	4.12	Environmental Matters	23
	4.13	Intellectual Property	24
	4.14	Leases	24
	4.15	Deposit Accounts and Securities Accounts	24
	4.16	Complete Disclosure	25
	4.17	Material Contracts	25
	4.18	Patriot Act; etc.	25
	4.19	Indebtedness	25
	4.20	Payment of Taxes	25
	4.21	Margin Stock	26
	4.22	Governmental Regulation	26
	4.23	OFAC	26
	4.24	Employee and Labor Matters	26
	4.25	Amended ABL Loan Documents	26
	4.26	Target Acquisition Documents	27
	4.27	[Reserved]	27
	4.28	Use of Proceeds	27
	4.29	Common Enterprise	27
	4.30	Specified Equipment Lease Documents	27
	4.31	Senior Note Indenture	27
	4.32	Insurance	28
	4.33	Centre of Main Interests and Establishments	28
	4.34	Tax Status	28
5.	AFFIRMATIVE COVENANTS.		28
	5.1	Financial Statements, Reports, Certificates	28
	5.2	Collateral Reporting	28
	5.3	Existence	28
	5.4	Maintenance of Properties	28
	5.5	Taxes	29
	5.6	Insurance	29
	5.7	Inspection	29
	5.8	Compliance with Laws	30
	5.9	Environmental	30
	5.10	[Reserved]	31
	5.11	Formation of Subsidiaries	31
	5.12	Further Assurances	31
	5.13	Lender Meetings	32
	5.14	Material Contracts	32
	5.15	Locations of Inventory and Equipment	32
	5.16	Compliance with ERISA and the IRC	32
	5.17	Canadian Employee Benefits	33
	5.18	Post-Closing Restructuring Transactions	33
6.	NEGATIVE COVENANTS.		34
	6.1	Indebtedness	34
	6.2	Liens	34
	6.3	Restrictions on Fundamental Changes	34
	6.4	Disposal of Assets	34

-ii-

Page

	6.5	Change Name	35
	6.6	Nature of Business	35
	6.7	Certain Payments of Debt and Amendments	35
	6.8	Senior Note Indenture; Secured Debt Cap	37
	6.9	Restricted Payments	37
	6.10	Accounting Methods	38
	6.11	Investments	38
	6.12	Transactions with Affiliates	38
	6.13	Use of Proceeds	39
	6.14	Limitation on Issuance of Equity Interests	39
	6.15	[Reserved]	39
	6.16	Specified Canadian Pension Plans	39
	6.17	Sale Leaseback Transactions	40
	6.18	Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries	40
	6.19	Limitations on Negative Pledges	40
	6.20	Employee Benefits	41
7.	FINANCIAL COVENANTS.		41
8.	EVENTS OF DEFAULT.		45
9.	RIGHTS AND REMEDIES.		48
	9.1	Rights and Remedies	48
	9.2	Remedies Cumulative	48
	9.3	Appointment of a Receiver	49
10.	WAIVERS; INDEMNIFICATION.		49
	10.1	Demand; Protest; etc.	49
	10.2	The Lender Group’s Liability for Collateral	49
	10.3	Indemnification	49
11.	NOTICES.		50
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		52
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		53
	13.1	Assignments and Participations	53
	13.2	Successors	56
14.	AMENDMENTS; WAIVERS.		57
	14.1	Amendments and Waivers	57
	14.2	Replacement of Certain Lenders	58
	14.3	No Waivers; Cumulative Remedies	59
15.	AGENT; THE LENDER GROUP.		59
	15.1	Appointment and Authorization of Agent	59
	15.2	Delegation of Duties	60
	15.3	Liability of Agent	60
	15.4	Reliance by Agent	60
	15.5	Notice of Default or Event of Default	60
	15.6	Credit Decision	61

-iii-

Page

	15.7	Costs and Expenses; Indemnification	61
	15.8	Agent in Individual Capacity	62
	15.9	Successor Agent	62
	15.10	Lender in Individual Capacity	62
	15.11	Collateral Matters	63
	15.12	Restrictions on Actions by Lenders; Sharing of Payments	64
	15.13	Agency for Perfection	65
	15.14	Payments by Agent to the Lenders	65
	15.15	Concerning the Collateral and Related Loan Documents	65
	15.16	Collateral Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	65
	15.17	Agent May File Proofs of Claim	66
	15.18	Several Obligations; No Liability	67
	15.19	Appointment for the Province of Québec	67
	15.20	Dutch Parallel Debts	68
16.	WITHHOLDING TAXES.		68
	16.1	No Setoff; Payments	68
	16.2	Exemptions	69
	16.3	Lender Indemnification	71
	16.4	Refunds	71
17.	GENERAL PROVISIONS.		71
	17.1	Effectiveness	71
	17.2	Section Headings	71
	17.3	Interpretation	71
	17.4	Severability of Provisions	72
	17.5	[Reserved]	72
	17.6	Debtor-Creditor Relationship	72
	17.7	Counterparts; Electronic Execution	72
	17.8	Revival and Reinstatement of Obligations	72
	17.9	Confidentiality	72
	17.10	Lender Group Expenses	73
	17.11	Survival	73
	17.12	Patriot Act	74
	17.13	Integration	74
	17.14	Administrative Borrower as Agent for Borrowers	74
	17.15	Currency Indemnity	75
	17.16	Anti-Money Laundering Legislation	75
	17.17	Quebec Interpretation	76
	17.18	New Colt and its Subsidiaries	76

-iv-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Term Loan Note
Exhibit C-1	Form of Compliance Certificate
Exhibit D-1	Form of Tax Compliance Certificate
Exhibit D-2	Form of Tax Compliance Certificate
Exhibit D-3	Form of Tax Compliance Certificate
Exhibit D-4	Form of Tax Compliance Certificate
Exhibit I-1	Form of IP Reporting Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Disqualified Lenders
Schedule L-1	Exclusive Intellectual Property and other Intangible Licenses
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule P-3	Permitted Holders
Schedule S	Security Documents
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Loan Parties
Schedule 4.2	Due Authorization; No Conflict
Schedule 4.3	Governmental Consents
Schedule 4.4(b)	UCC Filing Jurisdictions
Schedule 4.6(a)	Jurisdiction of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.6(e)	Locations of Inventory and Equipment
Schedule 4.7	Litigation
Schedule 4.9	GAAP
Schedule 4.11	Benefit Plans
Schedule 4.12	Environmental Matters
Schedule 4.14	Leases
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 4.24	Employee and Labor Matters
Schedule 4.32	Insurance
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.12(d)	Agreements with Affiliates

-v-

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”), is entered into as of July 12, 2013, by and among:

(i)         the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender,” as that term is hereinafter further defined);

(ii)          CORTLAND CAPITAL MARKET SERVICES LLC, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”);

(iii)           COLT DEFENSE LLC, a Delaware limited liability company (“Parent”), COLT FINANCE CORP., a Delaware corporation (“Colt Finance”), NEW COLT ACQUISITION CORP., a Delaware corporation (“Acquisition Sub”), which on the Closing Date shall be merged with and into, NEW COLT HOLDING CORP., a Delaware corporation (“New Colt”), with New Colt surviving the Merger (as hereinafter defined), COLT’S MANUFACTURING COMPANY, LLC, a Delaware limited liability company (“Colt’s Manufacturing”), and COLT CANADA CORPORATION, a Nova Scotia unlimited company (“Colt Canada”, and together with Parent, Colt Finance, Acquisition Sub, New Colt and Colt’s Manufacturing, each individually, a “Borrower” and, collectively, “Borrowers”); and

(v)                     COLT DEFENSE TECHNICAL SERVICES LLC, a Delaware limited liability company (“CDTS”), and COLT INTERNATIONAL COOPERATIEF U.A., a cooperative organized under the laws of the Netherlands registered with the trade register of the Chamber of Commerce in the Netherlands under number 56651317 (“Colt Netherlands” and, together with CDTS and any other Guarantor party hereto from time to time, each individually a “Guarantor” and, collectively, “Guarantors”).

WITNESSETH:

WHEREAS, pursuant to the Target Acquisition Agreement (as hereinafter defined), Acquisition Sub shall merge with and into New Colt, with New Colt as the surviving entity and, upon consummation of the Merger, Parent shall own 100% of the Equity Interests of New Colt;

WHEREAS, upon consummation of the Merger, New Colt will assume all of the obligations of Acquisition Sub under this Agreement and the Loan Documents;

WHEREAS, in connection with the Merger, the Loan Parties shall enter into the Post-Closing Restructuring Transactions (as hereinafter defined), pursuant to which the corporate and capital structure of the Loan Parties shall be restructured, as more fully described in the Post-Closing Restructuring Certificate;

WHEREAS, the Loan Parties shall enter into an amendment or amendments to the ABL Loan Documents (as hereinafter defined) to, among other things, permit the Transactions, including the execution of this Agreement and the transactions contemplated hereby;

WHEREAS, Borrowers have requested that Agent and the Lenders provide a term loan facility to Borrowers to, among other things, finance the merger and Parent’s acquisition of New Colt in connection therewith; and

WHEREAS, Agent and the Lenders have indicated their willingness to provide such financing on the terms and conditions set forth herein.

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof; provided, however, that (a) upon the adoption by Parent of IFRS as required by Parent’s independent certified public accountants and notification by Administrative Borrower to Agent of such adoption (the “IFRS Adoption”) or (b) if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such the IFRS Adoption or Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such IFRS Adoption or Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such IFRS Adoption or Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement, including the covenants, shall be calculated in accordance with GAAP as in effect, and as applied by Parent and its Subsidiaries as if no such IFRS Adoption or Accounting Change had occurred.  In the case of the IFRS Adoption or the Accounting Change until such covenants are amended in a manner satisfactory to Parent, Agent and the Required Lenders (i) all calculations made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence immediately prior to such adoption and (ii) financial statements delivered pursuant to Section 5.1 shall be accompanied by a reconciliation showing the adjustments made to calculate such financial ratios and financial covenants.  Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.  Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that does not include any qualification, explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Parent” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent or Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.  For purposes of calculations pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases in a manner consistent with the current treatment under GAAP as in effect on the Closing Date, notwithstanding any modification or interpretive changes thereto that may occur hereafter.

1.3 Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein and any terms used in this Agreement that are defined in the PPSA and pertaining to Collateral consisting of assets of any Canadian Loan Party shall be construed and defined as set forth in the PPSA unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 14.1 or is cured if such Event of Default is capable of being cured.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations, the Secured Obligations (as defined in the Security Documents) or the Guarantied Obligations (as defined in the applicable Guaranty) shall mean the repayment in full in cash or immediately available funds of all of the Obligations other than unasserted indemnification Obligations.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise or the Required Lenders otherwise determine, amounts expressed in US Dollars at any time when used with respect to Foreign Subsidiaries or similar matters shall be deemed to mean the US Dollar Equivalent of such amounts at such time.

1.5 Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6 Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including Consolidated EBITDA, the Fixed Charge Coverage Ratio and the Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.6; provided, that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.6, when calculating Consolidated EBITDA, the Fixed Charge Coverage Ratio and the Secured Leverage Ratio, each as applicable, for purposes of Section 7(a), Section 7(b) and Section 7(c) (other than for the purpose of determining pro forma compliance with Section 7(a), Section 7(b) and Section 7(c)), the events described in this Section 1.6 that occurred subsequent to the end of the applicable period shall not be given pro forma effect.  In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “4 quarter period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended 4 fiscal quarter period for which Agent has received or is required to have received financial statements (it being understood that for purposes of determining pro forma compliance with Section 7(a), Section 7(b) and Section 7(c), if no 4 quarter period with an applicable level cited in Section 7(a), Section 7(b) and Section 7(c), as applicable, has passed, the applicable level shall be the level for the first 4 quarter period cited in such section with an indicated level).  For the avoidance of doubt, the provisions of the foregoing sentence shall not apply for purposes of calculating Consolidated EBITDA, the Fixed Charge Coverage Ratio and the Secured Leverage Ratio, each as applicable, for purposes of Section 7(a), Section 7(b) and Section 7(c) (other than for the purpose of determining pro forma compliance with such Section to the extent referenced in such Section or another Section), each of which shall be based on the financial statements delivered to Agent pursuant to Section 5.1, as applicable, for the relevant period.

(b) For purposes of calculating any financial ratio or test, Specified Transactions (including, with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.6) that have been made (i) during the applicable period or (ii) if applicable as described in clause (a) above, subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable period.  If, since the beginning of any applicable period, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Parent or any of its Subsidiaries since the beginning of such period as a result of a Specified Transaction that would have required adjustment pursuant to this Section 1.6, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.6.

(c) Whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent, which shall include any adjustments that would be required to be included in a Registration Statement on Form S-1 in accordance with Article 11 of Regulation S-X promulgated under the Securities Act; provided, however, that, without  the prior written consent of the Required Lenders, no such pro forma calculations shall include any cost savings, operating expense reductions, synergies or other similar items.

(d) In the event that (x) Parent or any Subsidiary of Parent incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and not replaced), or (y) Parent or any Subsidiary of Parent issues, repurchases or redeems Disqualified Equity Interests, in each case, included in the calculations of any financial ratio or test, (i) during the applicable period or (ii) subsequent to the end of the applicable period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests, in each case to the extent required, as if the same had occurred on the last day of the applicable period (except in the case of Consolidated EBITDA, the Fixed Charge Coverage Ratio and the Secured Leverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Equity Interests will be given effect, as if the same had occurred on the first day of the applicable period).  Notwithstanding the foregoing or any other provision contained in the Loan Documents, with respect to the repayment or redemption of Indebtedness with the proceeds of an Excluded Issuance, such repayment or redemption shall be disregarded for all purposes under this Agreement, including the calculation of any financial covenants or ratios and, for the avoidance of doubt, Sections 7(a), (b) and (c), until Parent has delivered the financial information required under Section 5.1 for the first full fiscal quarter of Parent ending after the fiscal quarter in which such repayment or redemption was made.

(e) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of Consolidated EBITDA, the Fixed Charge Coverage Ratio or the Secured Leverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness permitted by this Agreement).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent or Subsidiary may designate.

2.	TERM LOAN AND TERMS OF PAYMENT.

2.1 [Reserved].

2.2 Term Loan.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make a term loan (collectively, the “Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount.

(b) Each Term Loan made by each Lender shall be evidenced by this Agreement and, if requested by a Lender, a Term Note payable to such Lender or its registered assigns in the original principal amount of such Term Loan.

(c) Borrowers shall pay to Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below in an aggregate amount for all Lenders set forth opposite the respective date below:

Installment Date	Aggregate Principal Amount
September 30, 2013	$625,000
December 31, 2013	$625,000
March 31, 2014	$625,000
June 30, 2014	$625,000
September 30, 2014	$1,875,000

Installment Date	Aggregate Principal Amount
December 31, 2014	$1,875,000
March 31, 2015	$1,875,000
June 30, 2015	$1,875,000
September 30, 2015	$1,875,000
December 31, 2015	$1,875,000
March 31, 2016	$1,875,000
June 30, 2016	$1,875,000
September 30, 2016	$1,875,000

provided, that, the outstanding unpaid principal balance of, and all accrued and unpaid interest on, the Term Loan shall be due and payable on the earlier of (i) the Maturity Date and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof.  Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.  All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

2.3 [Reserved].

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i)           Except as otherwise expressly provided herein, all payments by any Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (New York time) on the date specified herein.  Any payment received by Agent later than 11:00 a.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)           Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the interest rate then applicable to the Term Loan for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i)           So long as no Application Event has occurred and is continuing and except as otherwise provided herein, including with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) entitled to such payments and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Obligation to which a particular fee or expense relates.  All payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to repay the remaining Term Loan (which payments shall be applied against the Term Loan in the inverse order of maturity), and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law (subject to Section 2.4(b)(v), Section 2.4(d)(ii) and Section 2.4(e)).

(ii)           At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent in respect of the Obligations and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees then due to Agent under the Loan Documents until paid in full,

(C) third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(D) fourth, ratably, to pay any fees (including any fees, premiums and penalties specified in Section 2.10) then due to any of the Lenders under the Loan Documents until paid in full,

(E) fifth, to pay interest due in respect of the Term Loan until paid in full,

(F) sixth, to pay the principal of the Term Loan (in the inverse order of maturity) until paid in full,

(G) seventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders to pay any other Obligations,

(H) eighth, ratably to pay any Obligations owed to Defaulting Lenders, and

(I) ninth, to Borrowers or such other Person entitled thereto under applicable law.

(iii)           In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(iv)           For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v)           In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Commitments.

(i)           [Reserved].

(ii)           Termination of the Term Loan Commitments.  The Term Loan Commitments shall terminate upon the making of the Term Loan.

(d) Optional Prepayments.

(i)           [Reserved].

(ii)           Term Loan.  On any date occurring after the second anniversary of the Closing Date, Borrowers may, at any time and from time to time, upon at least 5 Business Days’ prior written notice to Agent (or such shorter period as the Required Lenders may agree to in their sole discretion), prepay the principal of the Term Loan, in whole or in part.  Each prepayment made pursuant to this Section 2.4(d)(ii) shall be (1) accompanied by the payment of accrued interest to the date of such payment on the amount prepaid and the payment of any premiums or penalties required by Section 2.10, and (2) in a minimum amount of $500,000, or the remaining balance of the Term Loan, if less.  Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.  Borrowers may not optionally prepay the Term Loan pursuant to this Section 2.4(d)(ii) at any time prior to the second anniversary of the Closing Date.

(e) Mandatory Prepayments.

(i)           [Reserved].

(ii)           Dispositions.  Within 3 Business Days of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding (x) sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (e), (i), (j), (l), (m) or (n) of the definition of Permitted Dispositions and (y) any single sale or disposition (including any casualty losses or condemnations) or series of related sales or dispositions for which the aggregate amount of Net Cash Proceeds received from such sales or dispositions or series of related sales or dispositions does not exceed $50,000), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions to the extent that the aggregate amount of Net Cash Proceeds received exceeds $2,500,000 in the aggregate during the term of this Agreement; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers’ intention to apply such Net Cash Proceeds to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets (other than Current Assets) useful in the business of Parent or its Subsidiaries, (C) the Net Cash Proceeds are held in a Deposit Account in which Agent has a perfected first-priority security interest (subject to Permitted Liens), and (D) Parent or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such Net Cash Proceeds, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, further, however, notwithstanding the foregoing, at Parent’s option, Parent may temporarily pay down outstanding amounts drawn under the ABL Credit Agreement with such Net Cash Proceeds (without a permanent reduction in commitments) other than Net Cash Proceeds from Term Priority Collateral prior to the application of such Net Cash Proceeds in accordance with the preceding clause (D) so long as Agent shall have received, prior to any such pay down, evidence satisfactory to the Required Lenders that ABL Agent has established a dollar-for-dollar reserve against the US Borrowing Base or the Canadian Borrowing Base, as applicable, in an amount equal to such Net Cash Proceeds and has agreed to make a loan under the ABL Credit Agreement in an aggregate principal amount equal to the amount of such Net Cash Proceeds so applied or apply such amounts upon the occurrence of the applicable events as required by the terms of this Section 2.4(e)(ii) and Section 2.4(f).  Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii)           Extraordinary Receipts.  Within 3 Business Days of the date of receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv)           Indebtedness and Equity Issuances .  Within 3 Business Days of the date of incurrence or issuance by Parent or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness) or issuance of Equity Interests (other than Excluded Issuances), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence or issuance.  The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence or issuance otherwise prohibited by the terms of this Agreement.

(v)           Excess Cash Flow.  Within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 5.1, or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.1, within 10 days after the date such statements were required to be delivered to Agent pursuant to Section 5.1, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to (x) 75% of the Excess Cash Flow of Parent and its Subsidiaries for such fiscal year minus (y) any voluntary prepayment of the Term Loan made during such fiscal year.

(vi)           Change of Control.  Borrowers shall immediately prepay the outstanding Obligations in the event that a Change of Control shall have occurred.

(vii)           Waivable Mandatory Prepayments.  Anything contained herein to the contrary notwithstanding, in the event Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loan pursuant to this Section 2.4(e), not less than 2 two Business Days prior to the date (the “Required Prepayment Date”) on which Borrowers are required to make such Waivable Mandatory Prepayment, Administrative Borrower shall notify Agent of the amount of such prepayment, and Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro

Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to Administrative Borrower and Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify Administrative Borrower and Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, Borrowers shall pay to Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (A) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii)) and (B) to the extent of any excess, to Borrowers for working capital and general corporate purposes.

(f) Application of Payments.

(i)           Any prepayments required pursuant to Section 2.4(e) shall be preceded by irrevocable written notice delivered to Agent by 11:00 A.M., New York City time, not less than three (3) Business Days prior to the date of such prepayment, specifying the underlying reason for the mandatory prepayment and the amount of the same.

(ii)           Subject to Section 2.4(f)(iii), each prepayment pursuant to Section 2.4(d) or Section 2.4(e) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, to the outstanding principal amount of the remaining Term Loan until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).  Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(iii)           With respect to any mandatory prepayment required by Section 2.4(e)(ii): (A) if the proceeds are from any sale or disposition of, or insurance or any condemnation, taking or other casualty with respect to, any ABL Priority Collateral, such proceeds shall be applied (x) first, to the ABL Obligations, to the extent required by the ABL Credit Agreement (as in effect on the date hereof) until paid in full (but, for the avoidance of doubt, without a permanent reduction in commitments, unless required by the terms of the ABL Credit Agreement), and (y) second, to the principal of the Term Loan in the inverse order of maturity, until paid in full; and (B) if the proceeds are from the sale or disposition of, or insurance or any condemnation, taking or other casualty with respect to, any other assets of the Loan Parties not described in subclause (A), such proceeds shall be applied to the principal of the Term Loan in the inverse order of maturity, until paid in full.

2.5 [Reserved].

2.6 Interest Rate:  Rate, Payments, and Calculations.

(a) Interest Rate.  Except as provided in Section 2.6(c), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a rate per annum equal to the LIBOR Rate plus 9.75%.

(b) [Reserved].

(c) Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of Agent at the direction of the Required Lenders, all Obligations shall bear interest at a per annum rate equal to three (3) percentage points above the per annum rate otherwise applicable thereunder.

(i) [Reserved].

(d) Payment.  All interest, and all fees payable hereunder or under any of the other Loan Documents and all costs and expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each quarter at any time that Obligations are outstanding, except as otherwise provided herein.  Each Borrower hereby authorizes Agent, from time to time without prior notice to such Borrower, to charge all interest, fees, costs, expenses and other amounts payable hereunder or under any of the other Loan Documents when due and payable to the Loan Account.

(e) Computation.  Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.  For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366 days) and divided by the number of days in the shorter period (360 days, in the example).

(f) Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Crediting Payments; Clearance Charge.  The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 11:00 a.m. (New York time).  If any payment item is received into Agent’s Account on a non-Business Day or after 11:00 a.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account.  Agent is authorized to make any advance of the Term Loan in accordance with this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Designated Account for the purpose of receiving the proceeds of the Term Loan requested by Borrowers and made by the Lenders hereunder.  Unless otherwise agreed by Agent and Borrowers, any Term Loan requested by Borrowers and made by the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan made by the Lenders to Borrowers or for Borrowers’ account and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account.  Agent shall make available to Borrowers quarterly statements regarding the Loan Account, including the principal amount of the Term Loan interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees.

(a) Closing Fee.  Borrowers shall pay to Agent for the account of the Lenders a closing fee in an amount equal to $1,500,000, which fee shall be due and payable in full on the Closing Date.

(b) Agent Fees.  Borrowers shall timely pay to Agent such fees and expenses as are required under the Agent Fee Letter.

(c) Prepayment Premium.  If Borrowers have sent (i) a notice of voluntary prepayment of the Term Loan pursuant to Section 2.4(d)(ii) or (ii) a notice of termination of this Agreement pursuant to Section 3.5 of this Agreement, then on the date set forth as the date of prepayment or termination in such notice, Borrowers shall pay to Agent, in cash, the Applicable Prepayment Premium.  In addition, in the event of the termination of this Agreement and repayment of the Obligations at any time prior to the third anniversary of the Closing Date for any other reason, including (A) acceleration of the Obligations after the occurrence and during the continuation of an Event of Default, (B) foreclosure and sale of, or collection of, Collateral, (C) sale of Collateral in any Insolvency Proceeding, or (D) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, Borrowers shall pay to Agent, in cash, the Applicable Prepayment Premium, measured as of the date of such termination.

2.11 [Reserved].

2.12 Special Provisions Applicable to LIBOR Rate.

(i)           In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender, and interest upon the Term Loan of such Lender thereafter shall accrue interest at the Reference Rate, until such Lender determines that it would no longer be unlawful or impractical to do so.

(ii)           For purposes of this Section 2.12, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the date of this Agreement.

(iii)           Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13 Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, (A) no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Administrative Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor and (B) if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  For purposes of this Section 2.13(a), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Supervision (of any successor or similar authority), the Bank for International Settlements and (in each case) all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the date of this Agreement.

(b) If any Lender requests additional or increased costs referred to in Section 2.12 or amounts under Section 2.13(a) or sends a notice under Section 2.12(i) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of determining the LIBOR Rate and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12 or Section 2.13(a), as applicable, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12 or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12 or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to determine the LIBOR Rate, may seek a substitute Lender acceptable to the Required Lenders to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.14 Joint and Several Liability of Borrowers

.

(a) Each Borrower is accepting joint and several liability for the Obligations hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any bankruptcy, insolvency, winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, winding up, arrangement, or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.15 Accordion.

(a) At the option of Borrowers (but subject to the conditions set forth in clause (b) below), upon at least ten (10) Business Days’ prior written notice to Agent (or such shorter time period as Agent and the Required Lenders may agree), the Term Loan Amount may be increased by an amount in the aggregate for all such increases of the Term Loan Amount not to exceed the Available Increase Amount (each such increase, an “Increase”).  Agent shall, upon receipt of such written request from the Borrowers, invite each Lender to increase its Pro Rata Share of the Term Loan Amount (it being understood that no Lender shall be obligated to increase its Pro Rata Share of the Term Loan Amount) in connection with a proposed Increase at the interest rate proposed by Borrowers.  Each Lender shall respond to such request within five (5) Business Days (or such shorter time period as Agent and the Required Lenders may agree) of receipt thereof, and if sufficient Lenders do not agree to increase their Pro Rata Share of the Term Loan Amount in connection with such proposed Increase, then Agent (upon the direction of the Required Lenders) or Borrowers may invite any prospective lender to become a Lender in connection with a proposed Increase (subject to the consent of the Required Lenders (not to be unreasonably withheld, delayed or conditioned)).  Any Increase shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof.  In no event may the Term Loan Amount be increased pursuant to this Section 2.15 on more than 3 occasions in the aggregate for all such Increases.

(b) Each of the following shall be conditions precedent to any Increase of the Term Loan Amount and the making of the additional portion of the Term Loan (each, an “Additional Portion of the Term Loan” and collectively, the “Additional Portions of the Term Loan”) in connection therewith:

(i) The proceeds of such Additional Portion of the Term Loan shall be used by Borrowers solely to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition.

(ii) Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) satisfactory to the Required Lenders and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent (upon the direction of the Required Lenders) have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party.

(iii) Borrowers have delivered to Agent and the Required Lenders updated pro forma Projections (after giving effect to the applicable Increase) for Parent and its Subsidiaries evidencing (A) that on a pro forma basis after giving effect to the applicable Increase, the Secured Leverage Ratio of Parent and its Subsidiaries as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement was at least 0.25 to 1.00 less than the maximum Secured Leverage Ratio permitted pursuant to Section 7(c) for such fiscal quarter and (B) compliance on a pro forma basis with Section 7 for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase.

(iv) Borrowers shall have agreed with the Lenders (or prospective lenders) to the making the Additional Portion of the Term Loan with respect to the interest rate applicable to the Additional Portion of the Term Loan (which interest rate may be higher than, equal to, or lower than the interest rate applicable to the Term Loan set forth in this Agreement immediately prior to the date of the making of such Additional Portion of the Term Loan (the date of the effectiveness of the making of such Additional Portion of the Term Loan,  the “Increase Date”)) and shall have notified Agent and the Required Lenders as to the amount of such interest rate.  Any Increase Joinder may, with the consent of the Required Lenders, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.15 (including any amendment necessary to effectuate the interest rate for the  Additional Portion of the Term Loan).  Anything to the contrary contained herein notwithstanding, if the total yield (calculated for both the Additional Portion of the Term Loan and the existing Term Loan, including the upfront fees, any interest rate floors and any original issue discount shared with all providers of such Additional Portion of the Term Loan without taking into account any fluctuations in the LIBOR Rate in respect of any such Additional Portion of the Term Loan) exceeds the total yield for the existing Term Loan by 0.25% or more, the interest rate for the existing Term Loan shall be increased so that the total yield in respect of such Additional Portion of the Term Loan is not more than 0.25% higher than the total yield for the existing Term Loan.

(v) Each of the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Change in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Change in the text thereof) as of such earlier date).

(vi) No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result immediately from the making thereof.

(c) The principal amount of each Additional Portion of the Term Loan shall be repaid in consecutive installments each payable not more frequently than on a quarterly basis and each in an amount equal to or less than  (i) 5.00% per annum of the initial principal amount of such Additional Portion of the Term Loan, in the case of each such installment required to be made on or prior to the date that is the first anniversary of the Closing Date and (ii) 15.00% per annum of the initial principal amount of such Additional Portion of the Term Loan, in the case of each such installment required to be made during the period after the date that is the first anniversary of the Closing Date and up to and including the date that is the third anniversary of the Closing Date.  The outstanding unpaid principal balance and all accrued and unpaid interest on each Additional Portion of the Term Loan shall be due and payable on the earlier of (A) the Maturity Date, and (B) the date of the acceleration of such Additional Portion of the Term Loan in accordance with the terms hereof.  Any principal amount of such Additional Portion of the Term Loan that is repaid or prepaid may not be reborrowed.  All principal of, interest on, and other amounts payable in respect of each Additional Portion of the Term Loan shall constitute Obligations hereunder.

(d) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to the Term Loan shall be deemed, unless the context otherwise requires, to include any Additional Portion of the Term Loan made pursuant to the increased Term Loan Amount pursuant to this Section 2.15.

(e) The Term Loan and the Term Loan Amount established pursuant to this Section 2.15 shall constitute the Term Loan and Term Loan Amount under, and shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.  Borrowers shall take any actions reasonably required by Agent (or the Required Lenders) to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code and the PPSA or otherwise after giving effect to the establishment of any such new Term Loan Amount.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of each of the conditions precedent set forth on Schedule 3.1.

3.2 [Reserved].

3.3 Maturity.  This Agreement shall continue in full force and effect for a term ending on November 15, 2016 (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and upon notice by Agent to Administrative Borrower or any other Loan Party upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Maturity.  On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full.  When all of the Obligations have been paid in full, Agent (upon the direction of the Required Lenders) will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent and Loan Parties shall execute and deliver to Agent a release of Agent and Lenders in form and substance satisfactory to Agent and the Required Lenders.

3.5 Early Termination by Borrowers.  Borrowers have the option, at any time at any time after the second anniversary of the Closing Date, upon 5 Business Days’ prior written notice to Agent, to terminate this Agreement by repaying to Agent all of the Obligations in full in accordance with the provisions of Section 2 (which, for the avoidance of doubt, shall include any prepayment fees required by Section 2.10).

3.6 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to maintain the Term Loan (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by the Required Lenders, which the Required Lenders may do without obtaining the consent of the other members of the Lender Group), shall constitute an immediate Event of Default).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and such representations and warranties shall survive the execution and delivery of this Agreement.  Unless otherwise indicated, references in this Article 4 to the “Loan Parties” refer, (i) prior to the consummation of the Merger, solely to Parent, Colt Finance, Acquisition Sub, Colt Canada, CDTS and Colt Netherlands and (ii) after the consummation of the Merger, to Parent, Colt Finance, Acquisition Sub, Colt Canada, CDTS, Colt Netherlands, New Colt and Colt’s Manufacturing.

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, (iii) has all requisite power and authority to own and operate its material properties, to carry on its material business as now conducted and as proposed to be conducted and (iv) has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) are the authorized Equity Interests of each Loan Party and each direct Subsidiary of such Loan Party, by class, and a description of the number of shares of each such class that are issued and outstanding, in each case, as of the Closing Date.  Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s or Subsidiary’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.  No Borrower nor any Subsidiary of Borrowers is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c) All of the outstanding Equity Interests of each Subsidiary of a Loan Party have been validly issued and are fully paid and, except with respect to the shares of Colt Canada, non-assessable.

(d) Neither Borrowers nor any of their Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Loan Party’s Equity Interests or any security convertible into or exchangeable for any such Equity Interests.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any provision of any material federal, provincial, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) violate any provisions of the Governing Documents of any Loan Party or its Subsidiaries, (iii) conflict with, result in a material breach of, or constitute (with due notice or lapse of time or both) a material default under any Material Contract of any Loan Party or its Subsidiaries, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (v) require any approval of any holders of Equity Interests of a Loan Party or, except as set forth on Schedule 4.2, any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect.

4.3 Governmental Consents.  Except as set forth on Schedule 4.3, the execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created Liens.  Agent’s Liens will be perfected, first priority Liens, subject as to priority only to the Permitted Liens that have priority by operation of law or unless otherwise permitted hereby, upon (i) in the case of all Collateral in which a security interests may be perfected by filing a financing statements under the Code or the PPSA, as applicable, the filing of the UCC financing statement or PPSA financing statement, as applicable, naming such Borrower or Guarantor as “debtor” and Agent as “secured party” in the filing offices set forth opposite such Borrower’s or such Guarantor’s name on Schedule 4.4(b), (ii) with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, the execution of a Control Agreement, (iii) in the case of U.S. or Canadian copyrights, trademarks and patents to the extent that UCC financing statements or PPSA financing statements, as applicable, may be insufficient to establish the rights of a secured party as to certain parties, the recording of the appropriate filings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, as applicable, (iv) in the case of letter-of-credit rights that are not supporting obligations (as defined in the Code), the execution by the issuer or any nominated person of an agreement granting control to Agent over such letter-of-credit rights, and (v) in the case of electronic chattel paper, the completion of steps necessary to grant control to Agent over such electronic chattel paper.

4.5 Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good and marketable title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets or property necessary to conduct its business or used in the ordinary course of business.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims; Locations of Inventory and Equipment.

(a) The name (within the meaning of the Code or PPSA, as applicable) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b) The chief executive offices of each Loan Party and each of its Subsidiaries are located at the addresses indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d) As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $50,000 or more in any one case or $100,000 or more in the aggregate, except as set forth on Schedule 4.6(d).

(e) Each Loan Party’s Inventory and Equipment (other than (x) vehicles, Inventory and Equipment out for repair or in-transit, (y) Inventory and Equipment owned by Persons other than Loan Parties or having an aggregate book value of less than $50,000 and (z) Inventory consigned pursuant to the DCAM Consignment described in clause (b) of the definition of Permitted Dispositions) is located only at the locations identified on Schedule 4.6(e).

4.7 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) Schedule 4.7 sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $50,000 that, as of the Closing Date, is pending or, to the knowledge of any Loan Party, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.8 Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable material laws, rules, regulations, executive orders, or codes (including Environmental Laws) in any material respect or (b) is subject to or in default in any material respect with respect to any material final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.9 No Material Adverse Change.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any Borrower to Agent have been prepared in accordance with GAAP (except (x) in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments and (y) as set forth on Schedule 4.9) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 31, 2012, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change.

4.10 Solvency; Fraudulent Transfer.

(a) After giving effect to the Closing Date Transactions, each Loan Party is Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with either the Closing Date Transactions or the Post-Closing Restructuring Transactions with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11 Employee Benefits.

(a) Except as set forth on Schedule 4.11, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Pension Plan.

(b) (i) Each Loan Party and each of the ERISA Affiliates has complied in all material respects with the terms of ERISA, the IRC and all other applicable laws regarding each Employee Benefit Plan, (ii) no material liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is reasonably expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan, (iii) no Loan Party nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any material liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Specified Canadian Pension Plan, (iv) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable laws which require registration have been administered in accordance with the Income Tax Act (Canada) and such other applicable law and no event has occurred which could reasonably be expected to cause the loss of such registered status, (v) all obligations of the Loan Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Specified Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, and (vi) all contributions or premiums required to be made or paid by the Loan Parties and their Subsidiaries to the Specified Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws.

(c) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service.  To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification.

(d) No Notification Event which could reasonably be expected to result in any material liability to any Loan Party or ERISA Affiliate exists or has occurred in the past six (6) years.

4.12 Environmental Matters.  Except as set forth on Schedule 4.12:

(a) The operation of the business of, and each of the properties owned or operated by, each Loan Party are in compliance with all Environmental Laws and each Loan Party holds and is in compliance with all Environmental Permits required under Environmental Law, except where any such non-compliance with Environmental Law or failure to hold or comply with such Environmental Permits individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change.

(b) No Environmental Action is pending, or to each Loan Party’s knowledge is threatened, against a Loan Party, any predecessor in interest or any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest.

(c) No Environmental Action has been asserted, or to each Loan Party’s knowledge is threatened, against a Loan Party, any predecessor in interest or any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest.

(d) There has been no Release of Hazardous Materials and there are no Hazardous Materials present in violation of Environmental Law at any properties currently, or to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any predecessor in interest, or at any disposal or treatment facility that received Hazardous Materials generated by any Loan Party or a predecessor in interest, which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(e) No property now, or to the knowledge of any Loan Party, formerly owned or operated by a Loan Party has been used as treatment or disposal site for any Hazardous Material.

(f) No Loan Party has received written notice that an Environmental Lien has attached to any revenues or to any assets or to any property owned or operated by a Loan Party.

(g) No Environmental Law regulates, or requires notification to a Governmental Authority of the Closing Date Transactions or the Post-Closing Restructuring Transactions.

(h) To the knowledge of each Loan Party, there are no facts, conditions or circumstances, including any contractual obligations, that could reasonably be expected to result in an Environmental Action or Environmental Liabilities asserted against a Loan Party or which would require a Loan Party to perform a Remedial Action, which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(i) The Loan Parties have made available to Lenders true and complete copies of all material environmental reports, audits, and investigations  in any Loan Party’s possession or under its reasonable control related to each Real Property and the operations of business of the Loan Parties.

4.13 Intellectual Property.  Except as set forth on the Perfection Certificate dated as of the Closing Date:

(a) Each Loan Party owns, licenses or otherwise has the right to use all Intellectual Property that is necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto.

(b) To the knowledge of the Loan Parties, no Loan Party nor any of its agents or representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Loan Party’s material Intellectual Property or hinder its enforcement, which could reasonably be expected to materially impair the value of such Intellectual Property.

(c) None of the Loan Parties’ registered Intellectual Property that is material to the operation of a Loan Party’s business is currently involved in any reexamination, reissue, interference proceeding before any patent office or patent authority, including the United States Patent and Trademark Office and the Canadian Intellectual Property Office, or any similar proceeding, and no such proceedings are pending.

(d) All of the Loan Parties’ Intellectual Property identified in the Perfection Certificate is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the knowledge of the Loan Parties, is valid and enforceable.

(e) Other than Permitted Liens, all rights with respect to the Intellectual Property owned by each Loan Party are free of all Liens and are fully assignable by the Loan Parties to any Person, without payment, consent of any Person or other condition or restriction.

(f) (i) No claim has been asserted in writing and is pending by any Person challenging or questioning the use of any of the Loan Parties’ Intellectual Property, or the validity or effectiveness of any such Intellectual Property, and (ii) no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any material Intellectual Property owned by any of the Loan Parties, or the validity or effectiveness of any such material Intellectual Property.  Each Loan Party has made or performed all filings, recordings and other acts and has paid all material maintenance fees, annuities and any other required fees and taxes, as deemed necessary by such Loan Party in its reasonable business judgment, to maintain and protect its interest in all material Intellectual Property owned by such Loan Party in full force and effect.

(g) To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, except for such infringements and conflicts which could not reasonably be expected to have a Material Adverse Change.

4.14 Leases.  Except as set forth on Schedule 4.14, each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default beyond any applicable cure period by the applicable Loan Party or its Subsidiaries exists under any of them.

4.15 Deposit Accounts and Securities Accounts.  Set forth on Schedule 4.15 is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16 Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to the Lenders on June 29, 2013, represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to the Lenders (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17 Material Contracts.  Each Material Contract is not in default due to the action or inaction of the applicable Loan Party or any of its Subsidiaries.

4.18 Patriot Act; etc.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) (the “Patriot Act”), and (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder.  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19 Indebtedness.  Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date (other than unsecured Indebtedness outstanding immediately prior to the Closing Date with respect to any one transaction or a series of related transactions in an amount not to exceed $50,000, provided that all such Indebtedness, in the aggregate, shall not exceed $250,000) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20 Payment of Taxes.  All federal and other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all governmental assessments, fees and other charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except to the extent the validity of such Taxes shall be the subject of a Permitted Protest.  No Loan Party knows of any proposed tax assessment (other than those with respect to which the aggregate potential tax liability is less than $100,000) against a Loan Party or any of its Subsidiaries that is not the subject of a Permitted Protest.

4.21 Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Term Loan made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22 Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23 OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24 Employee and Labor Matters.  Except as set forth on Schedule 4.24, there is (a) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of Borrowers, threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries, (c) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries, or (d) any liability or obligation incurred by Parent or any of its Subsidiaries under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25 Amended ABL Loan Documents.  Borrowers have delivered or made available to the Lenders true and correct copies of the ABL Loan Documents.  The transactions contemplated by the ABL

Loan Documents will be, contemporaneously with the making of the Term Loan hereunder, consummated in accordance with their respective terms and all of the representations and warranties of Parent or its Subsidiaries in the ABL Loan Documents are true and correct in all material respects as of the Closing Date or, to the extent that any such representation or warranty relates solely to an earlier date, as of such earlier date.

4.26 Target Acquisition Documents.

(a) Parent has delivered to the Lenders complete and correct copies of the Target Acquisition Documents, including all schedules and exhibits thereto.  None of Parent, New Colt or Acquisition Sub is in default in the performance or compliance with any provisions thereof, the performance or compliance of which is material to the interests of the Lenders.

(b) As of the Closing Date, the Target Acquisition has been consummated in all material respects, in accordance with all applicable laws.  As of the Closing Date, all requisite approvals by Governmental Authorities having jurisdiction over Parent, New Colt, Acquisition Sub and the stockholder representatives party to the Target Acquisition Documents, with respect to the Target Acquisition, have been obtained, except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Lenders.  As of the Closing Date, after giving effect to the transactions contemplated by the Target Acquisition Documents, Parent will have good title to the Equity Interests of New Colt acquired pursuant to the Target Acquisition Agreement, free and clear of all Liens other than Permitted Liens.

4.27 [Reserved].

4.28 Use of Proceeds.  Borrowers will use the proceeds of the Term Loan made hereunder (a) on the Closing Date to finance the Target Acquisition and to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

4.29 Common Enterprise.  The Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that the Loan Parties share an identity of interests such that any benefit received by any one of them benefits the others.  The Loan Parties render services to or for the benefit of certain of the other Loan Parties and purchase or sell and supply goods to or from or for the benefit of certain of the others.  Certain of the Loan Parties have the same chief executive office, certain common officers and directors and generally do not provide consolidating financial statements to creditors.

4.30 Specified Equipment Lease Documents.  As of the date hereof, (a) Administrative Borrower has delivered to the Lenders true, correct and complete copies of all material Specified Equipment Lease Documents and (b) the aggregate unpaid amount of all obligations owing by Parent under the Specified Equipment Lease Documents equals $1,672,028.

4.31 Senior Note Indenture.  All Obligations, including, without limitation, those to pay principal of and interest (including post-petition interest) on the Term Loan and fees and expenses in connection therewith, constitute Indebtedness (under and as defined in the Senior Note Indenture) that is permitted under Section 3.2(b)(2) of the Senior Note Indenture.  Parent acknowledges that Agent and the Lenders are entering into this Agreement, and extending their Commitments, in reliance upon this Section 4.31.

4.32 Insurance.  The Loan Parties keep their respective properties adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law (including, without limitation, against larceny, embezzlement or other criminal misappropriation).  Schedule 4.32 sets forth a list of all insurance maintained by the Loan Parties on the Closing Date.

4.33 Centre of Main Interests and Establishments.  Each Dutch Loan Party has its “centre of main interests” (as that term is used in Article 3(7) of the Council of the European Union Regulation No. 1346/2000 as Insolvency Proceeding (the “Regulation”) in its jurisdiction of incorporation.  The Dutch Loan Parties do not have an establishment (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than The Netherlands.

4.34 Tax Status.  No notice under Section 36 of the Tax Collection Act (Invorderingswet 1990) has been given by any Dutch Loan Party.

5.	AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:

5.1 Financial Statements, Reports, Certificates.  Loan Parties shall deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein.  In addition, Parent agrees that it shall not change its fiscal year.  In addition, Parent agrees to maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP.

5.2 Collateral Reporting.  Provide Agent (and if so requested by Agent or the Required Lenders, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3 Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect (a) its existence, (b) all rights and franchises, licenses and permits related to any Intellectual Property that are necessary or otherwise material to the conduct of its business as currently conducted, unless otherwise consented to by Agent, and (c) all other rights and franchises, licenses and permits that are necessary or otherwise material to the conduct of the business of Parent and its Subsidiaries; provided, however, that no Loan Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits under clause (c) if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person.

5.4 Maintenance of Properties.  Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, except for ordinary wear, tear, and casualty and Permitted Dispositions.

5.5 Taxes.  Cause all Taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full when due (taking into account any valid and effective extension for payment thereof), except (a)  to the extent that the validity of such Tax shall be the subject of a Permitted Protest or (b) delinquent Taxes outstanding in an aggregate amount not to exceed $100,000 at any one time.

5.6 Insurance.  Each Loan Party shall, at such Loan Party’s expense, (a) maintain insurance respecting each Loan Party’s assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to the Required Lenders (it being agreed that, as of the Closing Date, the insurance companies identified on Schedule 4.32 are acceptable to the Required Lenders) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Lenders (it being agreed that the amount, adequacy, and scope of the policies of insurance of the Loan Parties in effect as of the Closing Date are acceptable to the Required Lenders and it being further agreed and understood that with respect to insurance in respect of director and officer liability, the amount, adequacy and scope of the policies of such insurance shall be determined in the sole discretion of Parent).  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard noncontributory “lender” or “secured party” clause and are to contain such other provisions as Agent or the Required Lenders may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies (and any payments received by Agent shall be applied by Agent or otherwise returned to Borrowers in accordance with the provisions set forth in this Agreement).  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements (other than directors and officers policies and workers compensation) in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Loan Party fails to maintain such insurance, Agent (upon the direction of the Required Lenders) shall arrange for such insurance, but at such Loan Party’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Agent prompt notice of any loss exceeding $50,000 covered by any Loan Party’s casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Agent (upon the direction of the Required Lenders) shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection.  Permit Agent and the Lenders and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times (during normal business hours) and intervals as Agent (upon the direction of the Required Lenders) shall designate and, so long as no Default or Event of Default exists and is continuing, with reasonable prior notice to Administrative Borrower all at such times and intervals as Agent (upon the direction of the Required Lenders) shall request, all at Borrower’s expense; provided, that, as to such examinations and appraisals of Intellectual Property of the Loan Parties, unless an Event of Default exists or has occurred and is continuing, no more than one (1) examination and one (1) appraisal of Intellectual Property in any twelve (12) month period shall be at the expense of Borrowers.

5.8 Compliance with Laws.  Comply with the requirements of all applicable material laws, rules, regulations, and orders of any Governmental Authority in all material respects.

5.9 Environmental.

(a) To the extent applicable, comply with all requirements pursuant to and within the timeframes set forth in Connecticut’s Transfer Act (Conn. Gen. Stat. §22a-134, et seq.) as a result of any prior transactions and the Closing Date Transactions, including but not limited to retaining a Licensed Environmental Professional and completing all required filings, authorizations, approvals, notifications, site investigations, and remediation.  The Loan Parties shall provide Agent with copies of all material documents filed with, and material responses from, the Connecticut Department of Environmental Protection, with respect to Connecticut’s Transfer Act.

(b) Keep any property either owned or operated by any Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens.

(c) Comply, and use reasonable efforts to cause all tenants and other Persons who may come upon any property owned, leased or operated by a Loan Party to comply, with all Environmental Laws in all material respects and provide to Agent documentation of such compliance which Agent reasonably requests.

(d) Maintain and comply in all material respects with all Environmental Permits required under applicable Environmental Laws.

(e) Take all commercially reasonable steps to prevent any Release of Hazardous Materials in violation of Environmental Law at, on or migrating from the any property owned, leased or operated by the Loan Parties.

(f) Undertake or cause to be undertaken any and all Remedial Actions in response to any Environmental Claim, Release of Hazardous Materials in violation of Environmental Law or violation of Environmental Law, to the extent required by Environmental Law or any Governmental Authority and to repair or remedy any environmental condition or impairment to the Real Property consistent with its current use and, upon request of Agent or the Required Lenders, provide Agent with copies of all data, information and reports generated in connection therewith as Agent or the Required Lenders may request.

(g) Promptly, but in any event within 5 Business Days of its receipt thereof, (i) provide Agent with written notice of any of the following:  (A) any Release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party; (B) written notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (C) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party that such Loan Party reasonably estimates liability in excess of $50,000; (D) material violation of Environmental Laws in, at, on, under or from any part of the Real Property or any improvements constructed thereon; and (E) discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and (ii) provide such other documents and information as reasonably requested by Agent in relation to any matter pursuant to this Section 5.9(g);

(h) At the request of the Required Lenders or Agent (at the direction of the Required Lenders) upon the Required Lenders’ sole determination that a Release of Hazardous Materials in excess of a reportable quantity or a violation of Environmental Law may have occurred at, onto or from the Real Property, or upon an Event of Default, the Loan Parties shall provide to Agent and the Lenders, within thirty (30) calendar days after such request, at the sole expense of the Loan Parties, a Phase I Report for any of the Real Property prepared by an environmental consulting firm acceptable to the Required Lenders and, if recommended by the Phase I Report, a Phase II environmental site assessment report .  Without limiting the generality of the foregoing, if the Required Lenders determine at any time that a risk exists that any requested Phase I Report and Phase II report will not be provided within the time referred to above, Agent and/or the Required Lenders may retain an environmental consulting firm to prepare such reports at the sole expense of the Loan Parties, and the Loan Parties shall provide reasonable access to Agent and/or the Required Lenders, such firm and any agents or representatives to their respective properties to undertake such Phase I or Phase II environmental site assessment.

5.10 [Reserved].

5.11 Formation of Subsidiaries.  At any time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct Subsidiary after the Closing Date, such Loan Party shall (a) within 30 days of such formation or acquisition (or such later date as permitted by the Required Lenders in their sole discretion) cause any such new Subsidiary to provide to Agent a Guaranty and a joinder to the applicable Security Documents, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of at least $200,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to the Required Lenders (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that, a Guaranty or a joinder to the applicable Security Documents, and such other security documents shall not be required to be provided to Agent if the costs to the Loan Parties of providing such Guaranty, executing any such Security Documents or perfecting the security interests created thereby are unreasonably excessive (as determined by the Required Lenders in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby, (b) within 30 days of such formation or acquisition (or such later date as permitted by the Required Lenders in their sole discretion) provide to Agent a pledge agreement (or an addendum to the applicable Security Document) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to the Required Lenders; provided, that, no other pledge shall be required if the costs to the Loan Parties of providing such other pledge are unreasonably excessive (as determined by the Required Lenders in consultation with Borrowers) in relation to the benefits of Agent and Lenders of the security afforded thereby, and (c) within 30 days of such formation or acquisition (or such later date as permitted by the Required Lenders in their sole discretion) provide to Agent all other documentation reasonably requested by Agent or the Required Lenders (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage).

5.12 Further Assurances.  At any time upon the reasonable request of Agent or the Required Lenders, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel and all other documents (the “Additional Documents”) that Agent or the Required Lenders may reasonably request in form and substance reasonably satisfactory to Agent and the Required Lenders, to create, perfect, and maintain Agent’s Liens in all of the assets of Parent and its Subsidiaries (other than Excluded Property but, for the avoidance of doubt, including any Intellectual Property and other Collateral located in jurisdictions outside the United States or Canada) (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Parent or its Subsidiaries after the Closing Date with a fair market value in excess of $200,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that, no other pledge shall be required if the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by the Required Lenders in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the benefits afforded thereby.  To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent or the Required Lenders may reasonably request from time to time (a) in connection with any merger, amalgamation, consolidation, or reorganization permitted under Section 6.3, delivery to Agent of the agreements and documentation set forth in Section 5.11 above, or (b) to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Loan Parties (subject to exceptions and limitations contained in the Loan Documents).

5.13 Lender Meetings.  On a quarterly basis, at the request of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed, among other things, the financial results of Parent and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.

5.14 Material Contracts.  Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.15 Locations of Inventory and Equipment.  Keep each Loan Parties’ Inventory and Equipment (other than (x) vehicles, Inventory and Equipment out for repair or in-transit, (y) Inventory and Equipment owned by Persons other than Loan Parties or having an aggregate book value of less than $50,000 and (z) Inventory consigned pursuant to the DCAM Consignment described in clause (b) of the definition of Permitted Dispositions) only at the locations identified on Schedule 4.6(e); provided, that, any Borrower may amend Schedule 4.6(e) so long as such amendment occurs by written notice to Agent not less than 10 days after the date on which such Inventory or Equipment is moved to such new location.

5.16 Compliance with ERISA and the IRC.  In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of the Required Lenders, not take any action or fail to take action the result of which could reasonably be expected to  result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than  to pay contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could reasonably be expected to result in a material civil penalty, excise tax, fiduciary liability or correction obligation under ERISA or the IRC, and (d) furnish to Agent upon the Required Lenders’ written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability.  With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in material liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.17 Canadian Employee Benefits.

(a)           Cause the Canadian Pension Plans to be duly registered under the Income Tax Act (Canada) and any other applicable laws which require registration and cause such Canadian Pension Plans to be administered in accordance with the Income Tax Act (Canada) and such other applicable law and maintain such registered status.

(b)           Cause each Loan Party and its Subsidiaries to perform its obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and cause the funding agreements therefor to be performed on a timely basis.

(c)           Cause all contributions or premiums required to be made or paid by the Loan Parties and their Subsidiaries to the Canadian Pension Plans to be made or paid on a timely basis in accordance with the terms of such plans and all applicable laws.

5.18 Post-Closing Restructuring Transactions.

(a) If the Loan Parties consummate the Post-Closing Restructuring Transactions, the Loan Parties agree that each of the following conditions precedent shall be satisfied (the date on which such conditions are satisfied, is hereinafter referred to as the “Post-Closing Restructuring Effective Date”):

(i) On or before the Post-Closing Restructuring Effective Date, Parent shall have delivered to the Lenders complete and correct copies of the Post-Closing Restructuring Documents, including all schedules and exhibits thereto, in each case, certified by the Secretary of Parent.  The execution, delivery and performance of each of the Post-Closing Restructuring Documents shall have been duly authorized by all necessary action by each of the parties thereto.  Each Post-Closing Restructuring Document shall be the legal, valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with its terms, in each case, except (A) as may be limited by equitable principles or applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (B) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.  None of the parties to the Post-Closing Restructuring Documents shall be in default in the performance or compliance with any provisions thereof, the performance or compliance of which is material to the interests of the Lenders.

(ii) No Default or Event of Default shall have occurred and be continuing on the Post-Closing Restructuring Effective Date, nor shall either result immediately from the consummation of the Post-Closing Restructuring Transactions.

(iii) Agent shall have received a certificate from a Responsible Officer of Parent certifying that the conditions set forth in this Section 5.18(a) have been satisfied.

6.	NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

6.1  Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2  Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests except for mergers, consolidations and amalgamations (i) between US Loan Parties, (ii) between Canadian Loan Parties, (iii) between Dutch Loan Parties, provided that, a Borrower is the surviving entity of such merger, amalgamation or consolidation, (iv) between Subsidiaries of Parent which are not Loan Parties and (v) between Guarantors to the extent required for a Permitted Acquisition; provided, that, nothing in this Section 6.3 or in Section 6.5 shall restrict or prohibit Colt Canada from registering as a limited liability company under the laws of the Province of Nova Scotia, Canada (Colt Canada currently being an unlimited liability company) or from continuing its certificate of amalgamation under the laws of another Canadian provincial or federal jurisdiction, so long as Colt Canada otherwise complies with the provisions of Section 6.5 concerning change of corporate name, if applicable, and Section 5.12.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities or (ii) the liquidation or dissolution of a Loan Party (other than Borrowers) or any of Borrowers’ wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or

(c) Suspend or terminate all or a substantial portion of its or their business, except as permitted pursuant to clause (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.

(d) Notwithstanding the foregoing, nothing in Section 6.3 or 6.5 shall restrict or prohibit the Loan Parties from consummating (i) the Target Acquisition on the Closing Date in accordance with the provisions of the Target Acquisition Documents or (ii) to the extent permitted pursuant to Section 5.17, the Post-Closing Restructuring Transactions in accordance with the provisions of the Post-Closing Restructuring Documents.

6.4 Disposal of Assets.  Convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any assets or Equity Interests of Parent or its Subsidiaries, except for Permitted Dispositions or transactions expressly permitted by Section 6.3 or 6.11.

6.5 Change Name.  Change the name, organizational identification number, jurisdiction of organization or organizational identity of any Loan Party; provided, that, any Loan Party may change its name so long as such Loan Party gives written notice to Agent of such change within ten (10) days following such change.

6.6 Nature of Business.  Make any change in the nature of its or their business as presently conducted on the Closing Date or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that, the foregoing shall not be construed to prohibit Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.7 Certain Payments of Debt and Amendments.

(a) Make any payment, prepayment, redemption, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of any of its Indebtedness or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control issuance and sale of debt and equity securities or similar event, or giving notice of any notice with respect to any of the foregoing, other than the Indebtedness hereunder, under the other Loan Documents, or under the ABL Loan Documents (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or otherwise set aside or deposit or invest any sums for such purpose, except that:

(i) The Loan Parties may make regularly scheduled payments of principal and interest in respect of Indebtedness permitted under clause (p) of the definition of “Permitted Indebtedness” as and when due in respect of such Indebtedness in accordance with the terms thereof;

(ii) Borrowers and Guarantors may make payments in respect of Indebtedness permitted under clause (b), (c), (g) or (p) of the definition of “Permitted Indebtedness,” in each case with proceeds of Refinancing Indebtedness as permitted in the definition of the term “Permitted Indebtedness”;

(iii) all Loan Parties may make optional prepayments and redemptions of Indebtedness solely with the proceeds of the issuance and sale of Qualified Equity Interests of Parent that constitutes an Excluded Issuance (as described in clause (d) of the definition thereof); provided, that, as of the date of any such prepayment or redemption, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;

(iv) Borrowers and Guarantors may make optional prepayments and redemptions of Indebtedness not otherwise expressly provided for in this Section 6.7 (other than Indebtedness owed to Specified Loan Parties unless agreed to in writing by the Required Lenders) in an aggregate amount not exceeding $2,500,000 during the term of this Agreement; provided, that, immediately before and after giving effect to any such payment, (x) the Secured Leverage Ratio is less than 1.00:1.00 and (y) no Event of Default shall exist or have occurred and be continuing;

(v) Parent and its Subsidiaries may make optional prepayments of Permitted Intercompany Advances to the extent permitted by the Intercompany Subordination Agreement; provided, that, (x) so long as on and as of the date of any such prepayment, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing and (y) unless agreed to in writing by the Required Lenders, optional prepayments by a Loan Party of Permitted Intercompany Advances owing to a Specified Loan Party shall not exceed $500,000 in aggregate principal amount during the term of this Agreement;

(vi) as to payments in respect of any other Permitted Indebtedness not subject to the provisions above in this Section 6.7, Borrowers and Guarantors may make payments of regularly scheduled principal and interest or other mandatory prepayments as and when due in respect of such Indebtedness in accordance with the terms thereof (and in the case of Indebtedness that has been contractually subordinated in right of payment to the Obligations or subject to an intercreditor agreement with Agent solely to the extent such payment is permitted at such time under the subordination and/or intercreditor terms and conditions set forth therein or applicable thereto);

(b) Borrowers shall not, and shall not permit any of their Subsidiaries, directly or indirectly, to amend, modify, or change (or permit the amendment, modification or other change in any manner of) any of the terms or provisions of:

(i) (x) any agreements, documents or instruments in respect of any subordinated indebtedness except to the extent permitted under any intercreditor or subordination agreement applicable thereto and (y) Indebtedness permitted pursuant to clause (w), to the extent not prohibited under the ABL Intercreditor Agreement;

(ii) the certificate of incorporation, memorandum and articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents of any Loan Party, except for amendments, modifications or other changes that do not adversely affect the rights and privileges of any Borrower or its Subsidiaries in any material respect and do not adversely affect in any material respect the ability of a Loan Party to be in compliance with the terms hereof or to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise adversely affect the interests of Agent or Lenders in any material respect;

(iii) any of the Specified Equipment Lease Documents in a manner which increases, or could reasonably be expected to increase, the aggregate unpaid amount of obligations owing by Parent under the Specified Equipment Lease Documents (whether by entering into additional lease schedules or otherwise); provided, that, Parent shall promptly deliver to Agent copies of any amendment, modification or other change to any of the Specified Equipment Lease Documents;

(iv) any of the Target Acquisition Documents, except for amendments, modifications or other changes that do not adversely affect the rights and privileges of any Borrower or its Subsidiaries in any material respect and do not adversely affect in any material respect the ability of a Loan Party to be in compliance with the terms hereof or to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise adversely affect the interests of Agent or Lenders in any material respect;

(v) any of the Restructuring Documents, except for amendments, modifications or other changes that do not adversely affect the rights and privileges of any Borrower or its Subsidiaries in any material respect and do not adversely affect in any material respect the ability of a Loan Party to be in compliance with the terms hereof or to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise adversely affect the interests of Agent or Lenders in any material respect; and

(vi) the Management Agreement, the Consulting Agreement or any other agreement listed on Schedule 6.12(d) except with the prior written consent of the Required Lenders.

6.8 Senior Note Indenture; Secured Debt Cap.

(a)           Incur (under and as defined in the Senior Note Indenture) or suffer to exist any Indebtedness (under and as defined in the Senior Note Indenture) pursuant to Section 3.2(b)(1) of the Senior Note Indenture other than (i) Indebtedness under this Agreement and the other Loan Documents and (ii) Indebtedness under the ABL Credit Agreement and the other ABL Loan Documents.

(b)           Permit the amount of the Senior Note Indenture Secured Debt Cap with respect to the Loan Parties at any time to be less than the aggregate outstanding principal amount of the Term Loan plus all Advances, Swing Line Loans, Letter of Credit Usage and Overadvances (as such terms are defined in the ABL Credit Agreement).

6.9 Restricted Payments.  Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           Parent and each Subsidiary may declare and make dividend payments or other distributions payable in the Equity Interests of such Person (other than Disqualified Equity Interests);

(b)           any Subsidiary of Parent may make Restricted Payments described in Section 6.12(f);

(c)           any Subsidiary of Parent may pay or make distributions to Parent that are used to make substantially contemporaneous payments to, and Parent may make payments to, repurchase or redeem Equity Interests and options to purchase Equity Interests of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Parent pursuant to any management equity subscription agreement, employee agreement or stock option agreement or other agreement with such officer, director or employee or former officer, director or employee; provided, that, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not in any fiscal year of Parent exceed $250,000;

(d)           Parent may repurchase its Equity Interests to the extent such repurchase is deemed to occur upon (i) the non-cash exercise of stock options to the extent such Equity Interests represents a portion of the exercise price of such options and (ii) the withholding of a portion of such Equity Interests to pay taxes associated therewith, and the purchase of fractional shares of Equity Interests of Parent or any Subsidiary arising out of stock dividends, splits or combinations or business combinations;

(e)           for each taxable year ending after the Closing Date with respect to which Parent is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, Parent may make distributions, advances or other payments to each owner of its Equity Interests, in an amount equal to the product of (i) the portion of Parent’s “taxable income” (as modified below) allocable to such member for such year and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to any such owner for such year; provided, that, for purposes of this clause (e), Parent’s “taxable income” for any year shall be computed (A) with respect to any taxable year (or portion thereof) through and including Parent’s fiscal quarter ending June 30, 2013, without any deduction for any interest expense for such year attributable to any indebtedness of Parent used to finance distributions (as determined in accordance with Treasury Regulation Section 1.163-8T) or any indebtedness treated as having refinanced any such indebtedness, or any other interest expense incurred by Parent, that, in each case, is not treated as deductible or federal income tax purposes by each holder of Equity Interests issued by Parent, and (B) with respect to any taxable year, whether ended prior to or after the Closing Date, by including any increases to taxable income for such year as a result of any tax examination, audit or other adjustment; and

(f)           any Subsidiary of Parent may pay dividends or other distributions to a Loan Party (including, without limitation, distributions to a Loan Party upon the reduction of capital (by whatsoever name called, including paid in capital, paid up capital or stated capital) of such Subsidiary).

6.10 Accounting Methods.  Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or as permitted under Section 1.2).

6.11 Investments.  Directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except for Permitted Investments.

6.12 Transactions with Affiliates.  Directly or indirectly, enter into or permit to exist any transaction with any Affiliate (including, without limitation, any transaction to purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of Parent or any of its Subsidiaries), except for:

(a)           any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the Board of Directors of such Parent or such Subsidiary, provided, that, such transactions are not otherwise prohibited by this Agreement;

(b)           transactions exclusively between the Loan Parties, provided, that, such transactions are not otherwise prohibited by this Agreement;

(c)           transactions permitted under Section 6.3, or 6.9 hereof;

(d)           any agreement as in effect as of the Closing Date and listed on Schedule 6.12(d), as each such agreement may be amended, modified, supplemented, extended or renewed from time to time with the prior written consent of the Required Lenders;

(e)           (x) fees payable by Parent to Sciens Management LLC and Sciens Institutional Services LLC and (y) the reimbursement by Parent of Sciens Management LLC and Sciens Institutional Services LLC of reasonable and customary out-of-pocket expenses of Sciens Management LLC and Sciens Institutional Services LLC incurred in the ordinary course of business in connection with the businesses of Parent and its Subsidiaries, solely to the extent required by terms of the Management Agreement and the Consulting Agreement, in an aggregate amount in respect of subclauses (x) and (y) not to exceed $1,000,000 in the aggregate in any fiscal year of Parent; provided, that, as of the date of any such payment and after giving effect thereto, no Default or Event of Default, in each case, pursuant to Section 8.1, shall exist or have occurred and be continuing;

(f)           the payment of reasonable and customary (i) fees and reasonable out-of-pocket expenses paid to and (ii) indemnities provided on behalf of, the directors of Parent or any Subsidiary; provided that, in the case of the preceding clause (i) only, the aggregate amount of such payments shall not exceed $250,000 in any fiscal year;

(g)           transactions with customers, clients, suppliers, joint venture partners (other than joint ventures with Sponsor or any of its Affiliates), or purchasers of, or sellers of goods or services to, a Loan Party, in each case, that are Affiliates of the Loan Parties; provided, that (i) any such transaction is made in the ordinary course of business of the Loan Parties and is in compliance with the terms of this Agreement and (ii) any such transaction is on terms that are no less favorable to Parent or the relevant Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by Parent or such Subsidiary with an unrelated person; and

(h)           any transaction or series of related transactions involving aggregate payments or the transfer of assets or provisions or services (other than any transactions with Sciens Capital Management), in each case, solely to the extent that (i) the value of any single such transaction (or series of related transactions) does not exceed $50,000 in the aggregate, (ii) the value of all such transactions does not exceed $500,000 in the aggregate during the term of this Agreement, (iii) any such transaction is made pursuant to the reasonable requirements of Parent’s or such Subsidiary’s business (as the case may be) and (iv) any such transaction is upon fair and reasonable terms no less favorable to Parent or such Subsidiary than Parent or such Subsidiary would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.13 Use of Proceeds.  Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date to finance the Target Acquisition and to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

6.14 Limitation on Issuance of Equity Interests.  Except for the issuance or sale of Qualified Equity Interests of Parent and the issuances or sales of Equity Interests by a Loan Party to another Loan Party pursuant to the Post-Closing Restructuring Transactions, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.15 [Reserved].

6.16 Specified Canadian Pension Plans.  (i) Maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or (ii) acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan, unless the obligation to pay any deficit under any such Specified Canadian Pension Plan would not have priority under applicable law over any Liens created by the Security Documents.

6.17 Sale Leaseback Transactions.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property in connection with any sale and leaseback transaction.

6.18 Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (a) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (b) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (c) to make loans or advances to any Loan Party or any of its Subsidiaries or (d) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (a) through (d) of this Section 6.18 shall prohibit or restrict compliance with:

(i)           this Agreement and the other Loan Documents;

(ii)           the ABL Credit Agreement and the other ABL Loan Documents;

(ii)           the Senior Note Indenture;

(iv)           any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(v)           in the case of clause (d), customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset; or

(vi)           in the case of clause (d), any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto.

6.19 Limitations on Negative Pledges.Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (a) this Agreement and the other Loan Documents, (b) the ABL Credit Agreement and the other ABL Loan Documents, (c) the Senior Note Indenture, (d) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.1 of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (e) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder and (f) customary provisions in leases restricting the assignment or sublet thereof.  Notwithstanding the foregoing, the limitations set forth in this Section 6.19 shall not be any more restrictive than permitted pursuant to Sections 3.4 and  3.6 of the Senior Note Indenture to the extent in effect.

6.20 Employee Benefits.

(a) Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any material liability of any Loan Party or ERISA Affiliate to the PBGC.

(b) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Pension Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to result in a Material Adverse Change.

(c) Permit to occur, or allow any ERISA Affiliate to permit to occur, any failure to satisfy the minimum funding standards under section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $1,000,000 with respect to all Pension Plans in the aggregate.

(d) Except as could not reasonably be expected to have a material liability, acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension or (ii) any Multiemployer Plan.

(e) Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.11.

(f) Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

7.	FINANCIAL COVENANTS.

Parent and each Borrower covenants and agrees that, until payment in full of the Obligations, Parent and each Borrower will comply with each of the following covenants:

(a)           Minimum EBITDA.  Achieve Consolidated EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$40,000,000	For the 4 quarter period ending September 30, 2013
$40,000,000	For the 4 quarter period ending December 31, 2013
$40,000,000	For the 4 quarter period ending March 31, 2014

Applicable Amount	Applicable Period
$40,000,000	For the 4 quarter period ending June 30, 2014
$40,000,000	For the 4 quarter period ending September 30, 2014
$40,000,000	For the 4 quarter period ending December 31, 2014
$40,000,000	For the 4 quarter period ending March 31, 2015
$42,500,000	For the 4 quarter period ending June 30, 2015
$42,500,000	For the 4 quarter period ending September 30, 2015
$45,000,000	For the 4 quarter period ending December 31, 2015
$45,000,000	For the 4 quarter period ending March 31, 2016
$50,000,000	For the 4 quarter period ending June 30, 2016
$50,000,000	For the 4 quarter period ending September 30, 2016

(b)           Fixed Charge Coverage Ratio.  Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the applicable ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
0.90:1.00	For the 4 quarter period ending September 30, 2013
0.90:1.00	For the 4 quarter period ending December 31, 2013
0.90:1.00	For the 4 quarter period ending March 31, 2014
0.90:1.00	For the 4 quarter period ending June 30, 2014

Applicable Ratio	Applicable Period
0.90:1.00	For the 4 quarter period ending September 30, 2014
0.90:1.00	For the 4 quarter period ending December 31, 2014
0.90:1.00	For the 4 quarter period ending March 31, 2015
0.90:1.00	For the 4 quarter period ending June 30, 2015
0.95:1.00	For the 4 quarter period ending September 30, 2015
0.95:1.00	For the 4 quarter period ending December 31, 2015
0.95:1.00	For the 4 quarter period ending March 31, 2016
0.95:1.00	For the 4 quarter period ending June 30, 2016
0.95:1.00	For the 4 quarter period ending September 30, 2016

(c)           SecuredLeverage Ratio.  Have a Secured Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.20:1.00	For the 4 quarter period ending September 30, 2013
1.20:1.00	For the 4 quarter period ending December 31, 2013
1.20:1.00	For the 4 quarter period ending March 31, 2014
1.20:1.00	For the 4 quarter period ending June 30, 2014

Applicable Ratio	Applicable Period
1.20:1.00	For the 4 quarter period ending September 30, 2014
1.10:1.00	For the 4 quarter period ending December 31, 2014
1.10:1.00	For the 4 quarter period ending March 31, 2015
1.00:1.00	For the 4 quarter period ending June 30, 2015
1.00:1.00	For the 4 quarter period ending September 30, 2015
1.00:1.00	For the 4 quarter period ending December 31, 2015
0.90:1.00	For the 4 quarter period ending March 31, 2016
0.90:1.00	For the 4 quarter period ending June 30, 2016
0.80:1.00	For the 4 quarter period ending September 30, 2016

(d)           Capital Expenditures.  Make Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii) and Capital Expenditures made from the proceeds of any Excluded Issuances (as defined in clause (c)(ii) of the definition thereof) measured on a quarter-end basis, of less than or equal to the applicable amount set forth in the following table for the applicable period set forth opposite thereto; provided, however, notwithstanding the foregoing, for each of the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, the Loan Parties shall be permitted to make such Capital Expenditures in each such quarter in an amount that is the greater of (i) $10,000,000 less the actual amount of such Capital Expenditures made in the immediately preceding 3 quarter period and (ii) $2,500,000:

Applicable Amount	Applicable Period
$12,000,000	For the 4 quarter period ending September 30, 2013
$12,000,000	For the 4 quarter period ending December 31, 2013
$12,000,000	For the 4 quarter period ending March 31, 2014

Applicable Amount	Applicable Period
$12,000,000	For the 4 quarter period ending June 30, 2014
$12,000,000	For the 4 quarter period ending September 30, 2014
$12,000,000	For the 4 quarter period ending December 31, 2014
$10,000,000	For the 4 quarter period ending March 31, 2015
$10,000,000	For the 4 quarter period ending June 30, 2015
$10,000,000	For the 4 quarter period ending September 30, 2015
$10,000,000	For the 4 quarter period ending December 31, 2015
$10,000,000	For the 4 quarter period ending March 31, 2016
$10,000,000	For the 4 quarter period ending June 30, 2016
$10,000,000	For the 4 quarter period ending September 30, 2016

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1           If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

8.2           If any Loan Party or any of its Subsidiaries:

(a)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower or any other Loan Party is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower’s affairs, finances, and accounts with officers and employees of such Borrower), 5.11, 5.13, or 5.16 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement; or

(b)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to a Responsible Officer of any Loan Party or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;

8.3           If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4           If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5           If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6           If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent and its Subsidiaries, taken as a whole;

8.7           If there is (a) a default in respect of one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, (b) a default in respect of one or more Material Contracts or (c) a default in respect of or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $1,000,000 or more;

8.8           If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9           If the obligation of any Guarantor under the applicable Guaranty ceases to be in full force and effect;

8.10           If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on Collateral covered thereby having an aggregate book value in excess of $100,000, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of an action or failure to act on the part of Agent;

8.11           (a) The occurrence of any damage to, or loss, theft or destruction of, any Collateral having an aggregate book value in excess of $500,000 (exclusive of any damage to Collateral covered by insurance pursuant to which the insurer has not denied coverage) if (i) the proceeds of such insurance are not received by the Loan Parties within 120 days of such occurrence and (ii) such Collateral is not repaired and/or replaced within 150 days of such occurrence or (b) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of material revenue producing activities of the Loan Parties, taken as a whole;

8.12           The loss, suspension or revocation of, or failure to renew, any material license or permit now held or hereafter acquired by any Loan Parties;

8.13           (a) The indictment (or an indictment threatened in writing) of any Loan Party (or any executive officer thereof acting in such capacity as an executive officer and not in his or her personal capacity) under any criminal statute, or (b) commencement of, or commencement threatened in writing of, criminal or civil proceedings against any Loan Party (or any executive officer thereof acting in such capacity as an executive officer and not in his or her personal capacity), solely to the extent that pursuant to such indictment, statute or proceedings, the penalties or remedies sought or available in connection therewith include forfeiture to any Governmental Authority of any material portion of the property of the Loan Parties, taken as a whole;

8.14           The validity or enforceability of any Loan Document shall at any time for any reason  (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.15           If any Loan Party ceases to have the right to use, or the Loan Parties are not in possession and control of, a material amount of the Specified Government Property;

8.16           (a) The occurrence of an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, which could reasonably be expected to result in liability in excess of $1,000,000; (b) the imposition of any liability in excess of $1,000,000 under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of its ERISA Affiliates, (c) the occurrence of a nonexempt prohibited transaction under Section 406 or 407 of ERISA for which any Loan Party may be directly or indirectly liable and which is reasonably expected to result in a liability to any Loan Party in excess of $1,000,000, (d)  receipt from the Internal Revenue Service of notice of the failure of any Employee Benefit Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Employee Plan to fail to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code or (e) the imposition of any lien on any of the rights, properties or assets of any Loan Party or any of its ERISA Affiliates, in either case pursuant to Title IV of ERISA, and which lien secures a liability in excess of $1,000,000;

8.17           An event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries;

8.18           A Dutch Loan Party gives notice under Section 36(2) of the 1990 Tax Collection Act (Invorderingswet 1990); or

8.19           A Change of Control shall occur.

9.	RIGHTS AND REMEDIES.

9.1 Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent, upon the instruction of the Required Lenders, shall (in each case under clause (a) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)           declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;

(b)           [Reserved]; and

(c)           exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, and the Obligations, inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Loan Party.

9.2 Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3 Appointment of a Receiver.  Upon the occurrence and during the continuance of an Event of Default, Agent (upon the direction of the Required Lenders) shall seek the appointment of a receiver, interim receiver, manager or receiver and manager (a “Receiver”) under the laws of Canada or any province thereof to take possession of all or any portion of the Collateral of any Loan Party or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing.  Any such Receiver shall, to the extent permitted by law, so far as concerns responsibility for his/her acts, be deemed to be an agent of such Loan Party and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, or his/her servants or employees, absent the gross negligence, willful misconduct or bad faith of the Agent or the Lenders as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of any Loan Party, to preserve Collateral of such Loan Party or its value, to carry on or concur in carrying on all or any part of the business of such Loan Party and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of such Loan Party.  To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including a Loan Party, enter upon, use and occupy all premises owned or occupied by a Loan Party wherein Collateral of such Loan Party may be situated, maintain Collateral of a Loan Party upon such premises, borrow money on a secured or unsecured basis and use Collateral of a Loan Party directly in carrying on such Loan Party’s business or as security for loans or advances to enable the Receiver to carry on such Loan Party’s business or otherwise, as such Receiver shall, in its discretion, determine.  Except as may be otherwise directed by Agent (upon the direction of the Required Lenders), all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent.  Every such Receiver may, in the discretion of the Required Lenders, be vested with all or any of the rights and powers of Agent and the Lenders.  Agent (upon the direction of the Required Lenders) shall, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

10.	WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc.   Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code and the PPSA, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers, other than any such loss or damage resulting from the gross negligence, willful misconduct or bad faith of the Agent or any member of the Lender Group, as finally determined by a court of competent jurisdiction.

10.3 Indemnification.  Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys (limited to one U.S. counsel to Agent-Related Persons and one U.S. counsel to Lender-Related Persons, one Canadian counsel to Agent-Related Persons and one Canadian counsel to Lender-Related Persons, one Dutch counsel to Agent-Related Persons and one Dutch counsel to Lender-Related Persons and any local or regulatory counsel to Agent-Related Persons and Lender-Related Persons reasonably selected by Agent, one additional counsel for the Lenders (taken as a whole) if an Event of Default has occurred and is continuing and, if the interests of any Agent-Related Person or Lender-Related Person are distinctly and disproportionately affected, one additional counsel for such affected Person), experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (promptly upon demand of Agent but in any event not later than 5 days of demand therefor by Agent irrespective of (1) the provisions of Section 17.10 hereof and (2) whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent (in its capacity as such) on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any Environmental Liabilities, Environmental Action or Remedial Action, including any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”); provided, that, no Borrower shall be obligated to indemnify any Indemnified Person under this Section 10.3 for any Taxes (except Taxes that represent claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, disbursements, etc., arising solely from any non-Tax claim), which shall be governed solely by Section 16.  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Loan Parties or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Loan Parties:	Colt Defense LLC 547 New Park Avenue West Hartford, CT 06110 Attn: Jeffrey Grody Fax No. (860) 244-1442 Phone: (860) 232-4489 Email: jgrody@colt.com with copies to:
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York  10005
Attn:  William J. Miller, Esq.
Fax No.: (212) 269-5420
Phone: (212) 701-3036
Email: wmiller@cahill.com

and

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York  10005
Attn:  Josiah M. Slotnik, Esq.
Fax No.: (212) 378-2925
Phone: (212) 701-3637
Email: jslotnik@cahill.com

If to Agent:
Cortland Capital Market Services LLC
225 W. Washington Street, 21st Floor
Chicago, Illinois 60606
Fax No. (312) 376-0751
Attn: Ryan Morick
Phone: (312) 564-5072
Email: ryan.morick@cortlandglobal.com
Attn: Beata Konopko
Phone: (312) 564- 5080
Email: beata.konopko@cortlandglobal.com

with copies to:	Holland & Knight LLP 131 S. Dearborn Street, 30th Floor Chicago, Illinois 60603 Attn: Joshua M. Spencer Fax No. (312) 578-6666 Phone: (312) 715-5709 Email: joshua.spencer@hklaw.com
and to:	The Initial Lenders and their counsel referred to on Schedule C-1

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) SUBJECT TO THE LAST SENTENCE OF THIS SECTION (D) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS  LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) Any Lender may at any time assign to one or more other Lenders or other entities (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Obligations at the time owing to it), provided, that, any such assignment shall be subject to the following conditions:

(i) The aggregate amount of the principal outstanding balance of the Obligations of the assigning Lender subject to such assignment shall be not less than $1,000,000, unless the Required Lenders otherwise consent, except that such minimum amount shall not apply to (A) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender or a Related Fund or (B) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or (C) in the case of an assignment of the entire remaining amount of the assigning Lender’s Obligations at the time owing to it;

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii) The consent of the Required Lenders shall be required for any assignment, other than any assignment to a Lender, an Affiliate of a Lender or a Related Fund:

(iv) The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance (in the form of Exhibit A-1), together with a processing fee of $3,500, provided, that Agent may, in its discretion, elect to reduce or waive such processing fee in the case of any assignment, and the assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire in a form satisfactory to Agent.

(v) No such assignment shall be made to (A) a Loan Party or an Affiliate of a Loan Party, (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or one of its Subsidiaries, (C) a natural Person or (D) so long as no Default or Event of Default has occurred and is continuing at the time of such assignment, any Disqualified Lender.  For the avoidance of doubt, in the case of the preceding clause (D), an assigning Lender (x) shall be entitled conclusively, and shall be fully permitted, to rely upon the representation made by an Assignee, pursuant to Section 3(c) of the

Assignment and Acceptance between such assigning Lender and such Assignee, that such Assignee is not a Disqualified Lender and (y) shall have no liability under this Agreement or any other Loan Document as a result of making such assignment to such Assignee if such representation shall have been untrue or incorrect unless, in either case, such assigning Lender has actual knowledge that such Assignee is a Disqualified Lender at the time of such assignment.

(vi) Borrowers and Agent may continue to deal solely and directly with a Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (B) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with this Section 13.1(a) and the satisfaction of the other conditions herein.

(b) From and after the date that Agent has recorded the assignment in the Register and Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable (other than with respect to Section 16) by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Loan Parties, the Collections of Loan Parties, the Collateral, or otherwise in respect of the Obligations.  For the avoidance of doubt, a Participant shall be entitled to the benefits of Section 16 (subject to the requirements and limitations therein, including the requirements under Section 16.2 and the provisions of Section 14.2) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 13.1.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”).  A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

(k) In order to comply with the Dutch Financial Supervision Act (Wet op het financieel toezicht), the amount transferred under this Section 13.1 shall include an outstanding portion of at least EUR 100,000 (or its equivalent in other currencies) per Lender or such other amount as may be required from time to time by the Dutch Financial Supervision Act (or implementing legislation) or if less, the new Lender shall confirm in writing to Borrower that it is a professional market party within the meaning of the Dutch Financial Supervision Act.

13.2 Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and notice thereof to Agent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender,

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 15.11,

(vi) release Agent’s Lien in and to any of the Collateral, except as permitted by Section 15.11,

(vii) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share,”

(viii) contractually subordinate any of Agent’s Liens, except as permitted by Section 15.11,

(ix) release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, except in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents,

(x) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(f),

(xi) amend, modify, or eliminate the definition of Term Loan Amount, or

(xii) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee.

(b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) any of the terms or provisions of Section 2.10, without the written consent of the Required Lenders and Borrowers, and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers and the Required Lenders.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the consent of Loan Parties and Lenders shall not be required for the exercise by Agent of any of its rights under this Agreement in accordance with the terms of this Agreement.

(c) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(ii) and (iii).

14.2 Replacement of Certain Lenders

.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16 and such Lender has declined to designate a different lending office, then Borrowers or Agent, upon at least 5 Business Days’ prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof and its existing rights to payment pursuant to Section 16).  If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Term Loan.

14.3 No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Loan Party of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent.  Each Lender hereby designates and appoints Cortland as its agent under this Agreement.  The other Loan Documents and the ABL Intercreditor Agreement and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and the ABL Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document and the ABL Intercreditor Agreement, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4 Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5 Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis to provide such Lender with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7 Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that, no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity.  Cortland and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Cortland were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, Cortland or its Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” may include Cortland in its individual capacity.

15.9 Successor Agent.  Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Administrative Borrowers).  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Administrative Borrower and with the consent of the Required Lenders, a successor Agent.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, upon the direction of the Required Lenders, to release, or subordinate, any Lien on any of the Collateral (i) upon payment and satisfaction of all of the Obligations, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Loan Party certifies to Agent and the Required Lenders that the sale or disposition is made in compliance with Section 6.4 (and Agent and the Required Lenders may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $2,500,000, and to the extent Agent (at the direction of the Required lenders) may release its Lien on any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by the Lenders, or (v) if required or permitted under the terms of any of the other Loan Documents, including any intercreditor agreement, or (vi) constituting property leased to a Loan Party under a lease that has expired or is terminated, or (vii) subject to Section 14.1 and the Security Documents, if the release is approved, authorized or ratified in writing by the Required Lenders.  Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release or subordinate any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that, (1) Agent shall not be required to execute any document necessary to evidence such release or subordination on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release or subordination shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released or subordinated) upon (or obligations of Borrower in respect of) all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize Agent, upon the direction of the Required Lenders, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) The Loan Parties and the Lenders hereby irrevocably authorize Agent, upon the instruction of the Required Lenders, to (A) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code or other bankruptcy laws, including under Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code or the PPSA, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

(c) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by a Loan Party or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of the Required Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Required Lenders, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Required Lenders, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code or in accordance with the PPSA or the Securities Transfer Act of any applicable jurisdictions in Canada can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent and the Required Lenders thereof, and, promptly upon Agent’s request (upon the direction of the Required Lenders) therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16 Collateral Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

(a) By becoming a party to this Agreement, each Lender:

(i) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each collateral report respecting Parent or its Subsidiaries (each, a “Report”) delivered in accordance with Section 5.2, and Agent shall so furnish each Lender with such Reports,

(ii) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,

(iv) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(b) In addition to the foregoing: (i) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or any Subsidiary of Parent to Agent that has not been contemporaneously provided by Parent or its Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (ii) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or its Subsidiaries, Agent promptly shall provide a copy of same to such Lender and (iii) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrowers) shall be entitled and empowered, upon the direction of the Required Lenders, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, receiver and manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent and the Required Lenders shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.

(b) Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

15.18 Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder, shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis in accordance with such Lender’s percentage of the Term Loan outstanding.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

15.19 Appointment for the Province of Québec.  Without prejudice to Section 15.1 above, each member of the Lender Group hereby appoints Agent as the person holding the power of attorney (fondé pouvoir) of the Lender Group as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any of the Borrowers or Guarantors granting a hypothec pursuant to the laws of the Province of Québec (Canada) and to exercise such powers and duties which are conferred thereupon under such deed.  All of the Lender Group hereby additionally appoints Agent as agent, mandatary, custodian and depositary for and on behalf of the Lender Group (a) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding any other applicable law, and (b) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Borrower or such Guarantor pursuant to the laws of the Province of Québec and creating a pledge of the Bond as security for the payment and performance of, inter alia, the Obligations.  In this respect, (i) Agent as agent, mandatary, custodian and depositary for and on behalf of the Lender Group, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the members of the Lender Group for and on behalf of whom the Bond is so held from time to time, and (ii) each of the members of the Lender Group will be entitled to the benefits of any property or assets charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property or assets.  Agent, in such aforesaid capacities shall (A) upon the direction of the Required Lenders have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent with respect to the property or assets charged under the Deed of Hypothec and Pledge, any other applicable law or otherwise, and (B) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lender Group, the Borrowers or the Guarantors.  The execution prior to the date hereof by Agent of any Deed of Hypothec, Pledge or other security documents made pursuant to the laws of the Province of Québec (Canada) is hereby ratified and confirmed.  The constitution of Agent as the Person holding the power of attorney (fondé de pouvoir), and of Agent, as agent, mandatary, custodian and depositary with respect to any bond that may be issued and pledged from time to time to Agent for the benefit of the Lender Group, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any of the Lender Group’s rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Acceptance Agreement or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the execution of an assignment agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent hereunder.

15.20 Dutch Parallel Debts.

(a) Each Loan Party undertakes with Agent to pay to Agent its Dutch Parallel Debt.

(b) Each Dutch Parallel Debt is a separate and independent obligation and shall not constitute Agent and any Finance Party as joint creditors (hoofdelijk schuldeisers) of any Underlying Debt.

(c) If any Underlying Debt is avoided or reduced other than (i) as a result of payment to, or recovery or discharge by, the Finance Party to which the Underlying Debt is owed or (ii) otherwise with the consent of such Finance Party, the amount of the Dutch Parallel Debt corresponding to such Underlying Debt shall be equal to the amount which such Underlying Debt would have had if the avoidance or reduction had not occurred.

(d) No Loan Party may pay any Dutch Parallel Debt other than at the instruction of, and in the manner determined by, Agent (at the direction of the Required Lenders).

(e) Any payment made, or amount recovered, in respect of a Loan Party’s Dutch Parallel Debs shall reduce the Underlying Debt owed to a Finance Party by the amount which that Finance Party has received out of that payment or recovery under the Loan Documents.

(f) Notwithstanding any provision to the contrary in any Loan Document, in relation to the Dutch Parallel Debt and any Dutch Security Documents, Agent shall act in its own name and not as agent of any Lender (but always for the benefit of the Required Lenders and the other Finance Parties in accordance with the provisions of the Loan Documents).

16.	WITHHOLDING TAXES.

16.1 No Setoff; Payments.

(a) All payments made by any Loan Party under any Loan Document will be made without setoff, counterclaim or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes unless deduction or withholding of any Taxes is required under applicable law.  If any deduction or withholding of any Tax is required by law, the applicable withholding agent shall make such deduction or withholding and shall timely pay to the relevant Governmental Authority such amounts in accordance with applicable law.  To the extent such Tax is an Indemnified Tax, the applicable Loan Party shall pay such additional amounts as may be necessary so that, after such required deduction or withholding of Indemnified Tax (including any Indemnified Tax on the additional amounts payable under this Section 16.1), the amount payable to the affected Agent or Lender (as applicable) by any Loan Party is equal to same amount that would have been so payable had no such deduction or withholding of Indemnified Tax been required under applicable law.

(b) The Loan Parties shall indemnify each Agent or Lender (as applicable), within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes on the additional amounts payable under this Section 16.1) payable or paid by such Agent or Lender or required to be withheld or deducted from a payment to such Agent or Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) Administrative Borrower will furnish to Agent as promptly as possible after payment by any Loan Party of any Tax in respect of any payment made by any Loan Party under any Loan Document is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Loan Parties or other evidence reasonably satisfactory to the Required Lenders.

(d) The Loan Parties agree to pay any present or future stamp, value added or documentary Taxes, intangible, recording or any other similar property Taxes that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2 Exemptions.

(a) If a Lender is entitled to claim an exemption or reduction from U.S. withholding tax, such Lender agrees with and in favor of Agent, to deliver to Administrative Borrower and Agent one of the following before receiving its first payment under the Loan Documents:

(i) In the case of a Lender claiming an exemption from U.S. withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender, substantially in the form of Exhibit D-1, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC (a “U.S. Tax Compliance Certificate”), and (B) an original, properly completed and executed IRS Form W-8BEN;

(ii) in the case of a Lender claiming an exemption from, or reduction of, U.S. federal withholding tax under a U.S. tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) an original, properly completed and executed copy of IRS Form W-8ECI;

(iv) to the extent a Lender is not the beneficial owner, a properly completed and executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, U.S. withholding or backup withholding tax; or

(vi) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Administrative Borrower or Agent as may be necessary for Administrative Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under Section 1471 through 1474 of the IRC or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(b) Each Lender shall provide new forms (or successor forms) upon the expiration, invalidity or obsolescence of any previously delivered forms and shall promptly notify Administrative Borrower and Agent in writing of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender is entitled to claim an exemption from, or reduction of, withholding or backup withholding tax in a jurisdiction other than the United States, such Lender agrees with and in favor of Agent and Administrative Borrower to deliver to Administrative Borrower and Agent at the times reasonably requested by Agent or Administrative Borrower such forms or other information reasonably requested by Administrative Borrower or Agent as will permit exemption from, or reduction of, withholding or backup withholding tax, but only if such Lender or such Participant (i) is legally eligible to deliver such forms and (ii) in such Lender’s reasonable judgment delivery of such forms or other information does not subject such Lender to any material unreimbursed cost or expense or does not materially prejudice the legal or commercial position of such Lender.  Each Lender shall provide new forms (or successor forms) or information upon the expiration, invalidity or obsolescence of any previously delivered forms or information and to promptly notify Administrative Borrower and Agent in writing of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 (including the requirements under this Section 16.2) subject to the provisions of Section 14.2, in each case, with respect thereto as if it were a Lender.

16.3 Lender Indemnification.  Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so in accordance with Section 16.1), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.1(i) relating to the maintenance of a Participant Register and (iii) any non-Indemnified Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 16.3.

16.4 Refunds.  If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 16, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by any Loan Party under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority in respect thereof) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 16.4, in no event will Agent or a Lender be required to pay any amount to the Loan Parties pursuant to this Section 16.4 the payment of which would place Agent or such Lender in a less favorable net after-tax position than Agent or such Lender would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This Section 16.4 shall not be construed to require Agent or any Lender to make available its tax returns (or any other confidential  information which it in good faith deems confidential) to any Borrower or any other Person.

17.	GENERAL PROVISIONS.

17.1 Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Loan Party, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 [Reserved].

17.6 Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code (or under any bankruptcy or insolvency laws of Canada, including the BIA, the CCAA and the Winding-Up and Restructuring Act (Canada)) relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of Borrowers or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under clause (iii) or (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Administrative Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under clause (iii) or (iv) shall be limited to the portion of the Confidential Information as may be required by such regulatory authority, statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Administrative Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Administrative Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation  or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Administrative Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent (upon the direction of the Required Lenders) may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and may otherwise use the name, logos, and other insignia of Borrowers and the Loan Parties and the Commitments provided hereunder in any “tombstone,” press releases, or other advertisements, on its website or in other marketing materials of Agent.

17.10 Lender Group Expenses.  Borrowers agree to pay any and all Lender Group Expenses promptly upon demand therefor by Agent.  Borrowers agree that their respective obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11 Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding.

17.12 Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual  background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of such Borrower.

17.13 Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.14 Administrative Borrower as Agent for Borrowers.

(a) Each Borrower hereby irrevocably appoints and constitutes Parent (“Administrative Borrower”) as its agent and attorney-in-fact to request and receive Term Loans pursuant to this Agreement and the other Loan Documents from Agent or any Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Term Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Term Loans to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor.  Notwithstanding anything to the contrary contained herein, Agent (upon the direction of the Required Lenders) may at any time and from time to time require that Term Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 17.14.  Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent shall be paid to or for the account of such Borrower.

(c) Each Borrower and Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) No resignation or termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent.  If the Administrative Borrower resigns under this Agreement, Borrowers shall be entitled to appoint a successor Administrative Borrower (which shall be a Borrower).  Upon the acceptance of its appointment as successor Administrative Borrower hereunder, such successor Administrative Borrower shall succeed to all the rights, powers and duties of the retiring Administrative Borrower and the term “Administrative Borrower” shall mean such successor Administrative Borrower and the retiring or terminated Administrative Borrower’s appointment, powers and duties as Administrative Borrower shall be terminated.

17.15 Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Loan Documents, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Loan Documents in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the exchange rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given.  In the event that there is a change in the rate of exchange rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers will, on the date of receipt by Agent, pay such additional amounts, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such other of the Loan Documents in the Currency Due.  If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers and Guarantors shall indemnify and save Agent harmless from and against loss or damage arising as a result of such deficiency.  If the amount of the Judgment Currency which Agent is able to purchase is greater than the amount of the Judgment Currency original due it, Agent agrees, so long as no Event of Default has occurred and is continuing, to return the amount of any excess to Borrowers (or to any other Person who may be entitled thereto under applicable law).  The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Loan Documents or under any judgment or order.

17.16 Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders may be required to obtain, verify and record information regarding each Loan Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby.  Administrative Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

17.17 Quebec Interpretation.  For all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property,” (b) “real property” shall include “immovable property,” (c) “tangible property” shall include “corporeal property,” (d) “intangible property” shall include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall include a “hypothec,” “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the Code or PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall include a “right of compensation,” (i) “goods” shall include corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary,” (k) “construction liens” shall include “legal hypothecs,” (l) “joint and several” shall include solidary, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault,” (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary,” (o) “easement” shall include “servitude,” (p) “priority” shall include “prior claim,” (q) “survey” shall include “certificate of location and plan,” and (r) “fee simple title” shall include “absolute ownership”.

17.18 New Colt and its Subsidiaries.  By their execution of this Credit Agreement, each of New Colt, as successor-in-interest by merger to Acquisition Sub, and its Subsidiaries, hereby (i) confirms that each representation and warranty contained in Section 4 of the Credit Agreement is true and correct as they relate to New Colt and each of its Subsidiaries as of the effective date of this Agreement after giving effect to the Merger, (ii) grants and ratifies and confirms to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by New Colt and each of its Subsidiaries of its covenants and duties under the Loan Documents, which Lien in and to the Collateral shall attach to all Collateral without further action on the part of Agent, New Colt or any such Subsidiary, (iii) agrees that from and after the effective date of this Agreement it shall be a Loan Party under the Loan Agreement and shall be bound by all of the provisions thereof, and (iv) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth therein.  Each of New Colt and its Subsidiaries hereby agrees that each reference to a “Loan Party” or the “Loan Parties” in the Credit Agreement and the other Loan Documents shall include New Colt and its Subsidiaries.  New Colt and each of its Subsidiaries acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and that it has read and understands the terms thereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

COLT DEFENSE LLC, as a Borrower

By:  /s/ Gerald R. Dinkel
       Name:  Gerald R. Dinkel
       Title:    President and Chief Executive Officer

COLT FINANCE CORP., as a Borrower

By:  /s/ Gerald R. Dinkel
       Name:  Gerald R. Dinkel
       Title:    President and Chief Executive Officer

NEW COLT ACQUISITION CORP., as a Borrower,
which on the Closing Date shall be merged with and into
New Colt Holding Corp.

By:  /s/ Gerald R. Dinkel
       Name:  Gerald R. Dinkel
       Title:    President and Chief Executive Officer

NEW COLT HOLDING CORP., as a Borrower

By:  /s/ Gerald R. Dinkel
       Name:  Gerald R. Dinkel
       Title:    President and Chief Executive Officer

COLT’S MANUFACTURING COMPANY, LLC,
as a Borrower

By:  /s/ Gerald R. Dinkel
       Name:  Gerald R. Dinkel
       Title:    President and Chief Executive Officer

COLT DEFENSE TECHNICAL SERVICES LLC, as a
Guarantor

By:  /s/ Gerald R. Dinkel
       Name:  Gerald R. Dinkel
       Title:    President and Chief Executive Officer

[Signature Page to Term Loan Agreement]

COLT CANADA CORPORATION, as a Borrower By: /s/ Gerald R. Dinkel Name: Gerald R. Dinkel Title: President and Chief Executive Officer

[Signature Page to Term Loan Agreement]

COLT INTERNATIONAL COÖPERATIEF U.A., as a
Guarantor

By:  /s/ Gerald R. Dinkel
       Name:  Gerald R. Dinkel
       Title:    Authorized representative

By:  /s/ Jeffrey G. Grody
       Name:  Jeffrey G. Grody
       Title:    Authorized representative

[Signature Page to Term Loan Agreement]

CORTLAND CAPITAL MARKET SERVICES LLC, as Agent By: /s/ Emily Ergang Pappas Name: Emily Ergang Pappas Title: Associate Counsel

[Signature Page to Term Loan Agreement]

Schedule A-1

Agent’s Account

Bank Name: BMO Harris Bank N.A.
ABA # xxx-xxx-xxx
Account Name:  Cortland Capital Market Services
Account Number:  xxxxxxx
Reference:  Colt, Attention: Ryan Morick

or such other account as Agent may designate from time to time.

Schedule A-2

Authorized Persons

Gerald R. Dinkel
Scott B. Flaherty

Schedule D-1

Designated Account

Beneficiary Bank:	Bank of America
Bank name:	Bank of America
City:	West Hartford, CT 06110
Identification Code:	Swift: xxxxxxxx
Identification Code:	ABA: xxxxxxxxx
Beneficiary:	Colt Defense LLC
Account number:	xxxx-xxxx-xxxx

Schedule L-1

Exclusive Intellectual Property and other Intangible Licenses

Parent

1.
Consolidated License Agreement, dated February 8, 1984 between Her Majesty The Queen In Right of Canada and Colt’s Manufacturing Company, Inc., as amended by Amendment No. 1 dated August 15, 1986, Amendment 2 on September 13, 1993, Amendment No. 3 on June 14, 2000, Amendment No. 3A on May 31, 2001, Amendment No. 4 on August 30, 2002, Amendment No. 5 on September 18, 2006 and Amendment No. 6 dated July 28, 2008.

New Colt Holding Corp./Colt’s Manufacturing Company LLC

1.	License Agreement, dated February 11, 2010, between Rampant Classic and New Colt Holding Corp.

2.	Master License Agreement, dated January 28, 2000, between New Colt Holding Corp. and Cybergun S.A., formerly known as 3P S.A. (Les Trois Pylons), as amended February 17, 2006 and April 20, 2010.

3.
License Agreement, dated December 1, 2009, between New Zealand Mint Limited and New Colt Holding Corp., as amended September 24, 2010 and November 5, 2010 and as assigned by Antiquus Aurum Limited (formerly New Zealand Mint Limited) July 16, 2012.

4.	License Agreement (Knives), dated June 14, 2007, between New Colt Holding Corp. and Smoky Mountain Knife Works, Inc., as amended January 29, 2011.

5.	License Agreement, dated March 26, 2009, between Carl Walther GmbH and New Colt Holding Corp, as amended November 11, 2009.

6.	License Agreement, dated July 18, 2008, between Carl Walther GmbH and New Colt Holding Corp., as amended December 10, 2008, January 5, 2009 and March 27, 2009.

7.	License Agreement, dated April 27, 1965, between Colt Industries Inc. and the National Brewing Company.

8.	Know-How and Patent License and Technology Transfer Agreement, dated July 5, 2012, between Colt’s Manufacturing Company LLC and Merkel Jagd & Sportwaffen GmbH.

9.	License Agreement, dated December 19, 2003, between Colt Defense LLC and New Colt Holding Corp.

10.	Match Target License Agreement, dated on or about December 19, 2003 (but effective January 1, 2004), between Colt’s Manufacturing Company LLC and Colt Defense LLC.

11.	Trademark License Agreement, dated on or about November 28, 2001, between Colt’s Manufacturing Company, Inc. and Colt Archive Properties LLC.

12.	Settlement Agreement, dated as of January 12, 1998, among New Colt Holding Corporation, Colt’s Manufacturing Company, Inc. and Jimlar Corporation.

13.	Trademark License Agreement, dated as of July 5, 2013, by and between New Colt Holding Corp. and Colt Archive Properties LLC.

2

Schedule P-1

Permitted Investments

None.

Schedule P-2

Permitted Liens

Liens on cash collateral securing Letters of Credit:

Issuer	Beneficiary	LC Number	Amount Outstanding as of 5/26/2013	Maturity Date
J.P. Morgan	Connecticut Department of Environmental Protection	TFTS-851474	$211,127	6/4/2014
J.P. Morgan	National Bank of Egypt	TFTS-841076	$9,091	1/31/2014
J.P. Morgan	National Bank of Egypt	TFTS-839429	$7,343	4/30/2013
J.P. Morgan	National Bank of Egypt	TFTS-887528	$11,984	1/31/2014
J.P. Morgan	State Bank of India	TFTS-907450	$809,625	6/6/2016
Interaudi Bank	QHQ Armed Forces- UAE	SLC-0017/SS/05	$461,585	12/30/2013

Schedule P-3

Permitted Holders

1.           Sciens Management L.L.C. and its Affiliates.

2.           Members of management of the Parent who on the Closing Date (x) are holders of Equity Interests of the Parent or (y) have options to obtain Equity Interests of the Parent.

Schedule S

Security Documents

I.  Canadian Security Documents

1.  Canadian Security Agreement, dated as of July 12, 2013, by Colt Canada and Colt Netherlands in favor of Agent.

2.  Canadian Patent Security Agreement, dated as of July 12, 2013, by Colt Canada in favor of Agent.

3.  Charge/Mortgage, dated as of July 12, 2013, by Colt Canada in favor of Agent

II.  Dutch Security Documents

1.  Deed of Pledge of Membership Interests (Second Ranking), dated as of July 12, 2013, between Colt Defense and CDTS as Pledgors, Agent as Pledgee and Colt Netherlands as Cooperative.

2.  Deed of Pledge of Accounts (Second Ranking), dated as of July 12, 2013, between Colt Netherlands as Pledgor and Agent as Pledgee.

3.  Charged Account Control Deed, dated as of July 12, 2013, among Colt Netherlands, Agent and Bank of America, N.A.

III.  US Security Documents

1.  General Continuing Guaranty, dated as of July 12, 2013, by CDTS and Colt Netherlands in favor of Agent.

2.  Security Agreement, dated as of July 12, 2013, by each Loan Party in favor of Agent.

3.  Copyright Security Agreement, dated as of July 12, 2013, by New Colt, Parent and Colt’s Manufacturing in favor of Agent.

4.  Trademark Security Agreement, dated as of July 12, 2013, by New Colt, Parent and Colt’s Manufacturing in favor of Agent.

5.  Patent Security Agreement, dated as of July 12, 2013, by New Colt, Parent, Colt’s Manufacturing and Colt Canada in favor of Agent.

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“ABL Agent” means Wells Fargo Capital Finance, LLC, and its permitted successors and assigns.

“ABL Credit Agreement” means that Credit Agreement, dated as of September 29, 2011, entered into by, among others, the Loan Parties and ABL Agent, as amended, supplemented, modified, restated, renewed, refinanced or replaced, except to the extent prohibited by the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, entered into between Agent and ABL Agent, as amended and in effect from time to time.

“ABL Lenders” means the lenders from time to time party to the ABL Credit Agreement.

“ABL Loan Documents” means each “Loan Document” as defined in the ABL Credit Agreement, as amended, supplemented, modified, restated, renewed, refinanced or replaced, except to the extent prohibited by the ABL Intercreditor Agreement.

“ABL Obligations” means the Obligations as such term is defined in the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning specified therefor in the ABL Intercreditor Agreement.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Parent or its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) was in existence prior to the date of such Permitted Acquisition, and (b) was not acquired, assumed or incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, amalgamation or otherwise) by a Person or its Subsidiaries of at least a majority of the Equity Interests of any other Person having ordinary voting power for the election of directors or other members of the governing body of such other Person.

“Acquisition Sub” has the meaning assigned to such term in the Recitals.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Additional Portion of the Term Loan” and “Additional Portions of the Term Loan” have the respective meanings specified therefor in Section 2.15 of the Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests of such Person, by contract, or otherwise; provided, however, that, for purposes of Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests of such Person having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each current and former (within the 5 year period prior to the Closing Date) officer and/or director (or comparable manager) of a Loan Party or Sponsor shall be deemed to be an Affiliate of such a Loan Party, (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person and (d) any Person that is a current or former (within the 5 years period prior to the Closing Date) partner, member or principal (or any employee acting in any such capacity) of any Loan Party or a consultant (other than any consultants, financial advisors and/or other third party service providers of nationally recognized standing) of Sponsor shall be deemed to be an Affiliate of a Loan Party.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent Fee Letter” means that certain letter agreement of even date herewith among the Borrowers and the Agent.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 as the Agent’s Account.

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Term Loan Agreement to which this Schedule 1.1 is attached.

“AML Legislation” has the meaning specified in Section 17.16 of the Agreement.

“Annualized” means, with respect to the calculation of any amount at the end of any four (4) fiscal quarter period ending September 30, 2013, December 31, 2013 or March 31, 2014, the following: (i) with respect to fiscal quarter ended September 30, 2013, the aggregate amount at the end of such fiscal quarter multiplied by 4, (ii) with respect to fiscal quarter ended December 31, 2013, the aggregate amount at the end of the two consecutive fiscal quarters ended December 31, 2013 multiplied by 2, and (iii) with respect to fiscal quarter ended March 31, 2014, the aggregate amount at the end of the three consecutive fiscal quarters ended March 31, 2014 multiplied by 4/3.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent (at the direction of the Required Lenders) to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period on and after the Closing Date up to and including the third anniversary of the Closing Date, 2.00% times the outstanding principal balance of the Term Loan to be prepaid on such date (or if the Term Loan is being prepaid in full, the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination) and (b) thereafter, zero.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $25,000,000 minus (b) the aggregate principal amount of Increases to the Term Loan Amount previously made pursuant to Section 2.15 of the Agreement.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“BIA” means the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c. B-3, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” shall have the meanings assigned to such terms in the Recitals of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canadian Loan Party” and “Canadian Loan Parties” means, individually and collectively, Colt Canada and any other Loan Party organized under the laws of Canada or any province or territory thereof.

“Canadian Pension Plan” means any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or any Guarantor in respect of any Person’s employment in Canada with such Borrower or such Guarantor.

“Canadian Security Documents” means (a) each document identified on Schedule S to the Agreement (as such schedule may be amended or supplemented by Agent to add additional Canadian Security Documents in connection with the Loan Documents) and (b) any other documents governed by the laws of Canada or any province or territory thereof under which a Lien is granted to Agent.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above; provided, that, in the case of any Foreign Subsidiary, “Cash Equivalents” of such Foreign Subsidiary shall also include direct obligations of the sovereign country (or any agency thereof which is backed by the full faith and credit of such sovereign country) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such foreign country (or any agency thereof); provided, further, in the case of any Foreign Subsidiary that is not a Loan Party, “Cash Equivalents” of such Foreign Subsidiary shall also include securities and other investments held by such Foreign Subsidiary in the ordinary course of business which are substantially similar to the assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c.C-36, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

“Change of Control” means:

(a)           prior to the first public offering of common stock of Parent, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13 d-3 and 13 d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Equity Interests of Parent then outstanding, whether as a result of the issuance of securities of Parent, any merger, consolidation, liquidation or dissolution of the Parent, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (a) and clause (b) below, the Permitted Holders shall be deemed to beneficially own any the Equity Interests holding voting power of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as (x) the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Equity Interests of the parent entity) or (y) no “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), beneficially owns, directly or indirectly, a larger percentage of the voting power of the Equity Interests of the parent entity than the Permitted Holders;

(b)           on the date of or after the first public offering of common stock of Parent, any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13 d-3 and 13 d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Equity Interests of Parent or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(c)           the Continuing Directors shall cease for any reason to constitute a majority of the Board of Directors of Parent then in office;

(d)           except as otherwise expressly permitted herein, Parent shall cease to be the direct or indirect holder and owner of one hundred (100%) percent of the Equity Interests of the other Loan Parties; or

(e)           a “Change of Control” under (and as defined in) the Senior Note Indenture or the ABL Credit Agreement.

“Closing Date” means the date of the making of the Term Loan under the Agreement.

“Closing Date Transactions” means, collectively, the transactions contemplated by the Loan Documents, the Target Acquisition Documents (including, without limitation, the Merger) and the ABL Loan Documents, as amended in connection with each of the foregoing.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, freight forwarder, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance satisfactory to Agent and the Required Lenders.

“Collateral Assignment” means the Collateral Assignment of Target Acquisition Documents, dated as of the date hereof, and in form and substance satisfactory to the Required Lenders, made by, Parent, Acquisition Sub and New Colt in favor of Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, as the context requires.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated EBITDA” shall mean, as to any Person and its Subsidiaries, for any period, the amount equal to (without duplication): (a) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus (b) as to such Person and its Subsidiaries, each of the following (in each case to the extent deducted in the calculation of Consolidated Net Income for such period (in accordance with GAAP): (i) the Interest Expense for such period, (ii) all Taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period, including any Permitted Tax Distributions, (iii) depreciation and amortization (including, but not limited to, imputed interest and deferred compensation) for such period, all in accordance with GAAP, (iv) extraordinary, unusual or non-recurring charges, expenses or losses that are incurred outside the ordinary course of business, other than contract start-up costs and losses; provided, however, in the case of the Loan Parties, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (iv) shall not exceed for any period $1,000,000, (v) other non-cash charges, expenses or losses and (vi) costs and expenses in connection with this Transaction in an aggregate amount not exceeding $2,500,000.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that, (a) except to the extent included pursuant to the foregoing clause and except to the extent necessary to reflect Consolidated Net Income on a pro forma basis as provided herein, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated or amalgamated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or by any of its Subsidiaries shall be excluded; and (b) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded, other than any distribution or dividend actually received in cash by such Person or its Subsidiaries, (c) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded, (d) any impairment charges or asset writeoffs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, (e) any after tax effect of income (loss) from early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments or any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk shall be excluded, (f) any extraordinary non-cash gain or loss shall be excluded, (g) an amount equal to the Permitted Tax Distributions in respect of such period shall be included as though such amounts had been paid as income taxes directly by such Person for such period, and (h) the cumulative effect of a change in accounting principles shall be excluded.  For the purpose of this definition, net income excludes any gain together with any related Taxes for such gain realized upon the sale or other disposition of any assets outside of the ordinary course of business or of any Equity Interests of such Person or a Subsidiary of such Person.

“Consulting Agreement” means the Consulting Services Agreement, dated as of July 12, 2013, by and between Parent and Sciens Institutional Services LLC, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof, pursuant to which Parent engaged Sciens Institutional Services LLC to provide certain consulting services.

“Continuing Director” means (a) any member of the Board of Directors of Parent who was a director (or comparable manager) on the Closing Date, after giving effect to the execution and delivery of this Agreement and the other transactions contemplated hereby to occur on such date, and (b) any individual who becomes a member of the Board of Directors of Parent after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent and the Required Lenders, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Cortland” means Cortland Capital Market Services LLC, a Delaware limited liability company.

“Covered Claims” shall have the meaning given to such term in the Litigation Management Agreement, dated as of July 12, 2013, by and among, Parent, New Colt, Colt’s Manufacturing, and each of the Stockholder Representatives signatory thereto, as in effect on the Closing Date.

 “Currency Due” has the meaning specified in Section 17.15 of the Agreement.

“Current Assets” means, as at any date of determination, the total assets of Parent and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP, excluding any increase in Current Assets in respect to any Excluded Issuances.

“Current Liabilities” means, as at any date of determination, the total liabilities of Parent and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan or the ABL Obligations) on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement, (b) notified Administrative Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as determined by the Required Lenders) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, interim receiver, receiver and manager, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, interim receiver, receiver and manager, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests); or

(c)           is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Maturity Date; provided, that, an Equity Interest that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full in cash of all of the Obligations and the termination of the Commitments.

“Disqualified Lender” means any of the Persons listed on Schedule E-1.

“Dollars” or “$” means lawful currency of United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary of a Loan Party other than a Foreign Subsidiary.

“Dutch Guaranty” means a general continuing guaranty of the Obligations executed and delivered by Colt Netherlands in favor of Agent, for the benefit of Agent and the Lenders, in form and substance satisfactory to Agent and the Required Lenders, as amended, modified, restated and/or supplemented from time to time.

“Dutch Loan Party” and “Dutch Loan Parties” means, individually and collectively, Colt Netherlands and any other Loan Party organized under the laws of the Netherlands.

“Dutch Parallel Debt” means, in relation to an Underlying Debt (and subject to clause (c) of Section 15.20), an obligation to pay to Agent an amount equal to (and in the same currency as) the amount of that Underlying Debt.

“Dutch Security Documents” means (a) each document identified on Schedule S to the Agreement (as such schedule may be amended or supplemented by Agent to add additional Dutch Security Documents in connection with the Loan Documents) and (b) any other documents governed by Dutch law under which security rights are granted to Agent.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Employee Litigation Escrow Fund” shall have the meaning given to such term in the Escrow Agreement, dated as of July 12, 2013, by and among Parent, the Stockholder Representatives signatory thereto and Bank of America, as escrow agent, as in effect on the Closing Date.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, investigation, judicial or administrative proceeding, judgment, or other written communication from any Governmental Authority, or any third party alleging violations by or liabilities of any Loan Party under any Environmental Laws, including those relating to Releases of Hazardous Materials (a) from any assets, properties, or businesses of Parent, any Subsidiary of Parent or any of their predecessors in interest, (b) from adjoining properties or businesses or (c) from or onto any facilities which received Hazardous Materials generated any Loan Party or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to protection of the environment, or human health or safety, including without limitation, those relating to the generation, storage, treatment or disposal of Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any Remedial Action, Release or threated Release of Hazardous Materials, any violation of Environmental Law, or any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Environmental Permit” means any permit, registration, certificate, qualification, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law or by any Governmental Entity pursuant to its authority under Environmental Law.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or general partnership, limited partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.  Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that together with a Loan Party or a Subsidiary would be (or has been) treated as a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC.  ERISA Affiliate shall include any Subsidiary of any Loan Party.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” has the meaning ascribed to such term in the ABL Credit Agreement as in effect of the date hereof.

“Excess Cash Flow” means, for any fiscal year of Parent and its Subsidiaries, (a) Consolidated EBITDA, minus (b) the sum of (i) the cash portion of Interest Expense paid during such fiscal period, (ii) the cash portion of income taxes paid during such period, (iii) an amount equal to the amount of tax distributions actually made in accordance with Section 6.9(e) of the Agreement during such period, (iv) all scheduled principal payments made in respect of the Term Loan during such period (excluding any payments made with the proceeds of Excluded Issuances), (v) the aggregate amount of all prepayments of Indebtedness of Parent or its Subsidiaries (other than (w) prepayments of the Term Loan and other Obligations hereunder during such period, (x) prepayments of any other Indebtedness subordinated to the Obligations during such period, (y) prepayments of Indebtedness made with proceeds of Excluded Issuances during such period and (z) prepayments of Indebtedness in respect of any revolving credit facility during such period to the extent there is not an equivalent permanent reduction in commitments thereunder), (vi) transaction expenses of Parent and its Subsidiaries incurred in connection with the Transactions (to the extent paid within 12 months after the Closing Date) in an aggregate amount not to exceed $4,000,000 during the term of the Agreement, solely to the extent such expenses, fees, costs and charges are actually paid in cash, (vii) the cash portion of Capital Expenditures made during such period (net of (x) any Capital Expenditures funded with proceeds of Excluded Issuances, (y) any proceeds reinvested in accordance with the proviso to Section 2.4(e)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures made during such period), (viii) the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period) and (ix) any extraordinary, unusual or nonrecurring fees, costs, expenses, losses or charges to the extent added back to Consolidated EBITDA during such period, plus (c) tax refunds received by Parent and its Subsidiaries during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Issuances” means (a) the issuance of Qualified Equity Interests of the Parent to directors, officers and employees of the Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of the Parent and permitted under this Agreement), (b) in the event that Parent or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Qualified Equity Interests to Parent or such Subsidiary, as applicable, (c) the issuance of Qualified Equity Interests of Parent in order to finance (i) the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition or an Investment permitted under clause (w)(ii) of the definition of Permitted Investments, (ii) Capital Expenditures permitted under this Agreement, and/or (iii) so long as no Default or Event of Default shall have occurred and be continuing, for working capital purposes of Parent and its Subsidiaries (other than for the prepayment of Indebtedness permitted under Section 6.7(a)(iii)), (d) the issuance of Qualified Equity Interests of Parent in order to fund the prepayment of Indebtedness permitted under Section 6.7(a)(iii) and (e) the issuance of Qualified Equity Interests by a Subsidiary of Parent to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) through (e) above, but solely to the extent that (i) in the case of clauses (a) through (e) above, prior to the issuance of any such Qualified Equity Interests, Administrative Borrower has provided Agent with written notice of Borrowers’ intention to apply the proceeds of such Qualified Equity Interests in accordance with clause (a), (b), (c), (d) or (e) above, and (ii) in the case of clauses (c)(i), (c)(ii) and (d) above, the use of the proceeds of such issuance or sale of Qualified Equity Interests occurs substantially contemporaneously with the issuance or sale of such Qualified Equity Interests.

“Excluded Property” has the meaning specified in the Security Agreement or the Canadian Security Agreement, as the case may be.

“Extraordinary Receipts” means any payments in cash received by Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (a) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (b) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, (c) foreign, federal, state or local tax refunds, (d) pension plan reversions, and (e) any purchase price adjustment received in connection with any purchase agreement, including the Target Acquisition Agreement, in each case, after deducting therefrom, to the extent applicable, taxes paid or payable to any taxing authorities (or tax distributions made to members or shareholders) by Parent or such Subsidiary in connection with such event, in each case (other than with respect to tax distributions), to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Finance Party” means Agent or any Lender.

“Fixed Charge Coverage Ratio” means, for any Person and its Subsidiaries with respect to any date of determination, the ratio of (a) the amount equal to (1) Consolidated EBITDA of such Person and its Subsidiaries on a consolidated basis, as of the end of a fiscal quarter for the immediately preceding period of four (4) consecutive fiscal quarters for which Agent has received financial statements, less (2) Capital Expenditures of such Person and its Subsidiaries during such period to the extent not financed by a third party, less (3) any Permitted Tax Distributions; provided, that, solely for purposes of calculating the Fixed Charge Coverage Ratio, the amount of Permitted Tax Distributions shall not include the amount accrued and paid for the fiscal quarter ending June 30, 2013 and the amount of any Permitted Tax Distribution for the fiscal quarters ending on or prior to March 31, 2014 shall be Annualized, to (b) Fixed Charges of such Person and its Subsidiaries for such period.

“Fixed Charges” means, as to any Person and its Subsidiaries, on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Interest Expense paid in cash during such period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money, and regularly scheduled (as determined at the beginning of the respective period) payments related to Indebtedness with respect to Capital Leases (and without duplicating in items (a) and (b) of this definition, the cash interest component with respect to Indebtedness under Capital Leases) and, in each case, to the extent there is an equivalent reduction in the commitments thereunder in the case of any revolving credit facility, plus (c) all taxes paid (but, not the amount of any Permitted Tax Distributions) by such Person and its Subsidiaries in cash during such period, plus (d) all Restricted Payments (other than Permitted Tax Distributions) made by such Person and its Subsidiaries during such period pursuant to the Agreement; provided, that, in the case of clauses (a), (b) and (c), the amounts for the fiscal quarters ending on or prior to March 31, 2014 shall be Annualized.

“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date herewith, in form and substance satisfactory to Agent and the Required Lenders, executed and delivered by each Loan Party, Agent, and ABL Agent.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC Section 7701(a)(30).

“Foreign Security Documents” means each Canadian Security Document, each Dutch Security Document and each other security document entered into by a Foreign Subsidiary of Parent in favor of Agent.

“Foreign Subsidiary” means a Subsidiary of a Loan Party organized or incorporated under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, that, all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, provincial, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” has the meaning assigned to such term in the Recitals.

“Guaranty” means each guaranty, including the Dutch Guaranty, executed by the Guarantors (or any Guarantor) in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to the Required Lenders, and as may be amended or otherwise modified from time to time.

“Hazardous Materials” means, regardless of amount or quantity, (a) any element, compound, substance or chemical that is defined or listed in, or otherwise classified or regulated pursuant to, any Environmental Laws as a contaminant, pollutant, “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form and polychlorinated biphenyls.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“IFRS” means the International Financial Reporting Standards.

“Increase” has the meaning specified therefor in Section 2.15 of the Agreement.

“Increase Date” has the meaning specified therefor in Section 2.15 of the Agreement.

“Increase Joinder” has the meaning specified therefor in Section 2.15 of the Agreement.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation and (iii) any earnout obligation of a Person shall not constitute Indebtedness for the purposes of calculating any of the financial covenants in Section 7 until such obligation constitutes a liability on the balance sheet of such Person.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means any Taxes now or hereafter imposed by any Governmental Authority with respect to any payments by any Loan Party under any Loan Document; provided, however, that Indemnified Taxes shall exclude (i) any Tax imposed on the net income (including any branch profits Taxes) and any franchise or similar Taxes in lieu thereof, in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which Agent, such Lender or such Participant is organized or in which Agent’s, such Lender’s or such Participant’s principal office or applicable lending office is located or as a result of any other present or former connection between Agent, such Lender or such Participant and the jurisdiction (or political subdivision or taxing authority thereof) imposing the Tax (other than any such connection arising solely from Agent, such Lender or such Participant having executed, delivered, become a party to, or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) Taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2(a), (b) or (c) of the Agreement, (iii) any U.S. federal withholding Taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender acquires its interest in the applicable Obligation or Commitment (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled to receive additional amounts pursuant to Section 16.1 of the Agreement with respect to such withholding Tax immediately prior to such assignment or change in lending office and (iv)  any U.S. federal withholding Taxes imposed under FATCA.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, the CCAA or the BIA or under any other provincial, state or federal bankruptcy or insolvency law or any bankruptcy or insolvency law of any other applicable jurisdiction, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all domestic and foreign rights, title and interest in the following:  (i) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications; (ii) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (iii) trademarks, service marks, trade names, trade dress, brand names, Internet domain names, logos, symbols, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewal of the same; (iv) confidential and proprietary information, trade secrets and know-how, including, without limitation, TDPs, formulae, processes, compounds, drawings, designs, industrial designs, blueprints, surveys, reports, manuals, operating standards and customer lists; (v) software and contract rights relating to computer software programs, in whatever form created or maintained; and (vi) all other intellectual property rights or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing throughout the world, including, without limitation, rights to recover for past, present and future violations thereof and any and all products and proceeds of the foregoing.

“Intercompany Subordination Agreement” means an intercompany subordinated note executed and delivered by the Loan Parties and the other parties thereto, the form and substance of which is satisfactory to the Required Lenders.

“Interest Expense” means, for any period, as to any Person, as determined in accordance with GAAP, the amount equal to total interest expense of such Person and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including the interest component of any Capital Lease for such period), and in any event, including, without limitation, (a) discounts in connection with the sale of any Accounts, (b) bank fees, commissions, discounts and other fees and charges in each case owed with respect to letters of credit, banker’s acceptances or similar instruments or any factoring, securitization or similar arrangements, (c) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, and (d) the costs or fees for such period associated with Hedge Agreements to the extent not otherwise included in such total interest expense; provided, that, for purposes of the determination of Consolidated EBITDA, Interest Expense shall include, to the extent treated as interest in accordance with GAAP, all non-cash amounts in connection with borrowed money (including paid-in-kind interest).

“Inventory” means inventory (as such term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IP Reporting Certificate” means an IP reporting certificate substantially in the form of Exhibit I-1 executed and delivered by the Loan Parties to Agent.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Judgment Currency” has the meaning specified in Section 17.15 of the Agreement.

“Lender” has the meaning set forth in the preamble to the Agreement, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent and each Lender in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and PPSA and UCC searches and including searches with the patent and trademark office, or the copyright office, or similar searches with respect to the Canadian Loan Parties and the Dutch Loan Parties), filing, recording, publication, appraisal (including periodic collateral appraisals to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise) or with respect to the establishment of electronic collateral reporting systems, together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (d) reasonable and documented out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) [reserved], (g) reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“LIBOR Rate” means a per annum rate equal to the greater of (a) a per annum rate equal to the 3 month per annum rate appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR - USD (or on any successor or substitute page of such Service or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested interest period, adjusted by the reserve percentage prescribed by governmental authorities as determined by Agent which determination shall be conclusive in the absence of manifest error and (b) 1.00% per annum.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, hypothec, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, each Canadian Security Document, the Collateral Assignment, the Control Agreements, any Copyright Security Agreement, each Dutch Security Document, the Flow of Funds Agreement, each Guaranty, the Intercompany Subordination Agreement, any Mortgage, any Patent Security Agreement, the Security Agreement, any Trademark Security Agreement, any other Security Document, any UCC Filing Authorization Letter, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by any Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries in connection with the Agreement.

“Loan Party” means Borrower or any Guarantor.

“Management Agreement” means the letter agreement, dated as of July 9, 2007, by and between Parent and Sciens Management, LLC, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof, pursuant to which Parent engaged Sciens Management, LLC to provide certain investment banking, corporate and strategic advisory services.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, operations, assets, condition (financial or otherwise) or prospects of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.

“Material Contract” means (i) the Senior Note Indenture, (ii) each ABL Loan Document, (iii) each Target Acquisition Document, (iv) each Post-Closing Restructuring Document, (v) any contract or agreement (other than a Loan Document, ABL Loan Document, Target Acquisition Document or Post-Closing Restructuring Document) of any Loan Party involving monetary liability of or to Parent or its Subsidiaries in excess of $2,000,000 in any fiscal year of Parent and (vi) each other contract or agreement, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Merger” means the merger of Acquisition Sub with and into New Colt, with New Colt as the surviving corporation.

“Moody’s” has the meaning specified therefor in the definition of “Cash Equivalents”.

“Mortgage Policy” has the meaning specified therefor in Schedule 3.1.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, deeds to secure debt, charges or debentures executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance satisfactory to Agent and the Required Lenders, that encumber the Real Property Collateral.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means:

(a)  with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities (or tax distributions made to members or shareholders) by Parent or such Subsidiary in connection with such sale or disposition, in each case (other than with respect to tax distributions), to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b)  with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.16 of the Agreement), (h) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (i) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (j) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (k) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (l) the failure of any Pension Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (m) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan, (n) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, or (o) any event that results in or could reasonably be expected to result in a liability by a Loan Party or ERISA Affiliate pursuant to Title IV of ERISA.

“Obligations” means all loans, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), all amounts charged to the Loan Account pursuant to the Agreement, premiums, liabilities, obligations (including indemnification obligations), fees (including the fees provided in Section 2.10), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code and which is sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or with respect to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Perfection Certificate” means the Perfection Certificate delivered to Agent and the Lenders on the Closing Date, as such certificate may be updated pursuant to Section 6(k) of the Security Agreement, which certificate provides information with respect to the assets of each Loan Party.

“Permitted Acquisition” means any Acquisition to the extent that each of the following conditions shall have been satisfied:

(a)           as of the date of such Permitted Acquisition and immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing,

(b)           (i) the daily average Excess Availability for the thirty (30) day period immediately preceding and, as projected on a pro forma basis (after giving effect to such Permitted Acquisition) for the thirty (30) day period immediately following, such Permitted Acquisition shall not be less than $20,000,000, and (ii) as of the date of such Permitted Acquisition and immediately after giving effect thereto, Excess Availability shall not be less than $20,000,000,

(c)           Agent shall have received not less than ten (10) days’ prior written notice of such Permitted Acquisition, together with such information with respect thereto as the Required Lenders shall request,

(d)           the aggregate amount of the consideration (including any deferred purchase price payment, indemnification payment, purchase price adjustment, earn out or similar payment) for any single Acquisition shall not exceed $20,000,000 and for all acquisitions shall not exceed $50,000,000 during the term of the Agreement,

(e)           the Acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that Borrowers are engaged in,

(f)           the Board of Directors of the Person to be acquired shall have duly approved such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate applicable law,

(g)           Parent has provided Agent with a certificate of the chief financial officer of Parent supported by financial statements and reasonably detailed calculations and certifying that on a pro forma basis, the Loan Parties and their Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 for the four fiscal quarter period ended immediately prior to the proposed date of consummation of such Acquisition and (ii) are projected to be in compliance with the financial covenants in Section 7 for the four fiscal quarter period ending immediately after the proposed date of consummation of such Acquisition,

(h)           the assets being acquired are located within the United States or Canada, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada, except if the aggregate amount(s) of consideration payable in respect of assets located outside the United States or Canada or Equity Interests of a Person organized in a jurisdiction outside the United States or Canada (including deferred purchase price payments, indemnity payments, purchase price adjustments, earn-outs or similar payments) do not exceed $10,000,000 during the term of the Agreement,

(i)           the subject assets or Equity Interests, as applicable, are being acquired directly by Parent or one of its Subsidiaries that is a Loan Party and, in connection therewith, such Parent or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement, and

(j)           Administrative Borrower shall have provided Agent with evidence satisfactory to the Required Lenders that each of the conditions contained in this definition have been satisfied.

“Permitted Disposition” means:

(a)           sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b)           sales of Inventory to buyers in the ordinary course of business and the consignment of Inventory to the Government of the United Mexican States in the ordinary course of business pursuant to a written agreement (the “DCAM Consignment”); provided, that, the maximum value of Inventory at the Government of the United Mexican States at any one time shall not exceed $1,000,000,

(c)           the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d)           the non-exclusive licensing or sublicensing of Intellectual Property or other general intangibles (other than the exclusive licenses in effect on the Closing Date as set forth on Schedule L-1) and licenses, leases or subleases of other property (in each case other than Eligible Accounts, Eligible Inventory, Eligible Equipment and Eligible Real Property as defined in the ABL Credit Agreement), in each case, in the ordinary course of business and so long as any such transaction shall not: (i) materially interfere with the business of Parent and its Subsidiaries, (ii) adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of Loan Parties to sell or otherwise dispose of any Inventory or other Collateral, (iii) have a material and adverse effect on the value  of such Intellectual Property, or (iv) otherwise adversely limit or interfere in any respect with the use of any such Intellectual Property by Agent in connection with the exercise of its rights or remedies hereunder or under any of the other Loan Documents;

(e)           the granting of Permitted Liens,

(f)           the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)           any involuntary loss, damage or destruction of property,

(h)           any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i)           the leasing or subleasing of assets of Parent or its Subsidiaries (other than Accounts and Inventory) in the ordinary course of business,

(j)           the sale or issuance of Equity Interests by any Subsidiary of Parent to a Loan Party,

(k)           the non-exclusive licensing or sublicensing of Intellectual Property pursuant to manufacturing license agreements or technical assistance agreements with certain foreign governments, or otherwise in accordance with the International Traffic in Arms Regulations, in each case so long as any such transaction does not:  (i) adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of Loan Parties to sell or otherwise dispose of any Inventory or other Collateral, (ii) have a material and adverse effect on the value of such Intellectual Property, or (iii) otherwise adversely limit or interfere with the use of such Intellectual Property by Agent in connection with the exercise of its rights or remedies hereunder or under any of the other Loan Documents;

(l)           the making of a Restricted Payment that is expressly permitted to be made pursuant to the Agreement,

(m)           the making of a Permitted Investment,

(n)           the sale or other disposition of property by a Loan Party to another Loan Party, and

(o)           sales or other dispositions of assets of Parent and its Subsidiaries not otherwise subject to the provisions set forth in this definition, provided, that, as to any such sale or other disposition, each of the following conditions is satisfied:

(i)         such transaction does not involve the sale or other disposition of any Intellectual Property, Equity Interest in any Subsidiary or of Accounts or Inventory; and

(ii)          the aggregate amount of such dispositions does not exceed $1,000,000 during any fiscal year.

“Permitted Holder” means the Persons listed on Schedule P-3 to the Agreement.

“Permitted Indebtedness” means:

(a)           Indebtedness evidenced by the Agreement or the other Loan Documents,

(b)           Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c)           Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)           endorsement of instruments or other payment items for deposit,

(e)           Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty would have been permitted to incur such underlying Indebtedness,

(f)           unsecured Indebtedness of Parent or its Subsidiaries that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness does not mature prior to the date that is 180 days after the Maturity Date, (iii) the terms of such Indebtedness do not permit Parent or such Subsidiary to make any cash interest payment prior to the Maturity Date and (iv) no amortization payments are required prior to the Maturity Date,

(g)           Acquired Indebtedness in an amount not to exceed $4,000,000 outstanding at any one time, and any Refinancing Indebtedness in respect of such Indebtedness,

(h)           Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(i)           Indebtedness to finance premiums for property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance,

(j)           the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(k)           Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or treasury or Cash Management Services, in each case, incurred in the ordinary course of business,

(l)           unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) such Indebtedness is subordinated to the Obligations on terms and conditions acceptable to the Required Lenders and (iii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000,

(m)           Indebtedness of Parent or its Subsidiaries arising pursuant to Permitted Intercompany Advances,

(n)           Indebtedness arising from (i) agreements of Parent or a Subsidiary providing for adjustment of purchase price, earnout payments or similar obligations, in each case incurred or assumed in connection with a Permitted Acquisition, other than guarantees of Indebtedness incurred by any Person in connection with a Permitted Acquisition, to the extent that the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, or (ii) agreements of Parent or a Subsidiary providing for indemnification and similar obligations, in each case incurred or assumed in connection with a Permitted Acquisition or a Permitted Disposition, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary,

(o)           Indebtedness consisting of Permitted Investments,

(p)           Indebtedness evidenced by the Senior Note Indenture in an aggregate outstanding principal amount not to exceed $250,000,000, and any Refinancing Indebtedness in respect of such Indebtedness,

(q)           [reserved],

(r)           Indebtedness incurred by Parent or its Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid surety and similar bonds and completion guarantees (not for borrowed money), in each case in the ordinary course of business,

(s)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished with ten Business Days of incurrence,

(t)           [reserved];

(u)           [reserved];

(v)           other unsecured Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding; and

(w)           Indebtedness evidenced by the ABL Credit Agreement and any refinancings thereof in an aggregate principal amount not to exceed $50,000,000 any time outstanding.

“Permitted Intercompany Advances” means loans (a) made by a Loan Party that is not a Specified Loan Party to another Loan Party that is not a Specified Loan Party and (b) made by a Loan Party that is not a Specified Loan Party to a Specified Loan Party; provided, that, (i) in the case of clauses (a) and (b), Agent shall have received an Intercompany Subordination Agreement as duly authorized, executed and delivered by the parties to any such loans and (ii) in the case of clause (b) only, the aggregate amount of all such loans does not exceed $500,000 at any time outstanding unless otherwise agreed to in writing by the Required Lenders.

“Permitted Investments” means:

(a)           (i)  Investments in cash and Cash Equivalents of any Loan Party,

(b)           Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)           advances made in connection with purchases of goods or services in the ordinary course of business,

(d)           Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Loan Party or any of its Subsidiaries,

(e)           Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f)           guarantees permitted under the definition of “Permitted Indebtedness,”

(g)           Permitted Intercompany Advances,

(h)           Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to any Loan Party or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)           deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)           Permitted Acquisitions,

(k)           Investments resulting from entering into agreements relative to Indebtedness that is permitted under clause (j) of the definition of “Permitted Indebtedness,”

(l)           Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(m)           [reserved],

(n)           the endorsement of instruments for collection or deposit in the ordinary course of business,

(o)           deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business,

(p)           receivables owing to Parent or any of its Subsidiaries if created or acquired in the ordinary course of business consistent with current practices as of the date hereof,

(q)           loans and advances by Parent and its Subsidiaries to directors, officers and employees of Parent and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $250,000 at any time outstanding,

(r)           stock or obligations issued to Parent and its Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Parent and its Subsidiaries in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person, provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon the Required Lenders’ request, together with such stock power, assignment or endorsement by Parent and its Subsidiaries as the Required Lenders may request,

(s)           Investments constituting Restricted Payments permitted by Section 6.9 of the Agreement,

(t)           Investments made as a result of the receipt of non-cash consideration from a Permitted Disposition,

(u)           Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by Parent and its Subsidiaries in connection with such plans,

(v)           solely to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business, and

(w)           (i) other Investments in an aggregate outstanding amount not to exceed $500,000 at any time and (ii) other Investments not constituting Permitted Acquisitions made solely with the proceeds of any Excluded Issuances (as described in clause (c)(i) of the definition thereof); provided, that, as of the date of and such Investment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

“Permitted Liens” means:

(a)           Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)           Liens for unpaid Taxes that either (i) are not yet delinquent, or (ii) for which the underlying Taxes are the subject of Permitted Protests,

(c)           judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)           Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)           any interest or title of a lessor, sublessor or licensor in or to any asset (other than Accounts or Inventory) under any lease, sublease or license entered into by Parent or its Subsidiaries in the ordinary course of business and covering only such asset,

(f)           purchase money Liens or the interests of lessors under Capital Leases, in each case, as to assets or property, other than Accounts or Inventory, to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset or property purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset or property purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)           Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)           Liens on cash deposited to secure Parent’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,

(i)           Liens on cash deposited to secure Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)           Liens on cash deposited to secure Parent’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)           with respect to any Real Property, encumbrances, ground leases, easements or reservations of, or rights of others (including any reservations, limitations, provisos and conditions expressed in any original grant from the Crown with respect of any Real Property owned by Colt Canada) for, licensees, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) in each case as to the use of Real Property or Liens on Real Property incidental to the conduct of the business of Parent or its Subsidiaries or to the ownership of its Real Property that (in each case) do not individually or in the aggregate materially adversely affect the value of any such Real Property or materially impair, or interfere with, the use or operation of such Real Property,

(l)           non-exclusive licenses of Intellectual Property to the extent permitted under clause (k) of the definition of Permitted Disposition, in the ordinary course of business,

(m)           Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)           rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o)           Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of “Permitted Indebtedness”,

(p)           Liens in favor of customs, revenue or other tax authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)           Liens on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to an acquisition or disposition of assets not prohibited by the terms of the Agreement,

(r)           [reserved],

(s)           any Lien existing on any asset or a Person existing at the time such Person becomes a Subsidiary after the date of the Agreement; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of Parent or any Subsidiary (other than proceeds of such asset), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Refinancing Indebtedness in respect thereof, (iv) neither (x) the aggregate outstanding principal amount of the obligations secured thereby nor (y) the aggregate fair market value (determined as of the date such Person becomes a Subsidiary) of the assets subject thereto exceeds (as to Parent and all Subsidiaries) $1,000,000 at any one time, and (v) such Lien shall not extend or attach to any Inventory or Accounts,

(t)           Liens arising from precautionary Code financing statement filings regarding operating leases entered into by Parent and its Subsidiaries in the ordinary course of business,

(u)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, including Inventory consigned pursuant to the DCAM Consignment described in clause (b) of the definition of Permitted Dispositions,

(v)           [reserved],

(w)           Liens securing Permitted Indebtedness pursuant to clause (g) of the definition or “Permitted Indebtedness”; provided, that, such Liens shall be subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement, in form and substance satisfactory to the Required Lenders, duly executed and delivered by each holder of such Liens and acknowledged by each grantor of such Liens,

(x)           with respect to any Real Property, minor survey exceptions, minor encumbrances, ground leases, easements or reservations or, or rights of others for, licenses, rights-of-way servitudes, sewers, restrictive consents, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) which (in each case) were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially adversely affect the value of such Real Property or materially impair, interfere with, the use or operation of such Real Property,

(y)           leases, subleases, licenses or sublicenses to the extent permitted by clause (d) of the definition of “Permitted Dispositions”,

(z)           any Lien securing Indebtedness permitted by clause (u) of the definition of “Permitted Indebtedness”; provided, that, such Lien is subordinated to the Lien securing the Obligations pursuant to an intercreditor agreement which shall be in form and substance satisfactory to the Required Lenders,

(aa)           Liens securing Permitted Indebtedness pursuant to clause (w) of the definition or “Permitted Indebtedness”, provided that such Liens are subject to the terms of the ABL Intercreditor Agreement; and

(bb) any Lien arising out of a prejudgment remedy to the extent ordered by the court overseeing any Covered Claim, including any prejudgment writ of attachment, solely to the extent that each of the following conditions have been satisfied, as certified by Parent within three (3) Business Days of the date any such prejudgment remedy is ordered by such Court: (i) the allocated amount available for satisfaction of such Covered Claim in the Employee Litigation Escrow Fund (the “Allocated Escrow”) shall not be less than the amount specified in such prejudgment writ of attachment (collectively, the “Claim Amount”), (ii) the Employee Litigation Escrow Fund shall be valid and in full force and effect at all times that such Covered Claim is secured by such Lien, (iii) to the extent the Claim Amount exceeds the Allocated Escrow, the Loan Parties shall have posted bonds, cash collateral or other financial assurances acceptable to such Court sufficient to satisfy the amount specified in such prejudgment writ of attachment (the “Additional Security”), and (iv) such Lien shall be junior to the Liens securing the Obligations pursuant to applicable law.

Notwithstanding anything to the contrary contained in any of the Loan Documents, Permitted Liens shall not include any Liens on assets of any Loan Party which secure any Indebtedness or other obligations of any Foreign Subsidiary, except (x) as permitted by clauses (a) and (w) of the definition of “Permitted Liens,” or (y) as consented to in writing by the Required Lenders.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes, or rental payment, provided that (a) a reserve or provision with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP and (b) such Lien or other obligations are being contested in good faith by appropriate proceedings diligently conducted and such proceedings operate to stay the enforcement of such Lien or any Lien securing any such obligations.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

“Permitted Tax Distributions” means, for any period, the amount of tax distributions that the Loan Parties are permitted to make, and actually make, to Parent’s equityholders pursuant to Section 6.9(e) of the Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, Governmental Authorities or otherwise.

“Post-Closing Restructuring Documents” means each of the agreements, instruments and other documents entered into to consummate the Post-Closing Restructuring Transactions.

“Post-Closing Restructuring Effective Date” has the meaning specified therefor in Section 5.17(a).

“Post-Closing Restructuring Certificate” the certificate of Parent (in form and substance satisfactory to the Required Lenders), dated as of the Closing Date, describing the transactions in respect of the restructuring of the Loan Parties’ corporate and capital structure after the Closing Date.

“Post-Closing Restructuring Transactions” means the restructuring transactions described in the Post-Closing Restructuring Certificate

“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable  Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Pro Rata Share” means, as of any date of determination: with respect to a Lender’s obligation to make all or a portion of the Term Loan and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (a) the outstanding principal amount of the Term Loan owed to such Lender, by (b) the aggregate outstanding principal amount of the Term Loan.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its their Subsidiaries and the improvements thereto.

“Receiver” has the meaning specified therefore in Section 9.3 of the Agreement.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Rate” means, for any period, the greatest of (a) 1.0% per annum, (b) the Federal Funds Rate plus 0.50% per annum and (c) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent).  Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)           Agent shall have received not less than five (5) Business Days’ prior written notice of the intention to incur such Refinancing Indebtedness, which notice shall set forth in reasonable detail satisfactory to the Required Lenders, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as the Required Lenders  may request,

(b)           promptly upon the Required Lenders’ request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto,

(c)           the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for,

(d)           the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for,

(e)           the Refinancing Indebtedness shall not include terms and conditions with respect to Borrower or any Guarantor which are more burdensome or restrictive in any material respect than those contained in this Agreement, taken as a whole,

(f)           such Indebtedness incurred by Borrower or any Guarantor shall be at rates and with fees or other charges that are commercially reasonable,

(g)           the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith outstanding on the date of such event), and

(h)           if the Indebtedness being extended, refinanced, replaced or substituted for is secured by any assets, the Refinancing Indebtedness shall not be secured other than by such assets, provided, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to the Required Lenders) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials or violations of Environmental Law, in each case as required by Environmental Laws or Governmental Authority.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Availability” means that Excess Availability exceeds $15,000,000.

“Required Lenders” means, at any time, (a) Lenders whose aggregate Pro Rata Shares exceed 50.0% and (b) each Initial Lender (and its Related Funds) identified on Schedule C-1 to the Agreement, so long as such Initial Lender (including its Related Funds) holds not less than 10.0% of the aggregate outstanding principal amount of the Term Loan.

“Required Prepayment Date” has the meaning specified therefor in Section 2.4(e)(vii) of the Agreement.

“Responsible Officer” means any chief executive officer, president, senior vice president, executive vice president, chief operating officer, chief financial officer, chief accounting officer, general counsel, treasurer or other similar officer of any Borrower.

“Restricted Payment” means to the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Parent or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of “Cash Equivalents”.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Secured Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Indebtedness under the ABL Loan Documents, the Term Loan and the amount of their Capitalized Lease Obligations.

“Secured Leverage Ratio” means, as of any date of determination the ratio of (a) the amount of Borrower’s Secured Funded Indebtedness as of such date, to (b) Consolidated EBITDA for the 4 fiscal quarter period ended as of such date.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance satisfactory to Agent and the Required Lenders, executed and delivered by  the US Loan Parties to Agent.

“Security Documents” means any Canadian Security Document, any Dutch Security Document, any other Foreign Security Document, any US Security Document, and any other security document entered into by a Loan Party in favor of Agent.

“Senior Note Indenture” means the Indenture, dated as of November 10, 2009, by and among Parent, Colt Finance Corp. and Wilmington Trust FSB, as trustee with respect to 8.75% Senior Notes due 2017.

“Senior Note Indenture Secured Debt Cap” means, on any date, the maximum principal amount of all Advances, Swing Line Loans, Letter of Credit Usage and Overadvances (as such terms are defined in the ABL Intercreditor Agreement), plus the Term Loan permitted to be incurred by the Loan Parties in accordance with, and without contravening Section 3.2(b)(2) of the Senior Note Indenture and remain outstanding on a fully secured basis pursuant to clause (1) of the definition of “Permitted Liens” (as defined in the Senior Note Indenture) in accordance with Section 3.6 of the Senior Note Indenture.

“Solvent” means, at any time with respect to any Person, that at such time such Person  (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Specified Canadian Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Specified Equipment Lease Documents” means, collectively, the Master Lease Agreement Number 16293-90000, dated January 16, 2007, between Banc of America Leasing & Capital, LLC or its successors and assigns and Parent, together with all schedules thereto, and all agreements, documents and instruments evidencing or otherwise related thereto, as the same now exist or may hereafter be amended, supplemented or otherwise modified.

“Specified Government Property” means any and all property loaned, leased or otherwise provided to a Loan Party pursuant to or in connection with a Specified Government Property Loan Agreement.

“Specified Government Property Loan Agreement” means, individually and collectively, (a) the Loan Agreement, executed on or about May 27, 2009, between Colt Canada and Department of National Defence (Canada), and (b) any other agreement between any Loan Party and the national government of Canada or any of its agencies or instrumentalities pursuant to which the national government of Canada or any of its agencies or instrumentalities lends, leases or otherwise provides goods to a Loan Party to be used by a Loan Party for purposes of performing work pursuant to a supply or similar agreement between a Loan Party and the national government of Canada or any of its agencies or instrumentalities.

“Specified Loan Party” means any Loan Party (a) that is not formed, organized and/or incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada (or any province or territory thereof) or the Netherlands and (b) for which Agent has provided notice to Administrative Borrower that such Loan Party is a Specified Loan Party.

“Specified Transaction” means (i) any Investment permitted under this Agreement that results in a Person becoming a Subsidiary,  (ii) any Permitted Acquisition, (iii) any sale, disposition or transfer that results in a Subsidiary ceasing to be a Subsidiary of the Parent or any, in each case, whether by merger, consolidation, amalgamation or otherwise, (iv) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit, unless such Indebtedness has been permanently repaid and has not been replaced), or (iv) any other transaction that by the terms of this Agreement requires any financial ratio (or component definition) to be calculated on a pro forma basis.

“Sponsor” means Sciens Management, LLC.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Target Acquisition” means the acquisition by Parent of all or substantially all of the equity interests of New Colt on the Closing Date.

“Target Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of July 12, 2013, by and among Parent, Acquisition Sub, New Colt, and Donald E. Zilkha and Edward L. Koch, as Stockholder Representatives, with respect to the Target Acquisition.

“Target Acquisition Documents” means the Target Acquisition Agreement, together with all other documents and agreements entered into in connection with the Target Acquisition.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Taxes” means any taxes, levies, imposts, duties, assessments or other similar charges now or hereafter imposed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Technical Data Package” or “TDP” means data that is used in the production of firearms or accessories for firearms, including, but not limited to, engineering drawings, three dimensional CAD models, associated lists, material specifications, product specifications, tooling and gauging, including associated drawings and models, assembly instructions, fixtures, including associated drawings, engineering change information, previous revision information, process specifications and standards, as may be revised from time to time.

“Term Loan” means, collectively, the loans made pursuant to Section 2.2 and Section 2.15 of the Agreement.

“Term Loan Amount” means $50,000,000.00.

“Term Loan Commitment” means, for any Lender, its obligation to make a portion of the Term Loan in the principal amount shown on Schedule C-1 of the Agreement.

“Term Note” means a promissory note of Borrower payable to the order of a Lender in substantially the form of Exhibit B-1 of the Agreement, evidencing indebtedness of Borrower to each Lender pursuant to the Term Loan.

“Term Priority Collateral” has the meaning specified therefor in the ABL Intercreditor Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing Agent to file appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of Agent or the Required Lenders, desirable to perfect the security interests purported to be created by each US Security Document.

“Underlying Debt” means, in relation to a Loan Party and at any given time, each Obligation (whether present or future, actual or contingent) owing by such Loan Party to a Finance Party under the Loan Documents (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding that Loan Party’s Dutch Parallel Debt.

“United States” means the United States of America.

“US Dollar Equivalent” means at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent in good faith at such time using the exchange rate in effect on the Business Day of determination.

“US Dollars,” “US$” and “$” shall each mean lawful currency of the United States of America.

“US Loan Party” and “US Loan Parties” means, individually and collectively, each Loan Party organized under the laws of the United States.

“US Security Documents” means the Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any Trademark Security Agreements, any Mortgage, and each other document identified on Schedule S (as such schedule may be amended or supplemented by Agent to add additional US Security Documents in connection with in connection with the Loan Documents), and such other mortgages, debentures, charges, pledges, security agreements, joinder agreements, documents and instruments as may be required by Agent.

“VAT” means Value Added Tax imposed in Canada (including Goods and Services Tax, Harmonized Sales Tax and Quebec Sales Tax).

“VCOC Letter” means the letter agreement, dated as of the date hereof, by and among the Lenders and the Loan Parties, relating to the qualification of each Lender’s Term Loan as a venture capital operating company investment.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Waivable Mandatory Prepayment” has the meaning specified therefor in Section 2.4(e)(vii) of the Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (c) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (d) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)           the Closing Date shall occur on or before July 12, 2013;

(b)           Agent shall have received a UCC Filing Authorization Letter, duly executed by each Loan Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c)           Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of the Required Lenders, desirable to perfect the Agent’s Liens in and to the Collateral;

(d)           Agent shall have received each of the following documents, in form and substance satisfactory to the Required Lenders, duly executed, and each such document shall be in full force and effect:

(i)         this Agreement,

(ii)        each Guaranty,

(iii)       the Security Agreement, together with each related Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement,

(iv)       the Canadian Security Documents (other than the Charge/Mortgage by Colt Canada in favor of Agent),

(v)        the Dutch Security Documents,

(vi)       the Collateral Assignment,

(vii)      the Flow of Funds Agreement,

(viii)     the Intercompany Subordination Agreement,

(ix)        a Collateral Access Agreement with respect to the following location: 545 and 547 New Park Avenue, West Hartford, CT 06110,

(x)         the ABL Intercreditor Agreement,

(xi)        a letter, in form and substance satisfactory to Agent, from Bank of America, N.A., as the lender (the “Existing Lender”) under the Loan Agreement, dated as of September 21, 2009 (as amended prior to the date hereof, the “Existing Credit Facility”), to Agent respecting the amount necessary to repay in full all of the obligations of Colt’s Manufacturing owing under the Existing Credit Facility and to  obtain a release of all of the Liens existing in favor of the Existing Lender in and to the assets of Colt’s Manufacturing, together with termination statements and other documentation evidencing the termination by the Existing Lender of its Liens in and to the properties and assets of Colt’s Manufacturing,

(xii)         a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby, and

(xiii)        the VCOC Letter;

(e)           Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to (among other things) the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party and (iv), in respect of the Dutch Loan Party, attesting to the resolution of the general meeting of members approving the execution and the terms of, and the transactions contemplated by, the Loan Documents to which it is a party;

(f)           Agent shall have received a certificate from a Responsible Officer of Parent certifying that the conditions set forth in Section 3.1 of the Agreement have been satisfied;

(g)           Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented on or prior to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party, (ii) with respect to Governing Documents of each Loan Party that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official and (iii), in respect of the Dutch Loan Party, a copy of its constitutional documents (including, a recent extract from the Dutch Trade Register (handelsregister) relating to it in Dutch and English) and a certified copy of its members register;

(h)           Agent shall have received a certificate of status with respect to each Loan Party, where applicable, dated a recent date (not more than 10 days prior to the Closing Date), such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(i)           Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions (to the extent the applicable jurisdiction provides such a certificate);

(j)           Agent shall have received (i) an opinion of Cahill, Gordon & Reindel LLP, counsel to the Loan Parties, (ii) an opinion of Miller Thomson LLP and Stewart McKelvey, Canadian counsel to the Loan Parties, and  (iii) an opinion of Loyens & Loeff N.V., Dutch counsel to the Loan Parties, in each case, in form and substance satisfactory to the Required Lenders;

(k)           Agent shall have received a set of Projections of Parent for the four (4) year period ending December 31, 2017;

(l)           Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement to the extent invoiced on or before the Closing Date;

(m)           Agent shall have received lien, tax and judgment search results for the jurisdiction of organization of each Borrower and each Guarantor, and tax and judgment search results for the jurisdiction of the chief executive office of each Borrower and each Guarantor and all jurisdictions in which material assets of Borrowers and Guarantors are located;

(n)           (i) the Target Acquisition Documents shall be substantially in the form of such documents previously delivered to Agent prior to the Closing Date or subject to subsequent waivers, modifications or amendments thereto that are not (individually or in the aggregate) materially adverse to the interests of the Lenders in their capacities as such, (ii) all necessary legal and regulatory approvals with respect to the Target Acquisition shall have been obtained to the extent required by the Target Acquisition Documents, (iii) the Target Acquisition shall have been consummated on the Closing Date in accordance with the terms and conditions of the Target Acquisition Agreement (including with respect to the payment of the purchase price), (iv) Parent shall own the Stock of New Colt free and clear of all Liens other than Permitted Liens, (v) no covenants, conditions, or other terms of the Target Acquisition Agreement shall have been waived, modified, or amended other than with the consent of the Required Lenders other than waivers, modifications, or amendments which would not be (individually or in the aggregate) materially adverse to the interests of the Lenders in their capacities as such and (vi) the Merger shall have been consummated in accordance with the Target Acquisition Agreement and Agent shall have received evidence satisfactory to the Required Lenders that the certificate of merger evidencing the Merger has been filed with, and accepted by, the applicable Governmental Authority;

(o)           (i) all conditions precedent to the effectiveness of the ABL Loan Documents, as amended in connection with the Loan Documents, the Target Acquisition Documents and the Restructuring Documents, in each case,  shall have been satisfied and (ii) such ABL Loan Documents, as amended, shall be subject to the terms of the ABL Intercreditor Agreement;

(p)           Agent shall have received a solvency certificate, in form and substance satisfactory to the Required Lenders, certifying as to the solvency of each of the Loan Parties after giving effect to the Merger and the other transactions contemplated to occur under the Loan Documents on the date hereof (and after giving effect to any rights of contribution and subrogation of the Loan Parties);

(q)           Borrowers shall have the Required Availability under the ABL Credit Agreement after giving effect to the extensions of credit thereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under ABL Credit Agreement or the other ABL Loan Documents;

(r)           Parent and each of its Subsidiaries shall have received all governmental and third party approvals (including shareholder approvals, Hart-Scott-Rodino clearance and other consents) necessary or advisable in connection with this Agreement and the other Loan Documents, as well as the transactions contemplated thereby, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents;

(s)           Agent shall have received copies of each of the Material Contracts, together with a certificate of a Responsible Officer of Parent, certifying that true, correct, and complete copies thereof have been delivered or made available to Agent;

(t)           completion of Patriot Act searches, OFAC/PEP searches and customary individual background checks for the Loan Parties and the Loan Parties’ senior management, the results of which are satisfactory to Agent and the Required Lenders;

(u)           the corporate, capital and legal structure of the Loan Parties, both before and after the merger, shall be acceptable to the Lenders;

(v)           no Material Adverse Change shall have occurred and be continuing since December 31, 2012, and no defaults or events of default beyond any applicable cure period under any agreement evidencing or relating to any material debt or any Material Contract of Borrowers or Guarantors shall exist;

(w)           Agent shall have received the Post-Closing Restructuring Certificate duly executed by Parent; and

(x)           Agent shall have received applicable tax forms (i.e. W-9, W-8BEN, etc.) for each Borrower.

Schedule 3.6

(a) Within 3 Business Days of the Closing Date (or such longer period as the Required Lenders may agree to in their sole discretion), Agent shall have received (i) the Charge/Mortgage with respect to the Real Property owned by Colt Canada located at 1036 Wilson Avenue, Kitchener, ON, Canada N2C 1J3, duly executed by Colt Canada in favor of Agent and other Canadian Security Documents reasonably requested by Agent related thereto and (ii) a mortgagee title insurance policy (or a marked commitment to issue the same) for such Real Property covered by the Charge/Mortgage issued by a title insurance company satisfactory to the Required Lenders in an amount satisfactory to the Required Lenders assuring the Required Lenders that such Charge/Mortgage on the Real Property covered thereby is a valid and enforceable first priority mortgage Lien on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and such mortgage policy otherwise shall be in form and substance satisfactory to the Required Lenders (it being understood that a mortgage policy consistent in form and substance with the mortgage policies with respect to the mortgage in favor of the ABL Agent under the ABL Credit Agreement shall be satisfactory).

(b) Within 5 Business Days of the Closing Date (or such longer period as the Required Lenders may agree to in their sole discretion) Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to the Required Lenders.

(c) Within 30 days of the Closing Date (or such longer period as the Required Lenders may agree to in their sole discretion), Agent shall have received Control Agreements with respect to each Securities Account and Deposit Account of the Loan Parties (other than Excluded Accounts) to the extent required by, or otherwise delivered pursuant to, the ABL Loan Documents.

(d) Within 30 days of the Closing Date (or such longer period as the Required Lenders may agree to in their sole discretion), Agent shall have received credit card acknowledgments with respect to each credit card agreement with each of the Loan Parties’ credit card processors to the extent delivered pursuant to the ABL Loan Documents.

(e) Within 30 days of the Closing Date (or such longer period as the Required Lenders may agree to in their sole discretion), Agent shall have received a Collateral Access Agreement with respect to each of the following locations: (i) 1099 Shady Lane, Kissimee, FL 34744, (ii) Suite N-44, West Jefryn Boulevard, Deer Park, NY 11729 and (iii) 1660 Tech Avenue, Unit 4, Mississauga, Ontario, Canada.

(f) Within 30 days of the Closing Date (or such longer period as the Required Lenders may agree to in their sole discretion), Agent shall have received evidence that Borrowers have filed the necessary documents with the United States Patent and Trademark Office and the United States Copyright Office to change all intellectual property registered in the name of “Colt’s Manufacturing Company Inc.” to “Colt’s Manufacturing Company LLC”.

Schedule 4.1(b)

Capitalization of Loan Parties

Equity Interests of Loan Parties (other than Colt Defense LLC) as of closing:

Current Legal Entity Owned	No. of Shares/Interest Authorized	No. of Shares/Interest Issued	No. of Shares/Interest Outstanding	Record Owner	Certificate No.	Percent of each Class of Shares owned
Colt Finance Corp.	1,000	1,000	1,000	Colt Defense LLC	1	100%
Colt Canada Corporation	100	99	100	Colt International Coöperatief U.A.	2	99%
	100	1	100	Colt International Coöperatief U.A.	4	1%
Colt Defense Technical Services LLC	N/A	N/A	N/A	Colt Defense LLC	N/A	100%
Colt International Coöperatief U.A.	N/A	N/A	N/A	Colt Defense LLC (99%) and Colt Defense Technical Services LLC (1%)	N/A	100%

New Colt Acquisition Corp.	1000	1000	1000	Colt Defense LLC	1	100%
New Colt Holding Corp.	1000	1000	1000	Colt Defense LLC	M-1	100%
Colt’s Manufacturing Company LLC	N/A	N/A	N/A	New Colt Holding Corp.	N/A	100%

Equity Interests of Loan Party Colt Defense LLC as of closing:

Current Legal Entity Owned	No. of Shares/Interest Authorized	No. of Shares/Interest Issued	No. of Shares/Interest Outstanding	Record Owner	Percent of each Class of Shares owned
Colt Defense LLC	N/A	60,213.137	60,213.137	Colt Defense Holding LLC	45.556%
Colt Defense LLC	N/A	30,228.186	30,228.186	Colt Defense Holding III L.P.	22.870%1
Colt Defense LLC	N/A	12,221.799	12,221.799	CSFB SP III Investments, L.P.	9.247%
Colt Defense LLC	N/A	10,505.293	10,505.293	CDH II LLC	7.948%
Colt Defense LLC	N/A	7,698.471	7,698.471	William M. Keys	5.825%
Colt Defense LLC	N/A	1,511.815	1,511.815	James R. Battaglini	1.144%
Colt Defense LLC	N/A	1,344.892	1,344.892	Jeffrey J. Grody	1.018%
Colt Defense LLC	N/A	1,576.447	1,576.447	Colt Defense Employee Plan Holding Corp.	1.193%
Colt Defense LLC	N/A	1,069.408	1,069.408	Orpheus Holdings LLC	0.809%
Colt Defense LLC	N/A	958.343	958.343	Joyce M. Rubino	0.725%
Colt Defense LLC	N/A	763.862	763.862	Archer Diversified Investments, LLC	0.578%

1 Colt Defense Holding III L.P. has an option to acquire 17,314.218 Common Units prior to December 31, 2013.

Current Legal Entity Owned	No. of Shares/Interest Authorized	No. of Shares/Interest Issued	No. of Shares/Interest Outstanding	Record Owner	Percent of each Class of Shares owned
Colt Defense LLC	N/A	706.516	706.516	Richard Nadeau	0.535%
Colt Defense LLC	N/A	549.256	549.256	Michael P. Reissig	0.416%
Colt Defense LLC	N/A	458.317	458.317	STF LLC	0.347%
Colt Defense LLC	N/A	434.901	434.901	Donald W. Young	0.329%
Colt Defense LLC	N/A	412.577	412.577	John F. Young	0.312%
Colt Defense LLC	N/A	337.514	337.514	Kevin J. Brown	0.255%
Colt Defense LLC	N/A	307.789	307.789	John M. Magouirk	0.233%
Colt Defense LLC	N/A	307.789	307.789	John B. Ibbotson	0.233%
Colt Defense LLC	N/A	174.960	174.960	Carlton S. Chen	0.132%
Colt Defense LLC	N/A	129.310	129.310	Brener International Group, LLC	0.098%
Colt Defense LLC	N/A	87.665	87.665	Thomas C. Moore	0.066%
Colt Defense LLC	N/A	52.239	52.239	Cirque Investments LLC	0.040%
Colt Defense LLC	N/A	52.000	52.000	Z. Clifton Dameron IV	0.039%
Colt Defense LLC	N/A	44.000	44.000	Alexander Loucopoulos	0.033%

Current Legal Entity Owned	No. of Shares/Interest Authorized	No. of Shares/Interest Issued	No. of Shares/Interest Outstanding	Record Owner	Percent of each Class of Shares owned
Colt Defense LLC	N/A	27.440	27.440	Glen R. Johnson	0.021%
Total:	1,000,000 Common Units (including 18,878 “Class B Common Units”); 250,000 Preferred Units	132,173.926	132,173.926		100.00%

Options issued for shares of Equity Interests in Colt Defense LLC:

Name	Number of Options	Exercise Price
Gerald R. Dinkel	6,957	$100.00
Scott B. Flaherty	2,854	$100.00
George Casey	300	$100.00
J. Michael Magouirk	500	$100.00
Leslie Striedel	600	$288.78
Ronald Belcourt	400	$288.78
Kevin Green	300	$288.78

Schedule 4.2

Due Authorization; No Conflict

1. Master Lease Agreement dated January 14, 2009 by and between Banc of America Leasing & Capital, LLC and Colt's Manufacturing Company LLC, and all related ancillary agreements and documents, exhibits and Schedules.  Banc of America is providing a temporary standstill with respect to the Master Lease Agreement and has consented to the change of control associated with the merger to that extent.

2. Master Lease Agreement dated November 9, 2007 by and between General Electric Capital Corporation and Colt's Manufacturing Company LLC, and all related ancillary agreements and documents, exhibits and Schedules.  The Master Lease Agreement with General Electric Capital Corporation is being paid off and terminated concurrent with closing of the merger.

3. Know-How and Patent License and Technology Transfer Agreement, dated July 5, 2012, between Colt’s Manufacturing Company LLC and Merkel Jagd-und & Sportwaffen GmbH ("Merkel").  Merkel has consented to the change of control associated with the merger and continuation of this agreement thereafter.

4. Loan Agreement, dated September 21, 2009, between Bank of America, N.A. and Colt’s Manufacturing Company LLC, as amended February 24, 2010, September 22, 2010, November 1, 2011 and February 8, 2012, and related exhibits, schedules, ancillary agreements and other documents.  The available credit under the Loan Agreement has not been utilized and the Loan Agreement will be terminated concurrent with closing of the merger.

5. Truck Lease and Service Agreement, dated January 9, 1998, between Colts Manufacturing Company LLC and Ryder Truck Rental, Inc., D.B.A. Ryder Transportation Services.  Ryder has consented to the change of control associated with the merger and continuation of this agreement thereafter.

Schedule 4.3

Governmental Authorities that will be notified post closing:

U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”)-ITAR Section 122.4 (22 C.F.R. §122.4) requires notifying DDTC of changes of ownership, officers, directors, and empowered officials to keep import and export registration information current.

U.S Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”)- 27 C.F.R. §478.54 requires notifying ATF regarding changes of control and responsible persons to keep Federal Firearms License and associated information current.

Colt Defense LLC will be required to comply with the Connecticut Transfer Act (Conn. Gen. Stat. §22a-134, et seq.) post closing.  (see also Schedule 4.12 regarding notices/filings under the Connecticut Transfer Act)

Schedule 4.4(b)

UCC/PPSA Filing Jurisdictions

Delaware for Colt Defense LLC, Colt Finance Corp., Colt Defense Technical Services LLC, New Colt Acquisition Corp., New Colt Holding Corp., and Colt’s Manufacturing Company LLC

District of Columbia for Colt Canada Corporation and Colt International Coöperatief U.A.

Nova Scotia, Canada for Colt Canada Corporation, Colt International Coöperatief U.A., Colt Defense LLC and New Colt Holding Corp.

Ontario, Canada for Colt Canada Corporation, Colt International Coöperatief U.A., Colt Defense LLC and New Colt Holding Corp.

Schedule 4.6(a)

Jurisdiction of Organization

Company	Jurisdiction of Organization	Jurisdictions of Foreign Qualification
Colt Defense LLC	Delaware	Connecticut
Colt Finance Corp.	Delaware	None
Colt Defense Technical Services LLC	Delaware	None
New Colt Holding Corp.	Delaware	Connecticut
Colt’s Manufacturing Company LLC	Delaware	Connecticut; Florida
Colt Canada Corporation	Nova Scotia, Canada	Ontario, Canada
Colt International Coöperatief U.A.	Netherlands	None
New Colt Acquisition Corp.	Delaware	None

Schedule 4.6(b)

Chief Executive Offices

Company	Chief Executive Offices	Chief Executive Offices post-close
Colt Defense LLC	547 New Park Avenue West Hartford, CT 06110	547 New Park Avenue West Hartford, CT 06110
Colt Finance Corp.	547 New Park Avenue West Hartford, CT 06110	547 New Park Avenue West Hartford, CT 06110
Colt Defense Technical Services LLC	547 New Park Avenue West Hartford, CT 06110	547 New Park Avenue West Hartford, CT 06110
New Colt Holding Corp.	545 New Park Avenue West Hartford, CT 06110	547 New Park Avenue West Hartford, CT 06110
Colt’s Manufacturing Company LLC	545 New Park Avenue West Hartford, CT 06110	547 New Park Avenue West Hartford, CT 06110
Colt Canada Corporation	1036 Wilson Avenue, Kitchener, Ontario Canada N2C 1J32	1036 Wilson Avenue, Kitchener, Ontario Canada N2C 1J3
New Colt Acquisition Corp.	547 New Park Avenue West Hartford, CT 06110	N/A
Colt International Coöperatief U.A.	Fred. Roeskestraat 123 1076 EE Amsterdam, the Netherlands	Fred. Roeskestraat 123 1076 EE Amsterdam, the Netherlands

2 Chief executive officers and some records reside at 547 New Park Avenue, West Hartford, CT 06110.

Schedule 4.6(c)

Organizational Identification Numbers

Company	US Federal Tax Identification Number	Organizational Identification Number
Colt Defense LLC	32-0031950	3570211
Colt Finance Corp.	27-1237687	4743005
Colt Canada Corporation	98-0435534	3102045
Colt Defense Technical Services LLC	46-0538809	5111679
New Colt Holding Corp.	13-3786913	2413625
Colt’s Manufacturing Company LLC	42-1589139	2206122
New Colt Acquisition Corp.	90-0998380	5251079

Company	Canadian Business Number
Colt Defense LLC	N/A
Colt Finance Corp.	N/A
Colt Canada Corporation	84378 5270 (Business Number) 84378 5270 RT0001 (GST/HST) 84378 5270 RP0001 (payroll) 84378 5270 TE0001 (employer | health tax) 84378 5270 RN0001 (excise tax) 84378 5270 RC0002 (corporate | income tax)

Company	Netherlands Business Number
Colt International Coöperatief U.A.	56651317

Schedule 4.6(d)

Commercial Tort Claims

Company	Description of Commercial Tort Claim
Colt Defense LLC Colt Finance Corp. Colt Canada Corporation Colt Defense Technical Services LLC Colt International Coöperatief U.A. New Colt Acquisition Corp.	None
New Colt Holding Corp Colt Manufacturing Company LLC	None

Schedule 4.7
Litigation

Claims against Parent and Colt Canada

Parties	Nature of dispute	Procedural status	Insurance coverage
Douglas Burnside Claim against Colt Canada.
On April 17, 2012, Colt Canada learned of a claim asserted against it in the Ontario Superior Court of Justice by an employee, Douglas Burnside, seeking damages for emotional and physical distress allegedly sustained in the course of his employment by Colt Canada.  Colt Canada believes the claim against it has no merit and it intends to contest this case vigorously.
		Colt Canada has retained counsel to represent it in connection with this claim and has referred it to its employment practices insurance carrier.	Colt Canada believes that it has coverage for this claim, subject to a self-insured retention of $100,000.
Claim of Jean-Charles Baillargeon against Colt Canada.
In December 2012, Colt Canada was sued by a former employee, Jean-Charles Baillargeon, in connection with his termination by Colt Canada during 2012.  Baillargeon is seeking damages of $100,000, plus interests, costs and other unspecified damages. Colt Canada believes the claims against it have no merit and it intends to contest this case vigorously.
		Colt Canada has retained counsel to represent it in this case.	Colt Canada believes it has coverage for this claim, subject to a self-insured retention of $100,000.

Chen and Alpert Claims against Parent (Carlton Chen and Merrick Alpert).
In October 2012, two former executives of Colt’s Manufacturing, Carlton Chen and Merrick Alpert, each filed suit against Colt’s Manufacturing and certain other parties in connection with the termination of their employment by Colt’s Manufacturing. The two lawsuits seek unspecified damages.  Each of the plaintiffs recently filed amended complaints.  Neither of the amended complaints alleges facts that would give rise to any liability on the part of Parent to either of these individuals and it is unaware of any basis of liability. Parent believes the plaintiffs’ claims against it have no merit and it intends to contest these cases vigorously.

Parent has retained counsel to represent it in these cases.  Each of the plaintiffs recently filed amended complaints.  Parent was named as a defendant in the original complaints and in the amended complaints. Discovery is proceeding. Trial is scheduled for September, 2014.

Parent believes that it has partial coverage for these two lawsuits, subject to a self-insured retention of $250,000, but the carrier has thus far denied coverage.
Carlton Chen CHRO Claim against Parent (the “Chen Discrimination Claim”).
On April 8, 2013, Chen filed a related discrimination claim with the Connecticut Commission on Human Rights and Opportunities (“CHRO”) and the federal Equal Employment Opportunities Commission (“EEOC”) against many of the same defendants, including Parent.  The Chen Discrimination Claim seeks unspecified damages.  The Chen Discrimination Claim does not allege facts that would give rise to any liability on the part of Parent and it is unaware of any basis of liability. Parent believes the plaintiff’s claims against it have no merit and it intends to contest this case vigorously.
	The complaint has been responded to and the documentary evidence submitted is being reviewed by the CHRO.	Parent believes this claim is covered by its EPL insurance subject to a self-insured retention.

Claims against Colt’s Manufacturing/New Colt

Parties	Nature of dispute	Procedural status	Insurance coverage
Chen and Alpert Claims (Carlton Chen and Merrick Alpert).
Claims by terminated former executives based on theories of breach of contract, fraudulent inducement/misrepresentation, promissory estoppel, tortious inducement to breach of contract, breach of implied covenant of good faith and fair dealing, and violations of the Connecticut unfair trade practices act.
		Discovery is proceeding. Trial scheduled for September, 2014.	Insurance carrier is defending the matters, but is currently refusing to indemnify Colt’s Manufacturing.
Unfair Labor Practice Charge -Florida (by Union).	Claim that Colt’s Manufacturing breached its collective bargaining agreement with the union and the National Labor Relations Act by announcing its intent to open a satellite plant in Florida.	Arbitration scheduled for September	No insurance.
Value Line Grievance (by Union).
Grievance alleging that Colt’s Manufacturing breached its collective bargaining agreement with the Union by entering a contract to have rifles manufactured in another location. Colt’s Manufacturing voluntarily discontinued having the rifles manufactured after approximately 5 months.
		The Union continues to press the matter and it is currently at the pre-arbitration stage.	No insurance.
Carlton Chen CHRO Matter.
Charge filed against Colt’s Manufacturing and several of its employees with the Connecticut Commission on Human Rights and Opportunities by dismissed former executive alleging discrimination on the basis of race.
		The complaint has been responded to and the documentary evidence submitted is being reviewed by the CHRO.	Colt’s Manufacturing believes this claim is covered by its EPL insurance subject to a self-insured retention.

Lawsuit by City of Gary, Indiana.	Lawsuit filed by the City of Gary against Colt’s Manufacturing and a number of other firearms manufacturers based on a theory of “negligent distribution.”	The plaintiff municipality has failed to pursue the matter for approximately 3 years and Colt’s Manufacturing’s attorney advises that the City is likely to voluntarily withdraw the case.	Cost of defense is being covered by insurance.

Schedule 4.9

GAAP

Effective January 1, 2012, Colt’s Manufacturing modified the post-retirement health care coverage it provides to certain retired employees in a manner that, among other things, eliminated the cap on benefits for certain retirees.  Colt’s Manufacturing believes that its obligations under the modified coverage are appropriately reflected in its Audited Financial Statements (as defined in the Target Acquisition Agreement) in accordance with GAAP.

Schedule 4.11

Pension Plans

Colt Defense LLC Pension Plans:

Colt Defense LLC Salaried Retirement Income Plan
Colt Defense LLC Bargaining Unit Employees’ Pension Plan

Colt Canada Corporation Pension Plans:

None.

Colt’s Manufacturing Company LLC Pension Plans:

Colt’s Manufacturing Company LLC Salaried Retirement Income Plan
Colt’s Manufacturing Company LLC Bargaining Unit Employees’ Pension Plan

Schedule 4.12

Environmental Matters

1.
This transaction will require filing of the following forms with the Connecticut Department of Energy and Environmental Protection under the Connecticut Transfer Act within ten calendar (10) days after the closing:

a.	Property Transfer Program - Form III

b.	Environmental Condition Assessment Form (ECAF)

c.	Fee Payment Form

Schedule 4.14

Leases

Entity	Secured Party	Type of Collateral	Master Lease #	Schedule
Colt’s Manufacturing Company LLC	Bank of America Leasing & Capital, LLC	Equipment	19621-90000	001
Colt’s Manufacturing Company LLC	Bank of America Leasing & Capital, LLC	Equipment	19621-90000	002
Colt’s Manufacturing Company LLC	Bank of America Leasing & Capital, LLC	Equipment	19621-90000	003
Colt’s Manufacturing Company LLC	General Electric Credit Corp, as assignee of General Electric Credit Corp of Tennessee	Equipment	5863151-003	---

Schedule 4.15

Deposit Accounts and Securities Accounts

Company	Bank or Broker	Address	Account No.	Account Type
Colt Defense LLC	Bank of America	PO Box 27025	xxxxxxxxx	Concentration Account
Colt Defense LLC	Bank of America	Richmond, VA 23261-7025	xxxxxxxxx	Controlled Disbursement Account
Colt Defense LLC	Bank of America	PO Box 27025	xxxxxxxxx	Payroll Account
Colt Defense Technical Services LLC	Bank of America	Richmond, VA 23261-7025	xxxxxxxxx	Concentration Account
Colt International Cooperatief U.A.	Bank of America	PO Box 27025	xxxxxxxxx	Concentration Account
Colt Defense LLC	JPMorgan Chase	Richmond, VA 23261-7025	xxxxxxxxx	Liquid MMDA for India Bid Bond
Colt Defense LLC	Interaudi Bank	PO Box 27025	xxxxxxxxx	Collateral for a Letter of Credit
Colt Canada Corporation	Bank of America	Richmond, VA 23261-7025	xxxxxxxxx	Colt Canada Corp. USD
Colt Canada Corporation	Bank of America	26 Elmfield Rd	xxxxxxxxx	Colt Canada Corp. CAD
Colt Canada Corporation	Bank of America	Bromley, Kent	xxxxxxxxx	Colt Canada Corp. AP CAD
Colt Canada Corporation	Bank of America	CT51SD England	xxxxxxxxx	Colt Canada Corp. AP USD
Colt Canada Corporation	Bank of America	Northeast Market	xxxxxxxxx	Colt Canada Corp. AP Euro
Colt Canada Corporation	Bank of America	PO Box 659754	xxxxxxxxx	Colt Canada Corp. AR Euro
Colt’s Manufacturing Company LLC	Bank of America	San Antonio, TX 78265-9754	xxxxxxxxx	Accounts Payable
Colt’s Manufacturing Company LLC	Bank of America	19 East 54th Street	xxxxxxxxx	Payroll
Colt’s Manufacturing Company LLC	Bank of America	New York, NY 10022	xxxxxxxxx	Concentration Account
Colt’s Manufacturing Company LLC	Merrill Lynch, Pierce, Fenner & Smith Inc.	200 Front Street W	xxxxxxxxx	Prime Money Market Fund

Schedule 4.19

Permitted Indebtedness

Colt Defense and Colt Canada Corporation Letters of Credit:

Issuer	Beneficiary	LC Number	Amount Outstanding as of 5/26/2013	Maturity Date
J.P. Morgan	Connecticut Department of Environmental Protection	TFTS-851474	$211,127	6/4/2014
J.P. Morgan	National Bank of Egypt	TFTS-841076	$9,091	1/31/2014
J.P. Morgan	National Bank of Egypt	TFTS-839429	$7,343	4/30/2013
J.P. Morgan	National Bank of Egypt	TFTS-887528	$11,984	1/31/2014
J.P. Morgan	State Bank of India	TFTS-907450	$809,625	6/6/2016
Interaudi Bank	QHQ Armed Forces- UAE	SLC-0017/SS/05	$461,585	12/30/2013
Sultan International Holdings	2004-1024 UAE/GHQ Warranty	OLG-080041024	$593,650	2013
Sultan International Holdings	Ministry of Interior - UAE	OLG081202946	$29,580	2013
Sultan International Holdings	Ministry of Interior - UAE	OLG-081202943	$1,820	2013
Sultan International Holdings	Ministry of Interior - UAE	OLG-081101466	$38,613	6/29/2013

Colt’s Manufacturing Letters of Credit:

Bank of America	National Union Fire Insurance Co. of Pittsburgh, PA, et al.	68095875	$325,000	04/08/2014

Other Indebtedness:

Purchase and Sale Agreement among CF Intellectual Property Limited Partnership, the Connecticut Developmental Authority, and New Colt Holding Corp., dated as of August 22, 1994, under which, among other things, New Colt Holding Corp. is obligated to pay to Anthony Autorino, as assignee of the rights thereunder, 50% of the “non-firearms” licensing revenues, up to a total of $2,500,000.00, as outlined in the Purchase and Sale Agreement.  New Colt Holding Corp.’s remaining obligation under this Purchase and Sale Agreement is $1,140,272.88.

Schedule 4.24

Labor matters

(a)           Labor matters

Parent

1.
The collective bargaining agreement to which Parent and Colt’s Manufacturing are parties provides procedures for the assertion of grievances by the Union or employees and for their disposition within the respective companies in the ordinary course of business via interaction between representatives of management and the Union.  No outside arbitrator or other official or tribunal is involved in the disposition of these matters.

2.	Grievances in Arbitration:

Amalgamated Local 376, United Automobile, Aerospace & Agricultural Implement Workers of America v. Colt Defense LLC, Case 12 300 00060 13, before the American Arbitration Association

3.	Grievances in Pre Arbitration:

Amalgamated Local 376, United Automobile, Aerospace & Agricultural Implement Workers of America v. Colt Defense LLC, Grievance 2013-036

Amalgamated Local 376, United Automobile, Aerospace & Agricultural Implement Workers of America v. Colt Defense LLC, Grievance 2013-037

Amalgamated Local 376, United Automobile, Aerospace & Agricultural Implement Workers of America v. Colt Defense LLC, Grievance 2013-067

Colt Canada Corporation-None

Colt’s Manufacturing Company LLC

1.
Amalgamated Local 376, United Automobile, Aerospace & Agricultural Implement Workers of America v. Colt’s Manufacturing, Company LLC et al., 34-CA-077421, before the U.S. National Labor Relations Board.

2.
Amalgamated Local 376, United Automobile, Aerospace & Agricultural Implement Workers of America v. Colt’s Manufacturing, Company LLC et al., 34-CA-070991, before the U.S. National Labor Relations Board

3.	Demand for arbitration by claimant UAW Local 376 against Colt's Manufacturing Company LLC, et al.

4.	Grievance in Pre Arbitration:

Amalgamated Local 376, United Automobile, Aerospace & Agricultural Implement Workers of America v. Colt’s Manufacturing Company LLC, Grievance 2013-015

5.	See Schedule 4.7.

(b) None

(c) None

(d) None

Schedule 4.32

Insurance

COLT DEFENSE LLC and Subsidiaries

POLICY NO.	COVERAGE AND LOCATION	INSURANCE COMPANY	AMOUNT INSURED	DEDUCTIBLE/SIR	Policy Period
GPP004738101	General Liability	Arch Specialty Insurance Company	$1,000,000 Each Occurrence	$250,000 Self Insured Retention - Each Occurrence or Offense	12/07/2012 -12/07/2013
			$1,000,000 Personal & Advertising Injury	Defense Costs erode the SIR
$2,000,000 General Aggregate Limit
$2,000,000 Products/Completed Operations Aggregate Limit
$50,000 damage to rented Premises
Defense Costs are in Addition to the Limits

WC015684254	Workers Compensation and Employers Liability	Commerce & Industry insurance Company	Workers Compensation - Statutory		12/07/2012 -12/07/2013
WC015684255	Workers Compensation and Employers Liability - CA	National Union Fire Insurance Company	Employers Liability:		surcharges
		of Pittsburgh	$1,000,000 Bodily Injury by Accident - Each Accident
$1,000,000 Each Employee Bodily Injury by Disease
Stop Gap (ND,OH,WA,WY)
$1,000,000 Bodily Injury by Accident - Each Accident
$1,000,000 Each Employee Bodily Injury by Disease

CA0934874	Business Automobile Liability	National Union Fire Insurance Company	$1,000,000 Combined Single Limit		12/07/2012 -12/07/2013
		of Pittsburgh	$10,000 Medical Payments - Each Person Insured
Personal Injury Protection - Rejection /Basic Benefits by State
Uninsured / Underinsured Motorists - Policy Limits where Possible
			Physical Damage Hired & Owned Vehicles	$1,000 Comprehensive & Collision

PHFD37577327 001	Foreign Package	ACE American Insurance Company	INTERNATIONAL GENERAL LIABILITY		12/7/2012 - 12/7/2015
			$1,000,000 General Aggregate	NIL for International Liability except Employee Benefits Liability; $1,000
Not Covered Products/Completed Operations Aggregate
$1,000,000 Personal/Advertising Injury Limit
$1,000,000 Each Occurrence Bodily Injury
$10,000 Medical Expense Limit
$1,000,000/$1,000,000 Employee Benefits Liability (Each claim/aggregate)

INTERNATIONAL AUTO LIABILITY
$1,000,000 Liability Coverage
$25,000 Hired Auto Physical Damage – Each Accident
$25,000 Hired Auto Physical Damage – Any one policy period

INTERNATIONAL WORKERS COMPENSATION
US National - State of Hire Benefits
Third Country Nationals - Country of Origin Benefits

Local Nationals – EL Only

EMPLOYERS LIABILITY
$1,000,000 Bodily Injury by Accident (Each Employee)
$1,000,000 Bodily Injury by Disease (Each Employee)
$1,000,000 Bodily Injury by Disease (Policy Limit)

Executive Assistance Services
$1,000,000 Policy Limit for Medical Assistance Services

PERSONAL PROPERTY
			$20,000 Personal Property at Unnamed Locations (except while in Transit)	$1,000 Property deductible
$20,000 Personal Property in Transit
XSC2058511213	Excess Liability - Lead	Catlin Specialty Insurance Company	$5,000,000 Each Occurrence		12/07/2012 -12/07/2013
$5,000,000 Aggregate

CXA98HU12	Excess Liability	Aspen Specialty Insurance Company	$5,000,000 Each Occurrence		12/07/2012 -12/07/2013
$5,000,000 General Aggregate
$5,000,000 Products / Completed Operations Aggregate

NYALL12-2544	Transit	Allianze Ins. Co.	$10,000,000 Any One Conveyance	$10,000 Per Occurrence	12/31/2012 - 12/31/2013
PLS13769806	Environmental	Chartis Specialty Insurance Company	$1,000,000 Each Incident/$2,000,000 Aggregate	$25,000 Each Incident	12/1/2012-12/1/2013
14363020	Executive Risk Package (D&O, EPLI, Crime & Fiduciary)	National Union Fire Insurance Company	$18,000,000 Total limits. $15M D&O/EPL, $3M Fiduciary, $2M Crime	$50,000 D&O, 100,000 EPL, $50,000 Fiduciary, $25,000 Crime	12/1/2012-12/1/2013

82230579	D&O Side A	Federal Insurance Company	$15,000,000 Each Claim/Policy Period	Excess of Underlying $15,000,000 D&O only	12/1/2012-12/1/2013
GA0692	Special Contingency Risk	Great American Ins Co.	$10,000,000 Per Insured Event		12/1/2011 - 12/1/2014
31375428	Property	Westport Insurance Corporation	Policy Limit $182,288,000	$25,000 for each Occurrence insured against by this policy except where noted below.	12/7/2012 - 12/7/2013
			Sublimts	Boiler and Machinery	(two-year agreement)
			$25,000,000 Earth Movement	$50,000 PD and 2 times the Applicable Actual Daily Value - TE
			$25,000,000 Flood	Earth Movement - Combined PD& TE
$1,000,000 Accounts Receivable
The amount to be deducted for each Occurrence as insured against by the Earth Movement Endorsement shall be the sum of $100,000 for all other Locations covered under the Earth Movement Endorsement where physical loss or damage occurs or TE loss ensures

			Policy limit Boiler and Machinery	Flood Deductibles(s)
			$1,000,000 Contingent Business Interruption and contingent Extra Expense Combined in the aggregate per Occurrence.	Flood - Combined PD & TE
$1,000,000 contingent Liability From Operation Building Laws (DICC)
The amount to be deducted for each Occurrence as insured against by the Flood Endorsement shall be the sum of the greater of the stated Basic Deductible(s) or $100,000 for all other Locations covered under the Flood Endorsement where physical loss or damage occurs or TE loss ensues.

$1,000,000 Debris Removal ( Lesser of 25% of the combined amount of direct physical damage and Time Element Loss payable at the location where the damage occurs or limit Shown)
$500,000 Electronic Data Processing Media Valuation
$500,000 Errors and Omissions
$1,000,000 Expediting Expenses
$1,000,000 Exhibition, Exposition, Fair or Trade Show
$5,000,000 Extended Period of Indemnity (Lesser of Actual Loss Sustained for 365 Consecutive Days or Limit Shown)
$5,000,000 Extra Expense
$500,000 Fine Arts
$100,000 Fire Department Service Charges
$5,000,000 Ingress or Egress (Lesser of Limit shown or Actual Loss Sustained for 30 consecutive Days from the date of the physical loss or damage referred to in the provision)
$5,000,000 Interruption by Civil Authority ( Lesser of limit shown or Actual Loss Sustained for 365 Consecutive Days form the date of the physical loss or damage referred to the provision)

$1,000,000 Leasehold Interest
$1,000,000 Miscellaneous Unnamed Locations
$250,000 Mold Resulting from Covered Cause of Loss - Per Occurrence and in the annual aggregate
$1,000,000 New Acquired Property
$2,500,000 Off Premises Power, Including T&D lines (1 mile) Property Damage and Time Element Combined
$50,000 Pollutant cleanup & Removal per Occurrence and Annual Aggregate
$5,000,000 Property in the Course of Construction
$100,000 Professional Fees
$500,000 Research and Development Costs
$1,000,000 Rent Insurance
$1,000,000 Royalties
$1,000,000 Soft Costs
$1,000,000 Temporary Removal of Property
$500,000 Transit
$1,000,000 Valuable Papers and Records
31375428	Property - Colt Canada	Westport Insurance Corporation	US$5,000,000 Building		12/7/2012 - 12/7/2013
US$12,000,000 Personal Property
US$500,000 Fine Arts
US$8,000,000 Stock
US$6,263,000 Business Income
USD 1,270,000 Extra Expense
6741129556	Automobile - Colt Canada	Aviva Insurance Company of Canada	CAD$2,000,000 Combined Single Limit		5/20/2013 - 5/20/2014
			Physical Damage - Actual Cash Value	$1,000 per accident

Colt’s Manufacturing Company LLC

Coverage	Insurance Company	Term	Premium/Tax	Policy Number	Other Notes	Broker
Commercial General Liability/Products Liability	Lexington Insurance Company	1/7/2013- 1/7/2014	Prem Tax	#20720822	Financed thru US Premium	Graham
Umbrella Liability	Lexington Insurance Company	1/7/2013- 1/7/2014	Prem Tax	#23917690	Financed thru US Premium	Graham
Commercial Property	Liberty Mutual Fire Insurance Company	3/1/2013- 3/1/2014	Prem	YU2-L9L-540052-013		Graham
Workers Compensation & Employers Liability	National Union Fire Ins Co of Pittsburg, PA	3/1/2013- 3/1/2014		#25052476		Graham
	Large Deductible Plan $150,000 per accident $950,000 Annual Aggregate Ded		Fixed Costs Est Surcharges Claims Handling Loss Fund Pay In		AIG will not offer a Guaranteed Cost Program at this time Add'l requirement: Standby L/C was required for policy year for $325,000 and was opened w/BOA on 4/13/13
Business Auto	National Union Fire Ins Co of Pittsburg, PA	3/10/2013 3/10/2014	Prem	#939800		Graham
Ocean Cargo/Inland Transit	National Union Fire Ins Co of Pittsburg, PA	3/1/2013- 3/1/2014	Prem	#51764726		Graham
D&O / EPL	National Union Fire Ins Co of Pittsburg, PA	12/31/12- 12/31/13	Prem	#15896195		Wells Fargo
D&O Excess Side A	Federal Insurance Company	12/31/12- 12/31/13	Prem	#82255280		Wells Fargo

Schedule 5.1

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to the Required Lenders:

as soon as available, but in any event within 30 days after the end of each fiscal month during each of Parent’s fiscal years (or, in the case of each fiscal month ending on the last day of a fiscal quarter, within 45 days after the end of such fiscal quarter)

(a)  (i) an unaudited consolidated balance sheet, income statement, statement of stockholders’ equity, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, and (ii) a comparison against the corresponding figures for the corresponding period of the prior fiscal year of Parent, and projections for Parent, in each case, certified by the chief financial officer of Parent and including a corresponding discussion and analysis of results from management, and
(b)  a Compliance Certificate.

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Parent’s fiscal years
(c)  (i) an unaudited consolidated balance sheet, income statement, statement of stockholders’ equity, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, and (ii) a comparison against the corresponding figures for the corresponding period of the prior fiscal year of Parent, and projections for Parent, in each case, certified by the chief financial officer of Parent and including a corresponding discussion and analysis of results from management,
(d)  a Compliance Certificate, and
(e)  a report listing all agreements (and summaries thereof) entered into and/or transactions consummated between any Loan Party and any of its Affiliates that are not Loan Parties during the prior fiscal quarter.

within 30 days prior to the beginning of each of Parent’s fiscal years
(f)  an annual business and financial plan of Parent and its Subsidiaries in form and substance (including as to scope and underlying assumptions) satisfactory to the Required Lenders for such succeeding fiscal year of Parent and its Subsidiaries, and certified by the chief financial officer of Parent.

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years
(g)  (i) consolidated financial statements of Parent and its Subsidiaries for each such fiscal year of Parent, audited by independent certified public accountants acceptable to the Required Lenders and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, or (B) qualification or exception as to the scope of such audit), by such accountants prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of stockholders’ equity, and statement of cash flow and, if prepared, such accountants’ letter to management), (ii) a comparison against the corresponding figures for the prior fiscal year of Parent, and projections for Parent and (iii) a corresponding discussion and analysis of results from management, and
(h)  a Compliance Certificate.

as soon as available, but in any event within 30 days after the start of each of Parent’s fiscal years,
(i)  copies of Parent’s Projections, in form (including as to scope and underlying assumptions) satisfactory to the Required Lenders, for such fiscal year of Parent prepared on a monthly basis, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby.

if and when filed by Borrowers,
(j)  Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,
(k)  any other filings made by Parent or its Subsidiaries with the SEC, and
(l)  any other information that is provided by Parent to its shareholders generally; provided, that, for the avoidance of doubt, the Loan Parties are not required to provide any information to the extent that the provision thereof would, in the reasonable opinion of counsel (including in-house counsel), (x) result in a conflict of interest to Parent’s potential interest in refinancing the Obligations or (y) violate any attorney-client privilege.

as soon as available, but in any event within 5 Business Days after the delivery thereof,
(m)  copies of all notices, reports and other information delivered by Parent and each of its Subsidiaries to their respective Boards of Directors provided, that, for the avoidance of doubt, the Loan Parties are not required to provide any information to the extent that the provision thereof would, in the reasonable opinion of counsel (including in-house counsel), (x) result in a conflict of interest to Parent’s potential interest in refinancing the Obligations or (y) violate any attorney-client privilege.

as soon as available, but in any event within 5 Business Days after each meeting of the Board of Directors of Parent and each of its Subsidiaries
(n) copies of all reports, minutes, consents and other information or documents relating to such meeting of the Board of Directors to the extent not previously delivered pursuant to clause (l) above provided, that, for the avoidance of doubt, the Loan Parties are not required to provide any information to the extent that the provision thereof would, in the reasonable opinion of counsel (including in-house counsel), violate any attorney-client privilege.

promptly, but in any event within 2 days after any Loan Party has knowledge of any event or condition that constitutes a Default or an Event of Default,	(o) notice of such event or condition and a statement of the curative action that any Loan Party proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 2 days after the service of process with respect thereto on Parent or any of its Subsidiaries,
(p)  notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

promptly, but in any event within 2 days after a Responsible Officer of any Borrower has knowledge thereof,
(q)  notice of the cancellation, termination or other loss of any Material Contract (other than termination due to the completion of performance of such Material Contract),
(r)  notice of a default or event of default or notice of reservation of rights under the ABL Loan Documents,
(s)  notice of a default or event of default or notice of reservation of rights under the Senior Note Indenture,
(t)  notice of a default or event of default under the Specified Equipment Lease Documents, and
(u)  notice that any Specified Government Property Loan Agreement has been terminated, or any rights of any Loan Party under any Specified Government Property Loan Agreement has been terminated.

upon the request of Agent or the Required Lenders,	(v) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

Schedule 5.2

Provide Agent (with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to the Required Lenders:

Monthly (no later than the 20th day of each fiscal month) or, if an Event of Default exists or Excess Availability is less than $13,000,000, weekly (no later than Wednesday of the immediately succeeding week), and solely to the extent required to be delivered to ABL Agent in accordance with the terms of the ABL Credit Agreement as then in effect

(a)  an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,
(b)  notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrowers’ Accounts,
(c)  Inventory system/perpetual reports specifying the cost of each Borrower’s Inventory, by category and location,
(d)  a Borrowing Base Certificate,
(e)  a detailed aging of Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted,
(f)  a detailed calculation of those Accounts of Borrower that are not eligible for the Borrowing Base,
(g)  a detailed Inventory system/perpetual report together with a reconciliation to Borrower’s general ledger accounts,
(h)  a detailed calculation of Inventory categories of Borrower that are not eligible for the Borrowing Base,
(i)  a summary aging, by vendor, of Borrower’s accounts payable and any book overdraft and an aging, by vendor, of any held checks,
(j)  a detailed report regarding Borrower’s cash and Cash Equivalents,
(k)  a monthly Account roll-forward, in a format acceptable to the Required Lenders in their sole discretion, tied to the beginning and ending account receivable balances of Borrower’s general ledger,
(l)  a detailed report of advance payments made by an Account Debtor to Borrower, and
(m)  a detailed report of amounts that may be recouped by an Account Debtor (whether for excess profits or otherwise) with respect to Borrowers.

Monthly (no later than the 20th day of each fiscal month)	(n) a reconciliation of trade accounts payable of Borrowers’ general ledger accounts to its monthly financial statements.

Quarterly (no later than the 45th day after the end of each of parent’s fiscal quarters)
(o)  a report regarding Borrowers’ accrued, but unpaid, ad valorem taxes,
(p)  a report of the backlog of orders received by Borrower from its customers,
(q)  a report of offset commitments and industrial cooperation agreements, including Borrower’s liabilities in connection therewith, and
(r)  an IP Reporting Certificate.

Upon request by Agent or the Required Lenders
(s)  such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as the Required Lenders may reasonably request (including, without limitation, information and documents relating to offset commitments or industrial cooperation agreements and the unpaid amount of all obligations owing by Parent under the Specified Equipment Lease Documents).

Schedule 6.12(d)

Agreements with Affiliates

This Schedule 6.12(d) does not change and/or modify in any way any limitation set forth in Section 6.9(c) or Section 6.12(e) or (f) of the Agreement.

Letter Agreement, between Colt Defense LLC and Sciens Management LLC, dated as of July 9, 2007.

License Agreement, between Colt Defense LLC and New Colt Holding Corp., dated as of December 19, 2003.

Colt Canada is the exclusive contractor under a license dated February 8, 1984 from Colt Defense LLC to the Crown of Canada for the manufacture sales and support of C-10 Canadian Forces Small Bore Rifle, Colt M16 Rifle, Carbine and various 5.56 mm model configurations, parts and spares to certain foreign governments, as amended by Amendment No. 1 dated August 15, 1986, Amendment 2 on September 13, 1993, Amendment No. 3 on June 14, 2000, Amendment No. 3A on May 31, 2001, Amendment No. 4 on August 30, 2002, Amendment No. 5 on September 18, 2006 and Amendment No. 6 dated July 28, 2008.

Services Agreement—2012, between Colt Defense LLC and Colt’s Manufacturing Company LLC, dated July 1, 2012, as amended by Section 8 of Amendment of Commercial Rifle MOU, dated April 26, 2013.

Match Target License Agreement, between Colt’s Manufacturing Company LLC and Colt Defense LLC, dated as of December 19, 2003.

Memorandum of Understanding Regarding Distribution of Colt Law Enforcement and Commercial Rifles, dated May 1, 2011, as amended April 26, 2013.

Amendment of Commercial Rifle MOU, between Colt Defense LLC and Colt’s Manufacturing Company LLC, dated April 26, 2013.

Collective Bargaining Agreement, among Colt Defense LLC and Colt’s Manufacturing Company LLC and Amalgamated Local No. 378 and United Automobile, Aerospace, and Agricultural Implement Workers of America – UAW, dated April 1, 2012.

First Amended and Restated Sublease Agreement, between CMC and Colt Defense LLC, dated October 26, 2005, as amended effective October 26, 2012 (See Section 5.11 of Services Agreement—2012) and May 1, 2013 (See Section 8 of Amendment of Commercial Rifle MOU) (Formal sublease not yet documented).

Firearms Licensing Agreement, dated September 28, 1994, between New Colt Holding Corp. and Colt’s Manufacturing Company, Inc.

Amended and Restated Trademark License Agreement, dated April 30, 2002, between Colt’s Manufacturing Company, Inc. and Colt Archive Properties LLC.

Trademark License Agreement, dated on or about November 28, 2001, between Colt’s Manufacturing Company, Inc. and Colt Archive Properties LLC.

Manufacturing License Agreement, between Colt Canada Corporation and Colt Defense LLC dated as of November 10, 2005, for the Canadian manufacture of automatic and semi-automatic rifles and carbines to .50 caliber inclusive, and 40 mm grenade launchers, as amended by Amendment 1, dated as of March 25, 2008; Amendment 1A, dated as of August 25, 2008; and Amendment 2, dated as of November 11, 2008.

Amended and Restated Employment Letter, dated February 15, 2012, between Colt’s Manufacturing Company LLC and Dennis Veilleux.

Letter Agreement, dated October 11, 2012, between Dennis Veilleux and Colt’s Manufacturing Company LLC.  This letter agreement states that it supersedes all prior agreements and understandings between the parties with respect to its subject matter, including, without limitation, (i) Mr. Veilleux’s February 29, 2012 change in control agreement, as amended,  (ii) the provisions relating to change in control and termination of his employment or severance benefits in his February 15, 2012 amended and restated employment letter and (iii) his October 1, 2012 letter agreement.

Amended and Restated Employment Letter, dated February 15, 2012, between Colt’s Manufacturing Company LLC and Joyce Rubino.

Letter Agreement, dated October 11, 2012, between Joyce Rubino and Colt’s Manufacturing Company LLC.  This letter agreement states that it supersedes all prior agreements and understandings between the parties with respect to its subject matter, including, without limitation, (i) Ms. Rubino’s February 29, 2012 change in control agreement, as amended,   (ii) the provisions relating to change in control and termination of her employment or severance benefits in her February 15, 2012 amended and restated employment letter and (iii) her October 1, 2012 letter agreement.

Amended and Restated Employment Letter, dated February 15, 2012, between Colt’s Manufacturing Company LLC and Jim Tipton.

Letter Agreement, dated October 11, 2012, between Jim Tipton and Colt’s Manufacturing Company LLC.  This letter agreement states that it supersedes all prior agreements and understandings between the parties with respect to its subject matter, including, without limitation, (i) Mr. Tipton’s February 29, 2012 change in control agreement, as amended,  and (ii) the provisions relating to change in control and termination of his employment or severance benefits in his February 15, 2012 amended and restated employment letter.

Employment Agreement, dated May 21, 1998, between Colt’s Manufacturing Company LLC and Carlton S. Chen.

Carlton S. Chen claims to have a valid Change of Control Agreement, dated March 8, 2012, as amended August 15, 2012, between Colt’s Manufacturing Company LLC and himself.  This claim is denied by Colt’s Manufacturing Company LLC and is currently the subject of litigation.

Amended and Restated Employment Letter, dated February 15, 2012, between Colt’s Manufacturing Company LLC and Merrick Alpert.

Merrick Alpert claims to have a valid Change of Control Agreement, dated March 8, 2012, as amended August 15, 2012, between Colt’s Manufacturing Company LLC and himself.  This claim is denied by Colt’s Manufacturing Company LLC and  is currently the subject of litigation.

Option Agreement, dated as of July 12, 2013, between Colt’s Manufacturing Company LLC, Colt Archive Properties LLC, Donald E. Zilkha and John P. Rigas.

Services Agreement, dated  as of July 12, 2013, between Colt Defense LLC, Colt Archive Properties LLC, and Colt’s Manufacturing Company LLC.

Letter of Resignation of Donald E. Zilkha, dated July 12, 2013.

Letter of Resignation of William M. Keys, dated July 12, 2013.

Letter of Resignation of John R. Torell III, dated July 12, 2013.

Letter of Resignation of Abraham Klip, dated July 12, 2013.

Letter of Resignation of David Roth, dated July 12, 2013.

Letter of Resignation of Edward L. Koch, dated July 12, 2013.

Letter of Resignation of Donald Young, dated July 12, 2013.

Agreement and Mutual Release, dated February 15, 2013, by and among New Colt Holding Corp., Colt's Manufacturing Company LLC and William M. Keys.

Amended and Restated Agreement and Mutual Release, dated as of July 12, 2013, by and among New Colt Holding Corp., Colt’s Manufacturing Company LLC, William M. Keys and Donald Zilkha and Edward L. Koch III, as Stockholder Representatives under the Merger Agreement.

Assignment and Assumption Agreement, between Colt Defense LLC and Sciens International Holdings 3 Ltd., dated as of June 5, 2013.

Amended and Restated Limited Liability Company Agreement, of Colt Defense LLC dated as of June 12, 2003 reflecting the amendments adopted as of July 9, 2007, August 11, 2011, March 2012, and June 28, 2013.

Limited Liability Company Interests Purchase Agreement, between Colt Defense LLC, Colt Defense Holding III L.P., and the other purchasers thereunder, dated June 13, 2013.

Consulting Services Agreement, between Colt Defense LLC and Sciens Institutional Services LLC, dated July 12, 2013.

Net Lease, by and between NPA Hartford LLC and Colt Defense LLC, dated October 26, 2005.

Amendment of Lease, by and between NPA Hartford LLC and Colt Defense LLC, dated October 25, 2012.

Employee Leasing Agreement, between Colt Defense LLC and Colt Security LLC, effective January 1, 2009.

Commitment of Colt’s Manufacturing Company LLC to William M. Keys as expressed in minutes of Board Meeting of New Colt Holding Corp. and Colt’s Manufacturing Company LLC on January 11, 2013.

Employment Agreement, dated as of October 4, 2010, between Gerald R. Dinkel and Colt Defense LLC.

Amendment of Employment Agreement, dated as of March 20, 2013 between Gerald R. Dinkel and Colt Defense LLC.

Option Agreement, dated as of March 1, 2012 between Gerald R. Dinkel and Colt Defense LLC.

Employment Agreement, dated as of February 1, 2011, between Scott B. Flaherty and Colt Defense LLC.

Option Agreement, dated as of March 1, 2012 between Scott B. Flaherty and Colt Defense LLC.

Option Agreement, dated as of March 1, 2012 between J.  Michael Magouirk and Colt Defense LLC.

Option Agreement, dated as of March 1, 2012 between George W. Casey Jr. and Colt Defense LLC.

Separation Agreement, between James R. Battaglini and Colt Defense LLC dated as of August 25, 2011.

Engagement Letter, dated as of December 1, 2010 between Leslie S. Striedel and Colt Defense LLC.

Letter agreement, dated as of May 22, 2012 between Leslie S. Whicher and Colt Defense LLC.

Letter agreement, dated as of August 30, 2005, between Jeffrey Grody and Colt Defense LLC.

Letter agreement, dated as of August 28, 2003, between J.  Michael Magouirk and Colt Defense LLC.

Colt Defense LLC Advisory Agreement, between Colt Defense LLC and George W. Casey Jr., dated December 16, 2011.

Solely for disclosure purposes only, Parent pays directors’ fees to members of its Governing Board who are not employees of Parent or Sponsor in the amount of $40,000 per year.   Currently, Gen. George Casey, Lord Guthrie of Craigiebank and Philip Wheeler receive such fees.  All members of the Governing Board recieve reimbursement of reasonable expenses incurred in the performance of their duties as members of the Governing Board.

Limited Liability Company Agreement of Colt’s Manufacturing Company LLC, dated as of June 12, 2003.

Indemnification Agreement, among New Colt Holding Corp., New Colt’s Manufacturing Company, Inc., and Colt Defense LLC, dated as of November 4, 2002.

Non-Disclosure Agreement, between Colt Defense LLC and New Colt Holding Corp. dated August 15, 2012.

Release Agreement, between Sciens Management LLC and William M. Keys, dated February 15, 2013.

Release Agreement, between New Colt L.P. 2 and William M. Keys, dated February 15, 2013.

Release Agreement, between New Colt L.P. and William M. Keys, dated February 15, 2013.

Release Agreement, between John P. Rigas and William M. Keys, dated February 15, 2013.

Release Agreement, between Daniel Standen and William M. Keys, dated February 15, 2013.

Release Agreement, between Donald E. Zilkha and William M. Keys, dated February 15, 2013.

Director and Officers Liability Insurance.

Letter Agreement, between New Colt Holding Corp. and William M. Keys, dated July 12, 2013.

Trademark License Agreement, dated as of July 5, 2013, by and between New Colt Holding Corp. and Colt Archive Properties LLC.